Form 10-K, Exhibit 13
period 2003-09-30
HARBOR FLORIDA BANCSHARES INC
filed 2003-12-29
CIK 1029407

HARBOR FLORIDA BANCSHARES, INC. AND SUBSIDIARIES
                             Index to Annual Report Excerpts





                                                                            Page

Selected Consolidated Financial Data                                          18

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                                     19

Independent Auditors' Report                                                  33


Consolidated Statements of Financial Condition - September 30, 2003 and 2002  34

Consolidated Statements of Earnings - Years ended September 30, 2003,
 2002, and 2001                                                               35

Consolidated Statements of Stockholders' Equity and Comprehensive Income -
Years ended September 30, 2003, 2002, and 2001                                36

Consolidated Statements of Cash Flows - Years ended September 30, 2003,
2002, and 2001                                                                38

Notes to the Consolidated Financial Statements                                40




All schedules are omitted as they are not required or are not applicable or the required information is shown in the applicable consolidated financial statements or notes thereto.

Selected Consolidated Financial Data

Selected Consolidated Financial Condition Data

                                                                                  September 30,
                                                   2003              2002              2001              2000              1999
                                                   ----              ----              ----              ----              ----
                                                                                  (In thousands)

Total assets                                      $2,352,071        $2,090,639        $1,755,108        $1,582,695        $1,462,550
Loans (net)                                        1,611,385         1,541,468         1,401,873         1,251,669         1,070,335
Loans held for sale                                    2,648             8,263             5,373             2,548             1,747
Investment securities-available for sale             246,519           147,205            46,414            85,767            76,166
Investment securities-held to maturity                50,416               200               200               200            10,910
Mortgage-backed securities                           308,075           181,269           153,714           165,059           196,971
Real estate owned                                        906               733               917               871               911
Deposits                                           1,550,260         1,372,883         1,200,092         1,098,537           977,595
Short-term borrowings                                 25,071            22,000            10,043            18,000               ---
Long-term debt                                       479,295           423,528           285,544           220,091           225,000
Stockholders' equity                                 261,883           238,918           224,835           219,384           235,922




Selected Consolidated Operating Data

                                                                          Years Ended September 30,
                                                           2003          2002          2001          2000           1999
                                                           ----          ----          ----          ----           ----
                                                                      (In thousands except per share data)

Interest income                                         $ 134,905     $ 131,807     $ 126,050      $ 112,322     $ 103,884
Interest expense                                           49,665        56,631        65,234         55,215        48,840
                                                          -------       -------       -------        -------       -------
Net interest income                                        85,240        75,176        60,816         57,107        55,044
Provision for loan losses                                   1,946         1,515           798            847           816
                                                          -------       -------       -------        -------       -------

Net interest income after provision for loan losses        83,294        73,661        60,018         56,260        54,228
                                                          -------       -------       -------        -------       -------
Other income:
    Fees and service charges                               12,963        10,779         8,450          6,812         5,505
    Other                                                   8,824         5,081         3,880          1,039           671
                                                          -------       -------       -------        -------       -------
Total other income                                         21,787        15,860        12,330          7,851         6,176
                                                          -------       -------       -------        -------       -------
Other expenses:
    Compensation and benefits                              25,646        21,829        18,652         16,503        15,413
    Occupancy                                               6,070         5,404         4,858          4,185         3,422
    Other                                                  11,318        10,154         9,104          7,956         7,196
                                                          -------       -------       -------        -------       -------
Total other expenses                                       43,034        37,387        32,614         28,644        26,031
                                                          -------       -------       -------        -------       -------
Income before income taxes.                                62,047        52,134        39,734         35,467        34,373
Income tax expense                                         24,188        20,350        15,626         13,719        13,154
                                                          -------       -------       -------        -------       -------
Net income                                              $  37,859     $  31,784     $  24,108      $  21,748     $  21,219
                                                          =======       =======       =======        =======       =======
Net income per share:
    Basic                                               $    1.68     $    1.40     $    1.04      $     .89        $  .77
    Diluted                                             $    1.64     $    1.36     $    1.02      $     .88        $  .76


Selected Financial Ratios

                                                                              At or for the years ended September 30,
                                                             2003            2002             2001             2000           1999
                                                             ----            ----             ----             ----           ----
Performance Ratios:
    Return on average assets                                 1.73%            1.67%            1.44%            1.44%          1.49%
    Return on average stockholders' equity                  15.14            13.78            10.89             9.82           8.54
    Net interest rate spread                                 3.78             3.72             3.21             3.34           3.30
    Net interest margin                                      4.03             4.09             3.75             3.91           3.99
    Noninterest income to average assets                     1.00              .84              .74              .52            .43
    Noninterest expense to average assets                    1.97             1.97             1.95             1.90           1.83
    Average interest-earning assets to average
        interest-bearing liabilities                       110.74           111.92           113.57           115.34         119.76
    Efficiency Ratio                                        42.60            42.38            45.91            44.49          42.84

Asset Quality Ratios:
    Nonperforming assets to total assets                      .13              .11              .20              .23            .24
    Allowance for loan losses to total loans                 1.01              .93              .96             1.02           1.12
    Allowance for loan losses to non-performing
        loans                                              731.34           865.87           519.01           460.19         470.31

Capital Ratios:
    Average stockholders' equity to average assets          11.42            12.13            13.20            14.65          17.45
    Stockholders' equity to assets                          11.13            11.43            12.81            13.86          16.13
    Dividend pay-out ratio                                  30.75            31.26            37.19            38.13          38.12

Special Note Regarding Forward-Looking Statements

This report contains certain "forward-looking statements." Harbor Florida Bancshares, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all such forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis and elsewhere, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to i) change in general market interest rates, ii) general economic conditions, iii) legislative/regulatory changes, iv) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve, v) changes in the quality or composition of the Company's loan and investment portfolios, vi) demand for loan products, vii) deposit flows, viii) competition, and ix) demand for financial services in the Company's markets. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

General

The Company owns 100% of the common stock of Harbor Federal Savings Bank ("the Bank"), a federal savings bank whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC).

The Bank provides a wide range of banking and related insurance services and is engaged in the business of attracting deposits predominately from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans. The Company's results of operations are for the most part dependent on net interest income. Net interest income is a function of the balances of loans and investments ("interest-bearing assets") outstanding in any one period, the yields earned on such loans and investments, and the interest incurred on deposits and borrowed funds ("interest-bearing liabilities") that were outstanding in that same period. The Company's noninterest income consists primarily of fees and service charges, insurance commissions, gains on sale of mortgage loans, gains on sale of securities, gains on sale of premises and equipment and, depending on the period, real estate operations which have either provided income or loss. The results of operations are also significantly impacted by the amount of provisions for loan losses which, in turn, is dependent upon, among other things, the size and makeup of the loan portfolio, loan quality, and trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy expense and data processing services. Results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Disclosure on Quantitative and Qualitative Market Risk and Asset and Liability
 Management

The Company attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. This is accomplished by matching maturity and repricing periods on loans and investments to maturity and repricing periods on deposits and borrowings.

The matching of assets and liabilities may be analyzed by determining the extent to which such assets and liabilities are interest rate sensitive. An asset or liability is considered to be interest rate sensitive within a specific time period if it matures or re-prices within that time period. Interest rate sensitivity analysis, also known as "gap" analysis, attempts to measure the difference between the amount of interest-earning assets expected to mature or re-price within a specific time period compared to the amount of interest-bearing liabilities expected to mature or re-price within that time period. An interest rate sensitive "gap" is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities maturing or repricing within a specified time period. A "gap" is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets that mature or re-price within a specified time period. Interest rate sensitivity analysis is based on numerous assumptions, such as estimates for paying loans off prior to maturity. Estimates are revised annually to reflect the anticipated interest rate environment.

Generally, an institution with a positive interest rate sensitivity "gap" can expect net interest income to increase during periods of rising interest rates and decline during periods of falling interest rates. Likewise, an institution with a negative "gap" can expect an increase in net interest income during periods of falling interest rates and a decrease in net interest income during periods of rising interest rates. At September 30, 2003, the Company's cumulative one-year interest rate sensitivity "gap" was positive 3.02%.

The Board of Directors has established an Asset/Liability Committee, which consists of the Company's president and other senior officers. The Committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

The Company currently utilizes the following strategies to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have periodic interest rate adjustments; (b) the Company sells a portion of newly originated fixed rate residential mortgage loans; (c) the Company seeks to lengthen the maturities of deposits when deemed cost effective through the pricing and promotion of certificates of deposits; (d) the Company seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (e) the Company has utilized long term Federal Home Loan Bank ("FHLB") advances to fund the origination of fixed rate loans. The Company also maintains a high level of liquid assets consisting of shorter-term investments, which are expected to increase in yield as interest rates rise.

Interest Rate Sensitivity

The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates as of September 30, 2003. For investment securities and borrowings, the table presents principal cash flows by expected maturity dates.


                                                        Four to          More than       More than
                                         Within          twelve         one year to      three years        Over five
                                      three months       months         three years     to five years         years         Total
                                      ------------      -------         -----------     -------------         -----         -----
                                                                          (Dollars in thousands)
Interest-earning assets (1):
  Mortgage loans (2):
    Fixed rate                       $   81,671       $  245,015      $   366,892       $  166,332      $   145,928     $1,005,838
    Adjustable rate                     100,506           62,501          110,673           78,219           45,161        397,060
  Other loans (2):
    Fixed rate                           15,974           47,921           56,791           18,338            8,535        147,559
    Adjustable rate                      76,207            3,177               44              343                4         79,775
  Mortgage-backed securities:
    Fixed rate                           21,809           58,494          104,478           67,218           52,963        304,962
    Adjustable rate                         233            2,880              ---              ---              ---          3,113
  Investment securities and
    other assets (3):                    80,015          140,997          101,712              ---              200        322,924
                                      ---------        ---------       ----------        ---------        ---------      ---------
       Total                         $  376,415       $  560,985      $   740,590       $  330,450      $   252,791     $2,261,231
                                      ---------        ---------       ----------        ---------        ---------      ---------
Interest-bearing liabilities:
  Deposits (4):
    NOW accounts                     $   11,505       $   34,516      $    44,181       $   15,905      $     8,947     $  115,054
    Passbook accounts                    21,065           63,194           47,185            7,550            1,438        140,432
    Money market accounts                42,792          128,377           41,081            1,643               68        213,961
    Certificate accounts                185,547          354,234          203,666           66,836            5,444        815,727
  Borrowings (5):                          ---            25,071           48,000           85,000          346,295        504,366
                                      ---------        ---------       ----------        ---------        ---------      ---------
       Total                         $  260,909       $  605,392      $   384,113       $  176,934      $   362,192     $1,789,540
                                      ---------        ---------       ----------        ---------        ---------      ---------
Excess (deficiency) of interest
    earning assets over
    interest-bearing liabilities     $  115,506       $  (44,407)     $   356,477       $  153,516      $  (109,401)    $  471,691
                                      =========        =========       ==========        =========        =========      =========
Cumulative excess of
    interest-earning assets over
    interest-bearing liabilities     $  115,506       $   71,099      $   427,576       $  581,092      $   471,691
                                      =========        =========       ==========        =========        =========
Cumulative excess of
    interest-earning assets over
    interest-bearing liabilities
    as a percent of total assets           4.91%            3.02%           18.18%           24.71%           20.05%
                                           =====            =====           ======           ======          ======


--------------------------
(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, in each case adjusted to reflect estimated prepayments. Estimated prepayment statistics were obtained from averaged projections from various primary securities dealers. For fixed rate mortgages and mortgage-backed securities, annual prepayment rates from 20% to 49%, based on the coupon rate, were used.
(2) Balances have been reduced for loans in process and deferred loan fees and discounts that aggregated to $132.9 million at September 30, 2003. Nonperforming loans aggregating $2.2 million were included in the within three month repricing period. Balances include loans held for sale of $2.6 million at September 30, 2003.
(3) Of the $322.9 million of investment securities and other assets, $150.4 million are callable on specified dates within one year. Based on the interest rate environment that existed at September 30, 2003, management believes that $140.5 million could be called, prior to maturity, on their specified call dates. Of this amount, $40 million are included in the within three months repricing category and $100.5 million investment securities are included in the four to twelve month repricing category.
(4) The Company's negotiable order of withdrawal ("NOW") accounts, passbook savings accounts and money market deposit accounts are generally subject to immediate withdrawal. However, management considers a certain portion of these accounts to be core deposits having significantly longer effective maturities based on the Company's retention of such deposit accounts in changing interest rate environments. NOW accounts, passbook savings accounts and money market deposit accounts are assumed to be withdrawn at annual rates of 40%, 60% and 80%, respectively, of the declining balance of such accounts during the period shown. Management believes the rates are indicative of expected withdrawal rates in a rising interest rate environment. If all of the Company's NOW accounts, passbook savings accounts, and money market deposit accounts had been assumed to be subject to repricing within one year, the cumulative one-year deficiency of interest-earning assets to interest-bearing liabilities would have been negative $96.9 million, or negative 4.12% of total assets.
(5) Of the $504.4 million of borrowings, $375 million are callable on specified dates during fiscal years 2005, 2006, 2007 and 2008 by the Federal Home Loan Bank (FHLB). Based on the interest rate environment that existed at September 30, 2003, and assuming this interest rate environment remains constant through 2008, management believes that it is unlikely that $345 million of the borrowings would be called by the FHLB. Management has therefore assumed that these borrowings will continue to their stated maturity. These borrowings are included in the over five years repricing category. Management believes that $30 million is likely to be called by the Federal Home Loan Bank in 2005. These borrowings are included in the more than one year to three year category.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"), except for commitments to originate mortgage loans that will be held for sale, which the Company enters into in the normal course of business. The fair value of these commitments is not material.

Interest Rate Risk

The Company uses a computer model to quantify its interest rate risk. The computer model measures the sensitivity of asset and liability fair values to hypothetical changes in interest rates. Interest rate sensitive instruments used in the computer model include: loans, mortgage-backed securities, investment securities, federal funds sold, interest-bearing deposits in other banks, FHLB stock, deposits, advances from the FHLB, and off-balance sheet loan servicing rights and commitments. The model calculates net present values for assets, liabilities and off-balance sheet contracts using a discounted cash flow methodology. These amounts are netted together to determine net portfolio value. Management estimates discount rates by using current market yields on similar financial instruments. Discount rates are adjusted upward and downward by 100 basis points and 200 basis points to reflect a hypothetical parallel shift in interest rates. In addition, management estimates loan prepayment rates, deposit decay rates, and values of certain assets that could correspond with such hypothetical parallel shifts in interest rates.

Presented below is an analysis of the Company's interest rate risk at September 30, 2003 as calculated utilizing the Company's computer model. The table presents net portfolio value, dollar and percent changes in net portfolio value, for instantaneous and parallel shifts in the yield curve in 100 basis point increments up and down. Due to the low interest rate environment that existed at September 30, 2003, an analysis of a 200 basis point downward shift in interest rates would not be meaningful and is therefore not shown.

         Change in        Net portfolio
            Rates           value amount      Dollar change        Percent
            -----           ------------      -------------        -------

                         (Dollars in thousands)

          +200 B.P.         $ 267,983          $ (36,039)          (11.85)%
          +100 B.P.         $ 296,447          $  (7,575)           (2.49)%
             0 B.P.         $ 304,022          $       0             0.00 %
         - 100 B.P.         $ 269,712          $ (34,310)          (11.29)%

The Company's net portfolio value amount declines by 2.49% and 11.85%, respectively in a hypothetical 100 basis point and 200 basis point rise in interest rates. The net portfolio value decline results from the nature of the asset and liability mix. The Company's assets consist of predominately long-term, fixed rate loans and mortgage-backed securities amounting to $1.458 billion at September 30, 2003. Of this amount, $1.153 billion were loans and $305 million were mortgage-backed securities. These assets are funded primarily by interest bearing deposits and borrowings totaling $1.790 billion at September 30, 2003. Interest bearing deposits amounted to $1.285 billion and borrowings totaled $504 million at September 30, 2003. Interest bearing deposits and borrowings tend to be shorter-term in nature. Thus, during periods of rising interest rates, the Company's long-term fixed rate assets can be expected to reprice more slowly than its interest bearing deposits and borrowings. This repricing difference results in a reduction of net portfolio value in rising interest rate environments. Under declining interest rate environments, the Company's loan customers may, under certain circumstances, have an economic incentive to refinance their loans at the prevailing hypothetical rate. Such loan refinancing activity could result in significantly shorter asset duration. Shorter asset duration in a declining interest rate environment could result in a lower net portfolio amount. Therefore, given the low interest rate environment that existed at September 30, 2003, management believes that net portfolio values are likely to be more adversely affected by declining interest rates than rising interest rates.

The preceding analysis is based on numerous assumptions that management believes to be reasonable. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and market values of certain assets under various interest rate scenarios. It was also assumed delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated increments, there can be no assurance that the Company's assets and liabilities would perform as indicated in the table above. Since there is no quoted market for most of the Company's financial instruments, management has no basis to determine that values presented would be indicative of the amounts realized in an actual negotiated sale. Furthermore, management has not considered the tax effect or transaction costs that may be associated with disposal of the Company's assets and liabilities. A change in U.S. Treasury rates in the indicated amounts, accompanied by a change in the slope or shape of the yield curve, could result in significantly different net portfolio values than shown above.

Equity Pricing Risk

The Company maintains a portfolio of available for sale equity securities, which subjects the Company to equity pricing risks. The change in fair values of equity securities represents instantaneous changes in all prices for available for sale equity securities. Equity pricing risk is managed through issuer diversification and position limits for each issuer or obligator established in the investment policy. At September 30, 2003 the Company did not maintain an equity trading portfolio. The following are changes in the fair value of the Company's available for sale securities at September 30, 2003 based on percentage changes in fair value.


              Percent change            Fair value of available-
               in fair value               for-sale securities
               -------------               -------------------
                           (Dollars in thousands)
                     20 %                        $ 4,762
                     10 %                        $ 4,365
                      0 %                        $ 3,968
                    (10)%                        $ 3,571
                    (20)%                        $ 3,174


Actual future price appreciation or depreciation may be different from the changes identified in the table above.

Analysis of Net Interest Income

The Company's earnings historically depended primarily upon its net interest income, which is the difference between interest income earned on its interest-earning assets and interest incurred on its interest-bearing liabilities. Net interest income is affected by (i) the difference between rates of interest earned on the Company's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

The following tables present an analysis of certain aspects of the Company's operations during the periods indicated. The first table presents the average balances of, and the interest and dividends earned or incurred on, each major class of interest-earning assets and interest-bearing liabilities. No tax equivalent adjustments were made. Average balances represent daily average balances. The yields and costs include fees that are considered adjustments to yields.


                                                                           Years Ended September 30,

                                                  2003                              2002                             2001
                                                Interest                          Interest                          Interest
                                   Average          &      Yield/    Average         &       Yield/     Average         &     Yield/
                                   balance     dividends   rate      balance     dividends    rate      balance     dividends  rate
                                   -------     ---------   ----      -------     ---------   -----     -------     ---------   ----

                                                                         (Dollars in thousands)
Assets:
Interest-earning assets (1):
    Interest-bearing deposits    $   55,596  $      712    1.28%  $   72,482  $    1,369     1.89%   $   49,878  $    2,221    4.45%
    Investment securities           301,269       8,748    2.90       99,367       4,421     4.45        78,236       4,611    5.89
    Mortgage-backed securities      180,277       9,241    5.13      183,650      11,167     6.08       149,708       9,517    6.36
    Mortgage loans                1,370,189     101,302    7.39    1,309,003     100,887     7.71     1,188,592      95,353    8.02
    Other loans                     208,648      14,902    7.14      175,577      13,963     7.95       154,410      14,348    9.29
                                  ---------   ---------    ----    ---------   ---------     ----     ---------   ---------   -----
Total interest-earning assets     2,115,979     134,905    6.38    1,840,079     131,807     7.16     1,620,824     126,050    7.78
                                              ---------    ----                ---------     ----                 ---------   -----
Total noninterest-earning
        assets                       74,196                           61,030                             56,737
                                  ---------                        ---------                          ---------
Total assets                      2,190,175                        1,901,109                          1,677,561
                                  =========                        =========                          =========

Liabilities and Stockholders'
Equity:
Interest-bearing liabilities
    Deposits:
        Transaction accounts     $  492,892  $    2,243     .45%  $  389,061  $    2,838      .73%   $  299,987  $    4,577    1.53%
        Passbook savings            128,505         488     .38      107,606         722      .67        92,921       1,264    1.36
        Official checks              16,002         ---     .00       12,667         ---      .00        10,249         ---     .00
        Certificate accounts        815,468      24,543    3.01      782,563      34,269     4.38       757,611      44,563    5.88
                                  ---------   ---------   -----    ---------   ---------    -----     ---------   ---------   -----
        Total deposits            1,452,867      27,274    1.88    1,291,897      37,829     2.93     1,160,768      50,404    4.34
    FHLB advances                   457,300      22,356    4.89      352,199      18,799     5.34       266,340      14,817    5.56
    Other borrowings                    591          35    5.96           20           3    13.82            69          13   18.84
                                  ---------   ---------   -----    ---------   ---------    -----     ---------   ---------   -----
Total interest-bearing
        liabilities               1,910,758      49,665    2.60    1,644,116      56,631     3.44     1,427,177      65,234    4.57
                                              ---------   -----                ---------    -----                 ---------   -----
Noninterest bearing liabilities      29,387                           26,316                             29,022
                                  ---------                        ---------                          ---------
Total liabilities                 1,940,145                        1,670,432                          1,456,199
Stockholders' equity                250,030                          230,677                            221,362
                                  ---------                        ---------                          ---------
Total liabilities and
    stockholders' equity          2,190,175                        1,901,109                          1,677,561
                                  =========                        =========                          =========
Net interest income/interest
    rate spread (2)                          $   85,240    3.78%              $   75,176     3.72%               $   60,816    3.21%
                                              =========   =====                 ========    =====                 =========  ======
Net interest-earning assets/
    net interest margin (3)      $  205,221                4.03%  $  195,963                 4.09%   $  193,647                3.75%
                                   ========               =====    =========                =====      ========              ======
Interest-earning assets to
    interest-bearing liabilities     110.74%                          111.92%                            113.57%
                                     ======                          =======                             ======


(1)      Average balances and rates include nonaccruing loans.
(2) Interest rate spread represents the difference between weighted average interest rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The relationship between the volume and rates of the Company's interest-earning assets and interest-bearing liabilities influences the Company's net interest income. The following table reflects the sensitivity of the Company's interest income and interest expense to changes in volume and in prevailing interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on effects attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. Changes attributable to the combined impact of volume and rates have been allocated proportionately to changes due to volume and changes due to rate.

                                                                         Years Ended September 30,
                                                                            Increase (Decrease)
                                --------------------------------------------------------------------------------------------------
                                            2003 vs. 2002                    2002 vs. 2001                      2001 vs. 2000
                                 Volume      Rate        Net       Volume       Rate         Net       Volume      Rate        Net
                                ---------------------------------------------------------------------------------------------------
                                                                               (In thousands)
Interest income:
    Interest-bearing deposits   $  (216)   $  (441)  $    657)     $   427    $ (1,279)  $   (852)    $ 1,532    $  (155)   $ 1,377
    Investment securities         5,770     (1,443)     4,327          933      (1,123)      (190)     (1,007)      (231)    (1,238)
    Mortgage-backed securities     (173)    (1,753)    (1,926)       2,064        (414)     1,650      (1,955)       (65)    (2,020)
    Mortgage loans                4,391      3,975)       416        9,538      (4,005)     5,533      12,187      1,238     13,425
    Non-mortgage loans:
        Commercial loans            939       (151)       788           75        (676)      (601)        584       (137)       447
        Consumer loans            1,134       (984)       150        1,642      (1,425)       217       1,629        108      1,737
                                 ------     ------     ------       ------      -------    ------      ------        ---      -----
Total interest income            11,845      8,747)     3,098       14,679      (8,922)     5,757      12,970        758     13,728
                                 ------     ------     ------       ------      -------    ------      ------        ---     ------

Interest expense:
    Deposits:
        Transaction accounts       $434    $(1,029)  $   (595)     $   647    $ (2,386)  $ (1,739)    $ 1,181    $   930    $ 2,111
        Passbook savings             68       (302)      (234)          79        (621)      (542)       (421)      (317)      (738)
        Certificate accounts      1,024    (10,750)    (9,726)       1,092     (11,386)   (10,294)      3,632      3,385      7,017
                                 ------     ------     ------       ------      ------     ------      ------      -----      -----
    Total deposits                1,526    (12,081)   (10,555)       1,818     (14,393)   (12,575)      4,392      3,998      8,390
    FHLB advances                 4,839     (1,282)     3,557        4,402        (420)     3,982       1,786       (164)     1,622
    Other borrowings                 32        ---        32          (10)         ---        (10)          7        ---          7
                                 ------     ------     ------       ------      ------     ------      ------      -----     ------
 Total interest expense           6,397    (13,363)    (6,966)       6,210     (14,813)    (8,603)      6,185      3,834     10,019
                                 ------     ------     ------       ------      ------     ------      ------      -----     ------

Net interest income             $ 5,448    $ 4,616   $ 10,064      $ 8,469    $  5,891   $ 14,360     $ 6,785    $(3,076)   $ 3,709
                                 ======     ======     ======       ======      ======     ======      ======     ======     ======


Results of Operations

Year Ended September 30, 2003 Compared to Year Ended September 30, 2002

General

Diluted earnings per share for the year ended September 30, 2003, increased 20.6% to $1.64 per share on net income of $37.9 million, compared to $1.36 per share on net income of $31.8 million for the same period last year. This increase was due primarily to the increase in net interest income as a result of decreases in interest expense on deposits, not withstanding growth in average deposits, and growth in loans and investment securities. Net interest income increased 13.4% to $85.2 million for the year ended September 30, 2003, compared to $75.2 million for the year ended September 30, 2002. This increase was due to an increase in interest income of $3.1 million and a decrease in interest expense of $7.0 million. Other income increased to $21.8 million for the year ended September 30, 2003 from $15.9 million for the year ended September 30, 2002. Other expenses increased to $43.0 million for the year ended September 30, 2003 from $37.4 million for the year ended September 30, 2002.

Interest Income

Total interest income increased to $134.9 million for the year ended September 30, 2003 from $131.8 million for the year ended September 30, 2002 as a result of an increase in average interest-earning assets of $289,000 to $2.1 billion for the year ended September 30, 2003 from $1.8 billion for the year ended September 30, 2002. The average rate earned on interest-earning assets decreased to 6.38% for the year ended September 30, 2003 from 7.16% for the year ended September 30, 2002, a decrease of 78 basis points. Interest income on loans increased $1.3 million to $116.2 million for the year ended September 30, 2003 from $114.9 million for the year ended September 30, 2002. This increase was a result of a $94.3 million increase in the average balance to $1.6 billion in 2003 from $1.5 billion in 2002, partially offset by a decrease in average yield. The average yield on loans decreased to 7.36% for the year ended September 30, 2003 from 7.74% for the year ended September 30, 2002. The increase in the average balance of total loans was mainly due to significant growth in the commercial real estate, commercial business and consumer loan portfolios resulting from increased levels of loan originations. Interest income on investment securities increased $4.3 million to $8.7 million for the year ended September 30, 2003 from $4.4 million for the year ended September 30, 2002. This increase was primarily due to an increase in the average balance to $301.3 million in 2003 from $99.4 million in 2002. This increase was partially offset by a decrease in the average yield to 2.90% for the year ended September 30, 2003 from 4.45% for the year ended September 30, 2002. The increase in the average balance of investment securities was primarily due to the use of funds for the purchase of FHLB and FNMA notes. Interest income on mortgage-backed securities decreased $1.9 million to $9.2 million for the year ended September 30, 2003 from $11.2 million for the year ended September 30, 2002. This decrease was primarily the result of a decrease in the average yield on mortgage-backed securities to 5.13% in 2003 from 6.08% in 2002. Other interest income, mainly consisting of interest from interest-bearing deposits in other banks, decreased $657,000 to $712,000 for the year ended September 30, 2003 from $1.4 million for the year ended September 30, 2002. This decrease was primarily due to a decrease in the yield to 1.28% for the year ended September 30, 2003 from 1.89% for the year ended September 30, 2002, as well as a decrease in the average balance to $55.6 million in 2003 from $72.5 million in 2002. The decrease in the average balance of interest-bearing deposits was primarily due to a decrease in overnight funds on deposit at the FHLB.

Interest Expense

Total interest expense decreased to $49.7 million for the year ended September 30, 2003 from $56.6 million for the year ended September 30, 2002. This decrease was due primarily to a decrease in the average rate incurred on interest-bearing liabilities to 2.60% for the year ended September 30, 2003 from 3.44% for the year ended September 30, 2002, a decrease of 84 basis points. This decrease was partially offset by an increase in average interest-bearing liabilities to $1.9 billion for the year ended September 30, 2003 from $1.6 billion for the year ended September 30, 2002. Interest expense on deposits decreased $10.6 million to $27.3 million for the year ended September 30, 2003 from $37.8 million for the year ended September 30, 2002. This decrease was primarily a result of a decrease of 105 basis points in the average rate to 1.88% for the year ended September 30, 2003 from 2.93% for the year ended September 30 2002. This decrease was partially offset by a $161.0 million increase in the average balance to $1.5 billion in 2003 from $1.3 billion in 2002. The average deposit mix changed to 43.9% and 56.1% of core deposits and certificate accounts, respectively, for the year ended September 30, 2003 from 39.4% and 60.6%, respectively, for the same period in 2002. Interest expense on FHLB advances and other borrowings increased $3.6 million to $22.4 million for the year ended September 30, 2003 from $18.8 million for the year ended September 30, 2002. This increase was the result of an increase of $105.1 million in the average balance of FHLB advances to $457.3 million in 2003 from $352.2 million in 2002, partially offset by a decrease in average rate to 4.89% in 2003 from 5.34% in 2002. The increase in average balance was primarily due to proceeds from new long-term fixed rate advances taken in order to fund the origination of fixed rate loans and the purchase of mortgage-backed securities.

Provision for Loan Losses

The determination of the allowance for loan losses is considered by management to be a critical accounting policy and is based upon estimates made by management.

Critical accounting policies are defined as policies which are material to the portrayal of the Company's financial condition and results of operations, and that require management's most difficult, subjective, or complex judgements. The Company's financial results could differ significantly if different judgements or estimates are applied in the application of these policies.

The provision for loan losses was $1.9 million for the year ended September 30, 2003, compared to $1.5 million for the year ended September 30, 2002. The provision for loan losses for the year ended September 30, 2003 was principally comprised of a charge of $2.1 million due to loan growth, primarily in the commercial real estate, commercial business and consumer loan portfolios, $124,000 in net charge offs partially offset by a credit of $253,000 related to a decrease in the level of classified loans. The provision for loan losses for the year ended September 30, 2002 was principally comprised of a charge of $949,000 due to loan growth, primarily in the residential, commercial real estate and consumer loan portfolios, and $555,000 in net charge offs. The allowance for loan losses was at $16.2 million and $14.4 million for September 30, 2003 and 2002, respectively. The allowance was 1.01% and .93% of total loans at September 30, 2003 and 2002, respectively and was 245.9% and 219.4% of classified loans at September 30, 2003 and 2002, respectively. Nonperforming loans increased to $2.2 million at September 30, 2003 from $1.7 million at September 30, 2002. The ratio of the allowance for loan losses to total nonperforming loans decreased to 731.3% at September 30, 2003 from 865.9% at September 30, 2002.

There were no significant changes in the estimation methods or fundamental assumptions used in the calculation of the allowance for loan losses at September 30, 2003, compared to September 30, 2002. Furthermore, there was no reallocation of the allowance from September 30, 2002. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

Other Income

Other income increased $5.9 million to $21.8 million for the year ended September 30, 2003 from $15.9 million for the year ended September 30, 2002. This increase was due primarily to increases of $2.2 million in fees and service charges, $1.9 million in gain on the sale of mortgage loans, $615,000 in insurance commissions, $836,000 in gain on sale of equity securities, and $361,000 in gain on the sale of debt securities. Fees and service charges, primarily from fees and service charges on deposit products, were $13.0 million and $10.8 million for the years ended September 30, 2003 and 2002, respectively. This increase was due primarily to the growth in transaction accounts. Gain on sale of mortgage loans was $4.2 million and $2.2 million for the years ended September 30, 2003 and 2002, respectively. This increase was due to an increase in the sale of residential one-to-four fixed rate mortgage loans to reduce interest rate risk by limiting the growth of long-term fixed rate loans in the portfolio. Insurance commissions and fees were $2.8 million and $2.2 million for the years ended September 30, 2003 and 2002, respectively. This increase was due primarily to fees from the sale of fixed rate annuities and insurance products. The Company completed its acquisition of an additional insurance agency during March 2003. (See Note 17 to consolidated financial statements) Gain on the sale of equity securities was $1,303,000 and $467,000 for the years ended September 30, 2003 and 2002, respectively. Gain on the sale of debt securities was $361,000 and $-0- for the years ended September 30, 2003 and 2002, respectively. Securities were sold for diversification and risk management purposes.

Other Expense

Other expense increased by $5.6 million to $43.0 million for the year ended September 30, 2003 from $37.4 million for the year ended September 30, 2002. The increase was due primarily to increases of $3.8 million in compensation and benefits, $666,000 in occupancy expense, $423,000 in data processing services, $455,000 in other expenses and $286,000 in advertising and promotion. The increase in compensation and benefits was due primarily to annual salary increases, additional staff required to support the growth in loans and deposits, and increased contributions to the defined benefit plan. The increase in occupancy expense was due primarily to an increase in data processing equipment expense. The increases in data processing services, other expenses and advertising and promotion were due primarily to increases resulting from the growth in loans and deposits.

Income Taxes

Income tax expense increased by $3.8 million to $24.2 million for the year ended September 30, 2003 from $20.4 million for the year ended September 30, 2002, due primarily to an increase in pretax accounting income. The effective tax rate was 39.0% for each of the years ended September 30, 2003 and 2002.

Year Ended September 30, 2002 Compared to Year Ended September 30, 2001

General

Diluted earnings per share for the year ended September 30, 2002, increased 33.3% to $1.36 per share on net income of $31.8 million, compared to $1.02 per share on net income of $24.1 million for the same period last year. This increase was due primarily to the growth in the loan portfolio, the increase in the net interest margin due primarily to a decrease in the cost of deposits, notwithstanding growth in average deposits and a reduction in shares outstanding due to treasury stock purchases. Net interest income increased 23.6% to $75.2 million for the year ended September 30, 2002, compared to $60.8 million for the year ended September 30, 2001. This increase was due to an increase in interest income of $5.8 million and a decrease in interest expense of $8.6 million. Other income increased to $15.9 million for the year ended September 30, 2002 from $12.3 million for the year ended September 30, 2001. Other expenses increased to $37.4 million for the year ended September 30, 2002 from $32.6 million for the year ended September 30, 2001.

Interest Income

Total interest income increased to $131.8 million for the year ended September 30, 2002 from $126.1 million for the year ended September 30, 2001 as a result of an increase in average interest-earning assets to $1.8 billion for the year ended September 30, 2002 from $1.6 billion for the year ended September 30, 2001. The average rate earned on interest-earning assets decreased to 7.16% for the year ended September 30, 2002 from 7.78% for the year ended September 30, 2001, a decrease of 62 basis points. Interest income on loans increased $5.2 million to $114.9 million for the year ended September 30, 2002 from $109.7 million for the year ended September 30, 2001. This increase was a result of a $141.6 million increase in the average balance to $1.5 billion in 2002 from $1.3 billion in 2001. The average yield on loans decreased to 7.74% for the year ended September 30, 2002 from 8.17% for the year ended September 30, 2001. The increase in the average balance of total loans was mainly due to significant growth in the residential, commercial real estate and consumer loan portfolios resulting from increased levels of loan originations. Interest income on investment securities decreased $190,000 to $4.4 million for the year ended September 30, 2002 from $4.6 million for the year ended September 30, 2001. This decrease was primarily due to a decrease in the yield on investments to 4.45% for the year ended September 30, 2002 from 5.89% for the year ended September 30, 2001. This decrease was partially offset by a $21.1 million increase in the average balance to $99.4 million in 2002 from $78.2 million in 2001. The increase in the average balance of investment securities was primarily due to the purchase of FHLB and FHLMC Notes. Interest income on mortgage-backed securities increased $1.7 million to $11.2 million for the year ended September 30, 2002 from $9.5 million for the year ended September 30, 2001. This increase was primarily the result of a $33.9 million increase in the average balance to $183.6 million in 2002 from $149.7 million in 2001. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of FHLMC and FNMA 15 year mortgage-backed securities. Other interest income, mainly consisting of interest on interest-bearing deposits in other banks, decreased $852,000 to $1.4 million for the year ended September 30, 2002 from $2.2 million for the year ended September 30, 2001. This decrease was primarily due to a decrease in the yield on interest-bearing deposits to 1.89% for the year ended September 30, 2002 from 4.45% for the year ended September 30, 2001. This decrease was partially offset by an increase in the average balance to $72.5 million in 2002 from $49.9 million in 2001. The increase in the average balance of interest-bearing deposits was primarily due to an increase in overnight funds on deposit at the FHLB.

Interest Expense

Total interest expense decreased to $56.6 million for the year ended September 30, 2002 from $65.2 million for the year ended September 30, 2001. This decrease was due primarily to a decrease in the average rate incurred on interest-bearing liabilities to 3.44% for the year ended September 30, 2002 from 4.57% for the year ended September 30, 2001, a decrease of 113 basis points. This decrease was partially offset by an increase in average interest-bearing liabilities to $1.6 billion for the year ended September 30, 2002 from $1.4 billion for the year ended September 30, 2001. Interest expense on deposits decreased $12.6 million to $37.8 million for the year ended September 30, 2002 from $50.4 million for the year ended September 30, 2001. This decrease was a result of a decrease of 141 basis points in the average rate to 2.93% for the year ended September 30, 2002 from 4.34% for the year ended September 30 2001. This decrease was partially offset by a $131.1 million increase in the average balance to $1.3 billion in 2002 from $1.2 billion in 2001. The average deposit mix changed to 39.4% and 60.6% of core deposits and certificate accounts, respectively, for the year ended September 30, 2002 from 34.7% and 65.3%, respectively, for the same period in 2001. Interest expense on FHLB advances and other borrowings increased $4.0 million to $18.8 million for the year ended September 30, 2002 from $14.8 million for the year ended September 30, 2001. This increase was the result of an increase of $85.9 million in the average balance to $352.2 million in 2002 from $266.3 million in 2001, primarily due to proceeds from new long-term fixed rate advances taken in order to fund the origination of fixed rate loans and the purchase of mortgage-backed securities.

Provision for Loan Losses

The determination of the allowance for loan losses is considered by management to be a critical accounting policy and is based upon estimates made by management.

Critical accounting policies are defined as policies which are material to the portrayal of the Company's financial condition and results of operations, and that require management's most difficult, subjective, or complex judgements. The Company's financial results could differ significantly if different judgements or estimates are applied in the application of these policies.

The provision for loan losses was $1.5 million for the year ended September 30, 2002, compared to $798,000 for the year ended September 30, 2001. The provision for loan losses for the year ended September 30, 2002 was principally comprised of a charge of $949,000 due to loan growth, primarily in the residential, commercial real estate and consumer loan portfolios, and $555,000 in net charge-offs. The provision for loan losses for the year ended September 30, 2001 was principally comprised of a charge of $424,000 related to an increase in the level of classified loans, due primarily to the change in classification of one commercial real estate loan, $264,000 due to loan growth, primarily in the residential and consumer loan portfolios, and a charge of $110,000 for net charge-offs. The allowance for loan losses was at $14.4 million and $13.4 million for September 30, 2002 and 2001, respectively. The allowance was .93% and .96% of total loans at September 30, 2002 and 2001, respectively and was 219.4% and 251.9% of classified loans at September 30, 2002 and 2001, respectively. Nonperforming loans decreased to $1.7 million at September 30, 2002 from $2.6 million at September 30, 2001. The ratio of the allowance for loan losses to total nonperforming loans increased to 865.9% at September 30, 2002 from 519.0% at September 30, 2001.

There were no significant changes in the estimation methods or fundamental assumptions used in the calculation of the allowance for loan losses at September 30, 2002, compared to September 30, 2001. Furthermore, there was no reallocation of the allowance from September 30, 2001. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

Other Income

Other income increased by $3.6 million to $15.9 million for the year ended September 30, 2002 from $12.3 million for the year ended September 30, 2001. This increase was due primarily to increases of $2.3 million in other fees and service charges, $1.9 million in gain on the sale of mortgage loans, $468,000 in insurance commissions and fees partially offset by decreases of $653,000 in gain on the sale of premises and equipment and $422,000 in gain on the sale of securities. Other fees and service charges, primarily from fees and service charges on deposit products, were $10.8 million and $8.4 million for the years ended September 30, 2002 and 2001, respectively. This increase was due primarily to the growth in transaction accounts. Gain on sale of mortgage loans was $2.2 million and $321,000 for the years ended September 30, 2002 and 2001, respectively. This increase was due to an increase in the sale of residential one-to-four fixed rate mortgage loans to reduce interest rate risk by limiting the growth of long term fixed rate loans in the portfolio. Insurance commissions and fees were $2.2 million and $1.7 million for the years ended September 30, 2002 and 2001, respectively. This increase was due primarily to fees from the sale of fixed rate annuities and insurance products. Gain on the sale of securities, primarily from the sale of equity securities, was $467,000 and $889,000 for the years ended September 30, 2002 and 2001, respectively. Gain on the sale of premises and equipment, primarily from the sale of office buildings and land, were $18,000 and $671,000 for the years ended September 30, 2002 and 2001, respectively.

Other Expense

Other expense increased by $4.8 million to $37.4 million for the year ended September 30, 2002 from $32.6 million for the year ended September 30, 2001. The increase was due primarily to increases of $3.2 million in compensation and benefits, $546,000 in occupancy expense, $479,000 in data processing services and $474,000 in other expenses. The increase in compensation and benefits was due primarily to annual salary increases and additional staff required to support the growth in loans and deposits. The increase in occupancy expense was due primarily to an increase in data processing equipment expense. The increases in data processing services and other expenses are due primarily to increases resulting from the growth in loans and deposits.

Income Taxes

Income tax expense increased by $4.8 million to $20.4 million for the year ended September 30, 2002 from $15.6 million for the year ended September 30, 2001, due primarily to an increase in pretax accounting income. The effective tax rates were 39.0% and 39.3% for the years ended September 30, 2002 and 2001, respectively.

Liquidity and Capital Resources

The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. The Bank will consider increasing its borrowings from the Federal Home Loan Bank of Atlanta from time to time as an alternative to increasing deposit account interest rates. In addition, the Bank holds unpledged fixed and adjustable rate mortgage-backed securities totaling $289.4 million at September 30, 2003 that could be used as collateral under repurchase transactions with securities dealers. Repurchase transactions serve as secured borrowings and provide a source of short-term liquidity for the Bank. At September 30, 2003, the Bank had $815.7 million or 52.6% of the Bank's deposits in certificate accounts. Based on past experience, management believes that a substantial percentage of these certificates will be renewed at maturity, although there can be no assurance that this will occur. The Bank would use borrowings from the

FHLB or repurchase transactions with securities dealers if replacement funding was needed as a result of maturing certificate accounts.

Net cash provided by the Company's operating activities (i.e. cash items affecting net income) was $53.1 million, $34.7 million, and $27.9 million for the years ended September 30, 2003, 2002, and 2001, respectively.

Net cash used by the Company's investing activities (i.e. cash used primarily from its investment securities, mortgage-backed securities and loan portfolios) was $359.0 million, $281.8 million, and $104.3 million for the years ended September 30, 2003, 2002 and 2001, respectively. The increase in cash flows in 2003 was due primarily to an increase of $209.9 million in the purchase of investment securities and $148.7 million in the purchase of mortgage-backed securities partially offset by an increase of $110.0 million in the maturity and call of investment securities, $68.9 million decrease in the change in net loans, an increase of $51.1 million from the sale of investment securities, and $49.1 million increase in principal repayments of mortgage-backed securities. The increase in cash flows in 2002 was due primarily to an increase of $98.5 million in the purchase of investment securities, a decrease of $40.0 million in the maturity of investment securities, an increase of $58.0 million in the purchase of mortgage-backed securities partially offset by a $19.1 million increase in principal repayments of mortgage-backed securities.

Net cash provided by the Company's financing activities (i.e. cash receipts primarily from net increases (decreases) in deposits and net FHLB advances) was $218.5 million, $301.6 million, and $139.4 million for the years ended September 30, 2003, 2002, and 2001, respectively. The decrease in cash flows in 2003 was due primarily to a decrease of $80.0 million in net proceeds from long-term borrowings. The increase in cash flows in 2002 was due primarily to an increase of $84.4 million in net proceeds from long-term borrowings, an increase of $70.8 million in net increase in deposits and a decrease of $8.0 million in net payments of short-term borrowings.

The Bank's liquid assets consist primarily of investment securities and cash. At September 30, 2003, the Bank had liquid assets of $356.6 million, with loan commitments of $124.1 million (consisting of unused lines of credit to homebuilders and residential and commercial loan commitments), letters of credit of $7.9 million and unfunded loans in process of $124.4 million (the latter consisting primarily of residential loans in process). In addition, the Bank had certain investments in mortgage-backed securities aggregating $308.1 million. The Bank intends to hold such investments in mortgage-backed securities until maturity. However, such investments may be used as collateral for borrowing as such need arises.

Harbor Florida Bancshares, Inc. (the holding company) has cash requirements to pay dividends to shareholders and the holding company's expenses. During 2003, the holding company expended $12.1 million for dividends and operating costs. As of September 30, 2003, the holding company had $6.2 million in cash and $3.9 million in available for sale securities. Additionally, the holding company is eligible to receive dividends from the Bank in order to meet future cash requirements. Management believes that sufficient financial resources exist at the holding company level to meet obligations for the next twelve months. As of September 30, 2003, $89.9 million was available for distribution from the Bank to the holding company without further regulatory approval.

Stockholders' equity increased to $261.9 million at September 30, 2003, from $238.9 million at September 30, 2002. The increase is due primarily to $37.9 million of earnings for the fiscal year partially offset by $11.6 million of dividends paid and the repurchase of $8.5 million of Company common stock to be held as treasury stock.

On October 9, 2002, the Company's Board of Directors approved a new stock repurchase plan permitting the Company to acquire up to 1,200,000 shares of common stock. This stock repurchase plan was extended on October 15, 2003 to continue until October 15, 2004. During 2003, the Company repurchased 365,138 shares at an average price of $23.31 per share. The stock repurchase plan is one of the tools the Company uses to manage the growth of its capital.

During 2001 the Company reissued treasury stock to acquire an insurance agency. See Note 17 of the consolidated financial statements for additional disclosures related to the acquisition of insurance agencies.

As a result of the decline in market value of the investments held by the defined benefit plan, the Bank, based on actuarial calculations, will be required to contribute approximately $800,000 during fiscal year 2004. In order to limit the future cost of the defined benefit plan, all new employees hired on or after January 1, 2003 will not participate in the plan.

Critical Accounting Policies

The determination of the allowance for loan losses is considered by management to be a critical accounting policy and is based upon estimates made by management. Critical accounting policies are defined as policies which are material to the portrayal of the Company's financial condition and results of operations, and that require management's most difficult, subjective, or complex judgements.
The  Company's  financial  results  could  differ   significantly  if  different
judgements or estimates are applied in the application of these policies.

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies" ("Statement 5") and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114"). The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. (1) General loss percentages are established based upon historical analyses. (2) A supplemental portion of the allowance is established for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific collateral analysis on each impaired loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level as determined above.

The allowance for loan losses consists of general allowances of $16,199,000 and $14,377,000 at September 30, 2003 and 2002, respectively. The Company evaluates impaired loans based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate,
(b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral dependent loan. To the extent that an impaired loan's value is less than the loan's recorded investment, a specific allowance is recorded.

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 2003, 2002 and 2001 was $6,259,000, $8,941,000 and $5,813,000, respectively. The average recorded investment in impaired loans during the years ended September 30, 2003, 2002 and 2001 was approximately $8,011,000, $9,469,000 and $4,949,000, respectively. There are no commitments to lend additional funds to these borrowers. The total specific allowance for loan losses related to these loans was $-0- at September 30, 2003 and 2002. Interest income on impaired loans of approximately $584,000, $743,000 and $437,000 was recognized in the years ended September 30, 2003, 2002 and 2001, respectively.

There were no significant changes in the estimation methods or fundamental assumptions used in the calculation of the allowance for loan losses at September 30, 2003, compared to September 30, 2002. Furthermore, there was no reallocation of the allowance from September 30, 2002. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

Impact of New Accounting Standards

In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("Statement 146") which requires, among other things, recording a liability for costs associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's future actions and, therefore, does not meet the requirement for recognizing a liability and the related expense. The provisions of Statement 146 are effective prospectively for exit and disposal activities initiated after December 31, 2002, with early application encouraged. This statement did not have a material impact on the Company's consolidated financial statements.

In November 2002, the FASB issued Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34" which requires disclosures about the guarantor's obligations and liquidity risks related to guarantees issued. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. This interpretation did not have a material impact on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123" ("Statement 148") to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of Statement 148 are effective for interim periods beginning after December 15, 2002, with early application encouraged. This statement did not have a material impact on the Company's consolidated financial statements.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51", which addresses consolidation by business enterprises of variable interest entities. The interpretation results in the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. This interpretation did not have a material impact on the Company's consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("Statement 149") to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities. " The statement is effective for contracts entered into or modified after June 30, 2003. This statement did not have a material impact on the Company's consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150 ("Statement 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Statement 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Statement 150 requires that an issuer classify a financial instrument that is within the scope of Statement 150 as a liability. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement did not have a material impact on the Company's consolidated financial statements.

                          Independent Auditors' Report







The Board of Directors
Harbor Florida Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Harbor Florida Bancshares, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2003. These consolidated financial statements are the responsibility of Harbor Florida Bancshares, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Florida Bancshares, Inc. and subsidiaries at September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.




KPMG LLP
West Palm Beach, Florida

October 14, 2003

Consolidated Statements of Financial Condition

 September 30, 2003 and 2002

                                                                                                    2003                2002

                                                                                                    ----                ----
                                                                                                (In thousands except share data)
 Assets:
 Cash and amounts due from depository institutions                                             $    55,262         $    51,815
 Interest-bearing deposits in other banks                                                            4,432              95,326
 Investment securities held to maturity (estimated market value of $50,753 and $245 at
    September 30, 2003 and 2002, respectively)                                                      50,416                 200
 Investment securities available for sale at estimated market value                                246,519             147,205
 Mortgage-backed securities held to maturity (estimated market value of $309,922 and
    $188,853 at September 30, 2003 and 2002, respectively)                                         308,075             181,269
 Loans held for sale (estimated market value of $2,732 and $8,496 at September 30,
    2003 and 2002, respectively)                                                                     2,648               8,263
 Loans, net                                                                                      1,611,385           1,541,468
 Accrued interest receivable                                                                        10,108               9,847
 Real estate owned                                                                                     906                 733
 Premises and equipment, net                                                                        30,935              27,049
 Federal Home Loan Bank stock                                                                       25,525              22,276
 Goodwill                                                                                            3,719               3,378
 Other assets                                                                                        2,141               1,810
                                                                                                ----------        ------------
               Total assets                                                                    $ 2,352,071         $ 2,090,639
                                                                                                ==========        ============

 Liabilities and Stockholders' Equity:
 Liabilities:
    Deposits                                                                                   $ 1,550,260         $ 1,372,883
    Short-term borrowings                                                                           25,071              22,000
    Long-term debt                                                                                 479,295             423,528
    Advance payments by borrowers for taxes and insurance                                           25,523              23,987
    Income taxes payable                                                                             2,246               1,822
    Other liabilities                                                                                7,793               7,501
                                                                                                ----------           ---------
               Total liabilities                                                                 2,090,188           1,851,721
                                                                                                ----------           ---------

 Stockholders' Equity:
    Preferred stock; $.10 par value; authorized 10,000,000 shares; none issued and
        outstanding                                                                                    ---                 ---
    Common stock; $.10 par value; authorized 70,000,000 shares; 31,625,968 shares issued and 23,779,720 outstanding at September 30, 2003 and 31,452,595 shares issued and
        23,971,485 outstanding at September 30, 2002                                                 3,163               3,145
    Paid-in capital                                                                                198,936             195,506
    Retained earnings                                                                              173,150             146,932
    Accumulated other comprehensive income, net                                                      2,595               2,338
    Common stock purchased by:
        Employee stock ownership plan (ESOP)                                                        (9,952)            (10,650)
        Recognition and retention plan (RRP)                                                        (2,795)             (3,652)
    Treasury stock, at cost, 7,846,248 shares and 7,481,110 shares at September 30, 2003
        and 2002, respectively                                                                    (103,214)            (94,701)
                                                                                                ----------        ------------
             Total stockholders' equity                                                            261,883             238,918
                                                                                                ----------        ------------
             Total liabilities and stockholders' equity                                        $ 2,352,071         $ 2,090,639
                                                                                                ==========        ============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings

 Years ended September 30, 2003, 2002 and 2001

                                                                     2003                     2002                      2001
                                                                     ----                     ----                      ----
                                                                              (In thousands except per share data)
 Interest income:
    Loans                                                        $ 116,204                $ 114,850                 $ 109,701
    Investment securities, principally taxable interest              8,748                    4,421                     4,611
    Mortgage-backed securities                                       9,241                   11,167                     9,517
    Other                                                              712                    1,369                     2,221
                                                                   -------                  -------                   -------
             Total interest income                                 134,905                  131,807                   126,050
                                                                   -------                  -------                   -------
 Interest expense:
    Deposits                                                        27,274                   37,829                    50,404
    Other                                                           22,391                   18,802                    14,830
                                                                   -------                  -------                    ------
             Total interest expense                                 49,665                   56,631                    65,234
                                                                   -------                  -------                    ------
             Net interest income                                    85,240                   75,176                    60,816
 Provision for loan losses                                           1,946                    1,515                       798
                                                                   -------                  -------                   -------
             Net interest income after provision for
                loan losses                                         83,294                   73,661                    60,018
                                                                   -------                  -------                   -------
 Other income:
    Fees and service charges                                        12,963                   10,779                     8,450
    Insurance commissions and fees                                   2,768                    2,153                     1,685
    Income from real estate operations                                 213                      187                       294
    Gain on sale of mortgage loans                                   4,171                    2,234                       321
    Gain on sale of equity securities                                1,303                      467                       889
    Gain on sale of debt securities                                    361                       --                       ---
    (Loss) gain on sale of premises and equipment                      (19)                      18                       671
    Other                                                               27                       22                        20
                                                                   -------                  -------                   -------
             Total other income                                     21,787                   15,860                    12,330
                                                                   -------                  -------                   -------
 Other expenses:
    Compensation and employee benefits                              25,646                   21,829                    18,652
    Occupancy                                                        6,070                    5,404                     4,858
    Data processing services                                         3,026                    2,603                     2,124
    Advertising and promotion                                        1,397                    1,111                     1,014
    Other                                                            6,895                    6,440                     5,966
                                                                   -------                  -------                     -----
             Total other expense                                    43,034                   37,387                    32,614
                                                                   -------                  -------                    ------

             Income before income taxes                             62,047                   52,134                    39,734
 Income tax expense                                                 24,188                   20,350                    15,626
                                                                   -------                  -------                    ------
             Net income                                          $  37,859                $  31,784                 $  24,108
                                                                   =======                 ========                   =======

    Net income per share:
                   Basic                                         $    1.68                $    1.40                 $    1.04
                                                                    ======                   ======                    ======
                   Diluted                                       $    1.64                $    1.36                 $    1.02
                                                                    ======                   ======                    ======


See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity and Comprehensive Income

Years ended September 30, 2003, 2002 and 2001

                                                                        Accum.
                                                                        other       Common      Common
                           Compre-                                      compre-      stock       stock
                           hensive     Common    Paid-in   Retained     hensive    purchased   purchased    Treasury
                           income       stock    capital   earnings     income      by ESOP      by RRP       stock        Total
                           ------       -----    -------   --------     -------    ---------   ---------      -----        -----
                                                                         (In thousands)
Balance at September
   30, 2000                         $  3,114  $ 191,291   $ 109,941    $    233   $ (12,047)    $ (5,385)  $ (67,763)    $ 219,384
Comprehensive income:
   Net income            $24,108           -          -      24,108           -           -            -           -        24,108
   Other comprehensive
    income, net of tax     1,369           -          -           -       1,369           -            -           -         1,369
                          ------
Comprehensive income     $25,477
                         =======
Stock options
   exercised                               7        419           -           -           -            -           -           426
Amortization of
   award of ESOP and
   RRP                                     -        460           -           -         698          838           -         1,996
Dividends paid                             -          -      (8,965)          -           -            -           -        (8,965)
Tax benefit of stock
   plans                                   -        337           -           -           -            -           -           337
Treasury stock issued to
   purchase insurance
   agency                                  -         30           -           -           -            -         117           147
Purchase of treasury shares                -          -           -           -           -            -     (13,967)      (13,967)
                                     -------    -------     -------     -------     -------      -------     -------       -------
Balance at September
   30, 2001                         $  3,121  $ 192,537   $ 125,084    $  1,602   $ (11,349)    $ (4,547)  $ (81,613)    $ 224,835
Comprehensive income:
   Net income            $31,784           -          -      31,784           -           -            -           -        31,784
   Other comprehensive
    income, net of tax       736           -          -           -         736           -            -           -           736
                          ------
Comprehensive income     $32,520
                         =======
Stock options exercised                   24      1,838           -           -           -            -           -         1,862
Amortization of award
    of ESOP and RRP                        -        725           -           -         699          895           -         2,319
Dividends paid                             -          -      (9,936)          -           -            -           -        (9,936)
Tax benefit of stock plans                 -        406           -           -           -            -           -           406
Purchase of treasury shares                -          -           -           -           -            -     (13,088)      (13,088)
                                     -------    -------     -------     -------     -------      -------     -------       -------
Balance at September
   30, 2002                         $  3,145  $ 195,506   $ 146,932    $  2,338   $ (10,650)    $ (3,652)  $ (94,701)    $ 238,918

Consolidated Statements of Stockholders' Equity and Comprehensive Income

Years ended September 30, 2003, 2002 and 2001

                                                                        Accum.
                                                                        other       Common        Common
                           Compre-                                      compre-      stock        stock
                           hensive    Common    Paid-in   Retained      hensive    purchased     purchased   Treasury
                           income      stock    capital   earnings      income      by ESOP       by RRP      stock        Total
                           ------      -----    -------   --------      -------    ---------    ---------     -----        -----

Balance at September
   30, 2002
   (continued)                      $  3,145  $ 195,506   $ 146,932    $  2,338   $ (10,650)    $ (3,652)  $ (94,701)    $ 238,918
Comprehensive income:
   Net income              $37,859         -          -      37,859           -           -            -           -        37,859
   Other comprehensive
    income, net of tax         257         -          -           -         257           -            -           -           257
                            ------
Comprehensive income       $38,116
                           =======
Stock options
   exercised                              18      1,663           -           -           -            -           -         1,681
Amortization of
   award of ESOP and
   RRP                                     -      1,041           -           -         698          857           -         2,596
Dividends paid                             -          -     (11,641)          -           -            -           -       (11,641)
Tax benefit of stock
   plans                                   -        726           -           -           -            -           -           726
Purchase of treasury shares                -          -           -           -           -            -      (8,513)       (8,513)
                                     -------    -------     -------     -------    -------       -------     -------      --------
Balance at September
   30, 2003                         $  3,163  $ 198,936   $ 173,150    $  2,595   $  (9,952)    $ (2,795)  $(103,214)   $  261,883
                                     =======   ========    ========     =======    ========      =======    ========      ========




See accompanying notes to consolidated financial statements.

 Consolidated Statements of Cash Flows

 Years ended September 30, 2003, 2002 and 2001

                                                                                                2003           2002          2001
                                                                                                ----           ----          ----
                                                                                                       (In thousands)
 Cash provided by operating activities:
    Net income                                                                              $ 37,859       $ 31,784       $ 24,108
    Adjustments to reconcile net income to net cash provided by operating activities:
        Gain on sale of investment securities available for sale                              (1,664)          (467)          (889)
        Loss (gain) on sale of premises and equipment                                             19            (18)          (671)
        Gain on sale of real estate owned                                                        (78)           (35)          (215)
        Gain on sale of mortgage loans                                                        (4,171)        (2,234)          (321)
        Provision for loan losses                                                              1,946          1,515            798
        Provision for losses on real estate owned                                                ---            ---              4
        Depreciation and amortization                                                            673          1,868          2,588
        ESOP forfeitures transferred to treasury stock                                          (109)           (57)           (17)
        Accretion of discount on purchased loans                                                 ---            ---             (6)
        Deferred income tax benefit                                                             (803)          (150)          (334)
        Originations of loans held for sale                                                 (138,878)      (107,067)       (31,846)
        Proceeds from sale of loans held for sale                                            148,664        106,411         29,342
        Real estate donated                                                                      ---             31            ---
        Increase in deferred loan fees and costs                                               7,899          4,490          2,164
        Increase in accrued interest receivable                                                 (261)          (637)          (823)
        Decrease (increase) in other assets                                                      131            299           (780)
        Increase (decrease) increase in income taxes payable                                   1,150         (1,910)         4,040
        Increase in other liabilities                                                            709            899            769
                                                                                             -------        -------        -------

        Net cash provided by operating activities                                             53,086         34,722         27,911
                                                                                             -------        -------        -------

 Cash used in investing activities:
    Net increase in loans                                                                    (74,771)      (143,649)      (153,092)
    Purchase of mortgage-backed securities                                                  (232,822)       (84,143)       (26,112)
    Proceeds from principal repayments of mortgage-backed securities                         105,525         56,461         37,351
    Proceeds from maturities and calls of investment securities available for sale           119,988         10,000         49,999
    Proceeds from sale of investment securities available for sale                            53,083          1,931          5,330
    Purchase of investment securities available for sale                                    (270,927)      (111,259)       (12,764)
    Purchase of investment securities held to maturity                                       (50,216)           ---            ---
    Proceeds from sale of real estate owned                                                      484          1,331          1,826
    Purchase of premises and equipment                                                        (5,579)        (5,346)        (5,234)
    Proceeds from sale of premises and equipment                                                  64            103            915
    FHLB stock purchase, net                                                                  (3,249)        (7,249)        (2,527)
    Purchase of insurance agencies                                                              (600)           ---             (9)
                                                                                             -------        -------        -------

        Net cash used in investing activities                                               (359,020)      (281,820)      (104,317)
                                                                                             -------        -------        -------

Consolidated Statements of Cash Flows

Year ended September 30, 2003, 2002 and 2001

 Cash provided by financing activities:
    Net increase in deposits                                                                $177,377       $172,362       $101,601
    Net payment of short-term borrowings                                                     (22,000)       (10,000)       (18,000)
    Repayments of long-term debt                                                                 (62)           (59)           (57)
    Net proceeds from long-term debt                                                          80,000        160,000         75,553
    Increase in advance payments by borrowers for taxes and insurance                          1,536            353          2,769
    Dividends paid                                                                           (11,641)        (9,936)        (8,965)
    Common stock options exercised                                                             1,681          1,862            426
    Purchase of treasury stock                                                                (8,404)       (13,031)       (13,950)
                                                                                             -------         ------        -------

        Net cash provided by financing activities                                            218,487        301,551        139,377
                                                                                             -------        -------        -------

        Net(decrease)increase in cash and cash equivalents                                   (87,447)        54,453         62,971

 Cash and cash equivalents - beginning of year                                               147,141         92,688         29,717
                                                                                             -------         ------         ------

 Cash and cash equivalents - end of year                                                    $ 59,694       $147,141       $ 92,688
                                                                                             =======        =======        =======


 Supplemental disclosures:
    Cash paid for:
        Interest                                                                            $ 49,610       $ 56,432       $ 64,677
        Taxes                                                                                 23,841         22,410         11,920
    Noncash investing and financing activities:
        Additions to real estate acquired in settlement of loans through foreclosure             688          1,299          2,635
        Sale of real estate owned financed by the Company                                        109            156            974
        Change in unrealized gain on securities available for sale                               418          1,199          2,228
        Change in deferred taxes related to securities available for sale                       (161)          (463)          (859)
        Distribution of RRP shares                                                               857            895            838
        Tax benefit of stock plans credited to capital                                           726            406            337
        Treasury stock issued to purchase insurance agency                                       ---            ---            147
        Transfer to short-term borrowings from long-term debt                                 25,071         22,000         10,043
        Note payable issued to purchase premises                                                 900            ---            ---

 See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

(1)    Summary of Significant Accounting Policies

(a)    Nature of Business, Reorganization and Offering of Common Stock

Harbor Florida Bancshares, Inc. (the "Company" or "Bancshares") is the holding company for Harbor Federal Savings Bank (the "Bank"). The Company owns 100% of the Bank's common stock. Currently, it engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived from the Bank. The Bank provides a wide range of banking and related insurance services and is engaged in the business of attracting deposits primarily from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans. Harbor Insurance Agency, Inc., a wholly owned subsidiary of the Bank, also provides a full range of insurance products.

Prior to March 18, 1998, the Company's predecessor entity, Harbor Florida Bancorp, Inc. ("Bancorp"), was owned approximately 53.37% by Harbor Financial M.H.C. ("Mutual Holding Company") and 46.63% by public shareholders. On March 18, 1998, pursuant to a plan of conversion and reorganization, and after a series of transactions: (1) a new entity, Bancshares, became the surviving corporate entity, (2) Bancshares sold the ownership interest in Bancorp previously held by the Mutual Holding Company to the public in a subscription offering (the "Offering") (16,586,752 common shares at $10.00 resulting in net cash proceeds after costs and funding the ESOP (note 16) of approximately $150 million), (3) previous public shareholders of Bancorp had their shares exchanged into 14,112,400 common shares of Bancshares (exchange ratio of 6.0094 to 1) (the "Exchange"), and (4) the Mutual Holding Company ceased to exist. The total number of shares of common stock outstanding following the Offering and Exchange was 30,699,152. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments.

(b)    Basis of Presentation

The accompanying consolidated financial statements include the accounts of Harbor Florida Bancshares, Inc., the Bank and the Bank's wholly owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

As of September 30, 2003 substantially all of the Company's loans and investment in real estate owned are secured by real estate in the counties in which the Company has branch facilities: St. Lucie, Indian River, Brevard, Martin, Okeechobee and Volusia Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

(c)    Loan Origination and Commitment Fees and Related Costs

Loan fees and certain direct loan origination costs are deferred, and the net amount is recognized in interest income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

Notes to Consolidated Financial Statements

(d)    Loan Interest Income

The Company reverses accrued interest related to loans which are 90 days or more delinquent or placed on non-accrual status. Such interest is recorded as income when collected. Amortization of net deferred loan fees and accretion of discounts are discontinued for loans that are 90 days or more delinquent. Interest income on impaired loans is recognized on an accrual basis unless designated nonaccrual as noted above.

(e)    Investment and Mortgage Backed Securities

Bonds, notes, and other debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Available-for-sale securities consist of bonds, notes, other debt securities and certain equity securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are reported at estimated market value and include securities that are being held for an unspecified period of time, such as those the Company would consider selling to meet liquidity needs or as part of the Company's risk management program. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a component of comprehensive income in stockholders' equity until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary results in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

At September 30, 2003 and 2002, the Company had no material commitments to purchase or sell investment or mortgage-backed securities.

(f)    Loans

Loans are stated at unpaid principal balances, less loans in process, the allowance for loan losses and net deferred loan origination fees and discounts.

Discounts on mortgage loans are amortized to interest income using the interest method over the remaining period to contractual maturity.

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies" ("Statement 5") and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114"). The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. (1) General loss percentages are established based upon historical analyses. (2) A supplemental portion of the allowance is established for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific collateral analysis on each impaired loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level as determined above.

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except collateral-dependent loans for which foreclosure is probable, must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment

Notes to Consolidated Financial Statements

by discounting the total expected future cash flows at the loan's original effective rate of interest.

(g)    Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market, comprised of 1-4 family residential loans, are carried at the lower of cost or estimated market value, in the aggregate. Market value is determined by actual commitment or current FNMA rates. Net unrealized losses are recognized through a valuation allowance by charges to income.

(h)    Transfers of Financial Assets and Servicing Rights Retained

Transfers of financial assets, primarily mortgage loans, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Upon completion of a transfer of assets that satisfies the conditions described above to be accounted for as a sale, the Company:

a. Derecognizes all assets sold;
b. Recognizes all assets obtained and liabilities incurred in consideration as proceeds of the sale;
c. Initially measures, at fair value, assets obtained and liabilities incurred in a sale; and
d. Recognizes in earnings any gain or loss on the sale.

The Company receives fees for servicing activities on loans it has sold. These activities include, but are not limited to, collecting principal, interest and escrow payments from borrowers; paying taxes and insurance from escrowed funds; monitoring delinquencies; and accounting for and remitting principal and interest payments. To the extent that the servicing fees exceed or do not provide adequate compensation for the services provided, the Company records a servicing asset or liability for the fair value of the servicing retained. Currently, the servicing fees retained by the Company are just adequate to compensate the Company for the servicing responsibilities. As of September 30, 2003 and 2002, no servicing assets and/or liabilities were recognized.

(i)    Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income from real estate operations on the consolidated statement of earnings.

(j)    Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of premises and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Estimated lives are three to fifty years for buildings and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining term of the related leases or their estimated useful lives.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

(k)    Goodwill

In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets," ("Statement 142"). The Company adopted the provisions of Statement 142 effective October 1, 2001. Pursuant to Statement 142, the Company no longer amortizes goodwill. Instead, goodwill is tested at least annually for impairment in accordance with the provisions of Statement 142.

As of the date of adoption, the Company had unamortized goodwill in the amount of $3,378,000. Upon adoption, the Company did not have a transitional impairment loss. Amortization expense related to goodwill was approximately $300,000 for the year ended September 30, 2001. Had goodwill amortization been excluded from net income for the year ended September 30, 2001, net income would have increased to $24,408,000, basic earnings per share would have increased to $1.05, and diluted earnings per share would have increased to $1.03.

(l)    Income Taxes

The Company and its subsidiaries file consolidated income tax returns. The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases

Notes to Consolidated Financial Statements

of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The tax bad debt reserve method previously available to thrift institutions was repealed for the Bank effective for the year beginning October 1, 1996. Consequently, the Bank changed from the reserve method to the specific charge-off method to compute its bad debt deduction for the tax year beginning October 1, 1996.

As a result of this change in accounting method, the Bank must recapture the portion of its bad debt reserve (other than the supplemental reserve) that exceeds its base year reserve (i.e., its tax reserve for the last tax year beginning before 1988). For financial statement purposes, the Bank has previously provided deferred taxes on the amount of the bad debt reserve in excess of the base year reserve. At the time the Bank was required to change its method of accounting, the total reserve subject to recapture and the base year reserve was approximately $6.8 million and $14.8 million, respectively.

The recapture amount resulting from the change in the method of accounting is required to be taken into taxable income ratably (on a straight-line basis) over a six-year period. If the Bank met certain residential lending requirements, the commencement of the recapture period could be delayed until the first taxable year ending after December 31, 1997. The Bank met such requirements for the tax years beginning October 1, 1996 and 1997 and began the recapture in the tax year beginning October 1, 1998.

The Bank's base year reserve must be recaptured into taxable income as a result of certain non-dividend distributions. A distribution is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution it, together with all other such distributions during the taxable year, exceeds the Bank's current and post-1951 accumulated earnings and profits. The amount charged against the Bank's bad debt reserves with respect to a distribution, which is includible in gross income, will equal the amount of such distribution, increased by the amount of federal income tax resulting from such inclusion.

(m)    Pension Plan

The Company's policy is to fund pension costs as they accrue based on normal cost.

(n)    Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation" ("Statement 123"). This standard allows the use of either the fair value based method described in Statement 123 or the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") for recording stock-based compensation. The Company has elected to continue accounting for stock based compensation under the APB 25 method and disclose the pro forma impact of Statement 123.

At September 30, 2003, the Company had stock option plans for the benefit of directors, officers and other employees of the Company. The Company accounts for those plans under the recognition and measurement principles of APB 25 and related interpretations. Accordingly, no compensation cost has been recognized for the stock plans, since stock option exercise prices are equal to market price at dates of grant.


Had compensation cost for the Company's stock-based compensation plans been determined in accordance with the fair value based method in Statement 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below (Note 16):

Notes to Consolidated Financial Statements



                                                                                   2003               2002              2001
                                                                                   ----               ----              ----
                                                                                      (In thousands except per share data)

              Net income - As reported                                          $ 37,859           $ 31,784          $ 24,108
                   Less: total stock-based employee
                   compensation expense determined
                   under the fair value based method
                   for all awards, net of related tax                             (1,092)            (1,318)           (1,256)
                                                                                  ------             ------            ------
              Pro forma net income                                                36,767             30,466            22,852
                                                                                  ======             ======            ======

              Net income per share - basic
                   As reported                                                    $ 1.68             $ 1.40            $ 1.04
                   Pro forma                                                        1.63               1.34               .99
              Net income per share - diluted
                   As reported                                                      1.64               1.36              1.02
                   Pro forma                                                        1.59               1.30               .96


(o)    Statement of Cash Flows

Cash equivalents include amounts due from depository institutions and interest-bearing deposits in other banks. For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

(p)    Net Income Per Share

Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if options, convertible securities or warrants to issue common shares were exercised.

(q)    Reclassification

Certain amounts included in the 2002 and 2001 consolidated financial statements have been reclassified in order to conform to the 2003 presentation.

(r)    Derivative Instruments

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"), except for commitments to originate mortgage loans that will be held for sale, which the Company enters into in the normal course of business. The fair value of these commitments is not material.

(s)    New Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("Statement 146") which requires, among other things, recording a liability for costs associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's future actions and, therefore, does not meet the requirement for recognizing a liability and the related expense. The provisions of Statement 146 are effective prospectively for exit and disposal activities initiated after December 31, 2002, with early application encouraged. This statement did not have a material impact on the Company's consolidated financial statements.

In November 2002, the FASB issued Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34" which requires disclosures about the guarantor's obligations and liquidity risks related to guarantees issued. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. This interpretation did not have a material impact on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123" ("Statement 148") to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of

Notes to Consolidated Financial Statements

Statement 148 are effective for interim periods beginning after December 15, 2002, with early application encouraged. This statement did not have a material impact on the Company's consolidated financial statements.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51", which addresses consolidation by business enterprises of variable interest entities. The interpretation results in the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. This interpretation did not have a material impact on the Company's consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("Statement 149") to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities. " The statement is effective for contracts entered into or modified after June 30, 2003. This statement did not have a material impact on the Company's consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150 ("Statement 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Statement 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Statement 150 requires that an issuer classify a financial instrument that is within the scope of Statement 150 as a liability. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement did not have a material impact on the Company's consolidated financial statements.

(2)    Investment and Mortgage-backed Securities

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 2003 are as follows:

                                                                            Gross           Gross           Estimated
                                                           Amortized      unrealized       unrealized         market
                                                             cost           gains           losses            value
                                                             ----           -----           ------            -----
                                                                            (In thousands)
Available for sale:
   FHLB notes                                            $ 170,404        $   1,478       $     ---        $ 171,882
   FNMA notes                                               60,039              380              88           60,331
   FFCB note                                                10,296               42             ---           10,338
                                                           -------          -------         -------          -------
                                                           240,739            1,900              88          242,551
   Equity securities                                         1,554            2,414             ---            3,968
                                                           -------          -------         -------          -------
                                                           242,293            4,314              88          246,519
                                                           -------          -------         -------          -------
Held to maturity:
   FHLB notes                                               30,000              128             ---           30,128
   FHLMC notes                                              19,975              166             ---           20,141
   Municipal securities                                        441               43             ---              484
                                                           -------          -------             ---          -------
                                                            50,416              337             ---           50,753
                                                           -------          -------             ---          -------

   FHLMC mortgage-backed securities                        138,884            1,911           1,237          139,558
   FNMA mortgage-backed securities                         169,191            2,200           1,027          170,364
                                                           -------          -------         -------          -------
                                                           308,075            4,111           2,264          309,922
                                                           -------          -------         -------          -------
                                                         $ 600,784        $   8,762       $   2,352        $ 607,194
                                                           =======          =======         =======          =======

Notes to Consolidated Financial Statements

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 2002 are as follows:

                                                                             Gross             Gross         Estimated
                                                          Amortized       unrealized         unrealized        market
                                                             cost            gains             losses          value
                                                             ----            -----             ------          -----
                                                                            (In thousands)
Available for sale:
   FHLB notes                                            $  90,226         $  1,413        $    ---        $  91,639
   FHLMC notes                                              50,408              724             ---           51,132
                                                           -------          -------         -------          -------
                                                           140,634            2,137             ---          142,771
   Equity securities                                         2,763            1,671             ---            4,434
                                                           -------          -------             ---          -------
                                                           143,397            3,808             ---          147,205
                                                           -------          -------         -------          -------
Held to maturity:
   Municipal securities                                        200               45             ---              245
                                                           -------          -------             ---          -------
                                                               200               45             ---              245
                                                           -------          -------         -------          -------

   FHLMC mortgage-backed securities                         90,657            3,684             ---           94,341
                                                                                                ---
   FNMA mortgage-backed securities                          90,612            3,900             ---           94,512
                                                           -------          -------             ---          -------
                                                           181,269            7,584             ---          188,853
                                                           -------          -------             ---          -------
                                                         $ 324,866         $ 11,437        $    ---        $ 336,303
                                                           =======          =======         =======          =======


The amortized cost and estimated market value of debt securities at September 30, 2003 and 2002 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    2003                              2002
                                                                    ----                              ----
                                                                           Estimated                        Estimated
                                                         Amortized           market         Amortized         market
                                                            cost             value             cost           value
                                                            ----             -----             ----           -----
                                                                                 (In thousands)
Available for sale:
   Due in one year or less                               $  50,044        $  50,535       $  60,306        $  61,358
   Due in one to five years                                190,695          192,016          80,328           81,413
                                                           -------          -------         -------          -------
                                                           240,739          242,551         140,634          142,771
                                                           -------          -------         -------          -------
Held to maturity:
   Due in one to five years                                 50,216           50,513         -------          -------
   Due after five years                                        200              240             200              245
                                                           -------          -------         -------          -------
                                                            50,416           50,753             200              245
                                                           -------          -------         -------          -------

   FHLMC mortgage-backed securities                        138,884          139,558          90,657           94,341
   FNMA mortgage-backed securities                         169,191          170,364          90,612           94,512
                                                           -------          -------          ------          -------
                                                           308,075          309,922         181,269          188,853
                                                           -------          -------         -------          -------
                                                         $ 599,230        $ 603,226       $ 322,103        $ 331,869
                                                           =======          =======         =======          =======

Notes to Consolidated Financial Statements

Gross realized gains and gross realized losses on sales of available for sale securities totaled $1,664,000 and $-0- during 2003. Gross realized gains and gross realized losses on sales of available for sale securities totaled $467,125 and -0- during 2002. Gross realized gains and gross realized losses on sales of available for sale securities totaled $889,170 and -0- during 2001. As of September 30, 2003, the Company had pledged mortgage-backed securities with a market value of $18,897,000 and a carrying value of $18,068,335 to collateralize the public funds on deposit. The Company had also pledged mortgage-backed securities with a market value of $647,000 and a carrying value of $600,578 to collateralize treasury, tax and loan accounts as of September 30, 2003.

(3)    Loans

Loans at September 30, 2003 and 2002 are summarized below:

                                               2003                   2002
                                               ----                   ----
                                                (Dollars in thousands)
       Mortgage loans:
             Construction 1-4 family                  $  190,315            $  142,181
             Permanent 1-4 family                      1,014,405             1,072,175
             Multi-family                                 19,754                14,995
             Nonresidential                              181,752               153,635
             Land                                        126,950                82,339
                                                       ---------             ---------
                 Total mortgage loans                  1,533,176             1,465,325
                                                       ---------             ---------

       Other loans:
             Commercial                                   56,268                34,172
             Home improvement                             26,442                25,104
             Manufactured housing                         17,849                14,832
             Other consumer                              126,770               116,591
                                                       ---------             ---------
                 Total other loans                       227,329               190,699
                                                       ---------             ---------
                 Total loans                           1,760,505             1,656,024
                                                       ---------             ---------

       Less:
             Loans in process                            124,427                93,999
             Net deferred loan fees and discounts          8,494                 6,180
             Allowance for loan losses                    16,199                14,377
                                                       ---------             ---------
                                                         149,120               114,556
                                                       ---------             ---------
                 Total loans, net                     $1,611,385            $1,541,468
                                                       =========             =========

       Weighted average yield                               7.36%                 7.74%

An analysis of the allowance for loan losses for the years ended September 30, 2003, 2002 and 2001 follows:

                                                       2003           2002            2001
                                                       ----           ----            ----
                                                                (In thousands)
       Beginning balance                          $   14,377      $  13,417      $   12,729
       Provision for loan losses                       1,946          1,515             798
       Charge-offs                                      (219)          (667)           (353)
       Recoveries                                         95            112             243
                                                     -------        -------         -------
       Ending balance                             $   16,199      $  14,377      $   13,417
                                                     =======        =======         =======


Notes to Consolidated Financial Statements

The allowance for loan losses consists of general allowances of $16,199,000 and $14,377,000 at September 30, 2003 and 2002, respectively. The Company evaluates impaired loans based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate,
(b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral dependent loan. To the extent that an impaired loan's value is less than the loan's recorded investment, a specific allowance is recorded.

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 2003, 2002 and 2001 was $6,259,000, $8,941,000 and $5,813,000, respectively. The average recorded investment in impaired loans during the years ended September 30, 2003, 2002 and 2001 was approximately $8,011,000, $9,469,000 and $4,949,000, respectively. There are no commitments to lend additional funds to these borrowers. The total specific allowance for loan losses related to these loans was $-0- at September 30, 2003 and 2002. Interest income on impaired loans of approximately $584,000, $743,000 and $437,000 was recognized in the years ended September 30, 2003, 2002 and 2001, respectively.

At September 30, 2003 and 2002, loans with unpaid principal balances of approximately $2,215,000 and $1,660,000, respectively, were 90 days or more contractually delinquent or on nonaccrual status. Interest income relating to nonaccrual loans not recognized for the years ended September 30, 2003, 2002 and 2001 totaled approximately $147,000, $103,000, and $177,000, respectively.

As of September 30, 2003 and 2002, approximately $1,638,000 and $1,209,000, respectively, of loans 90 days or more contractually delinquent were in the process of foreclosure.

As of September 30, 2003 and 2002, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $260,000 and $370,000, respectively.

Accrued interest receivable at September 30, 2003 and 2002 is summarized below:

                                          2003                 2002
                                          ----                 ----
                                               (In thousands)
       Loans                             $6,733              $ 7,377
       Investment securities              1,994                1,232
       Mortgage-backed securities         1,178                  961
       FHLB stock dividends                 203                  277
                                         ------               ------
                                       $ 10,108              $ 9,847
                                         ======               ======


The Company is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Such commitments are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Outstanding commitments to fund mortgage loans (excluding loans in process), that generally expire in 60 days, amounted to approximately $63,943,000 ($17,780,000 fixed rate, interest rates from 4.88% to 8.75%) as of September 30, 2003. In addition, as of September 30, 2003, the Company had determined that $59,104,000 might be lent to certain homebuilders on a variable rate and home-by-home basis, subject to underwriting and product approval by the Company. Outstanding commitments to fund other loans as of September 30, 2003 were approximately $1,059,000.

Notes to Consolidated Financial Statements

(4)    Loan Servicing

Mortgage loans, including those underlying pass through securities, serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans at September 30, 2003 and 2002 are summarized as follows:

                                               2003              2002
                                               ----              ----
                                                    (In thousands)

                    FNMA                    $ 217,377        $ 136,790
                    FHLMC                       2,680            4,013
                    Other investors               275              311
                                              -------          -------
                                            $ 220,332        $ 141,114
                                              =======          =======

At September 30, 2003 and 2002, collection of principal and interest to be remitted to FHLMC and FNMA and advance payment for taxes and insurance relating to FHLMC and FNMA serviced loans are reflected in the consolidated statements of financial condition as advance payments by borrowers for taxes and insurance.

(5)    Premises and Equipment

Premises and equipment at September 30, 2003 and 2002 are summarized as follows:


                                                      2003                2002
                                                      ----                ----
                                                           (In thousands)

       Land                                        $ 11,841            $  9,245
       Buildings and leasehold improvements          19,441              17,493
       Furniture, fixtures and equipment             17,027              16,132
                                                    -------             -------
                                                     48,309              42,870
Less accumulated depreciation and amortization      (17,374)            (15,821)
                                                    -------             -------
                                                   $ 30,935            $ 27,049
                                                    =======             =======


Depreciation expense for the years ended September 30, 2003, 2002 and 2001 totaled $2,481,000, $2,280,000, and $1,977,000, respectively.

(6)    Deposits

Deposits at September 30, 2003 and 2002 are summarized as follows:

                                                                             2003                            2002
                                                                             ----                            ----
                                                                                Period-end                      Period-end
                                                                    Amount     weighted rate         Amount    weighted rate
                                                                    ------      -------------        ------    -------------
                                                                                     (Dollars in thousands)

       Commercial checking                                        $   137,037                   $    77,445
       Noninterest bearing personal checking accounts                 108,628                        81,154
       NOW                                                            115,054      0.10%             97,150        0.30%
       Passbook                                                       140,432      0.27%            115,306        0.52%
       Money market investment                                        213,961      1.00%            166,004        1.44%
       Official checks                                                 19,421                        21,697
                                                                    ---------                     ---------
                                                                      734,533                       558,756
                                                                    ---------                     ---------
       Certificate accounts:
              0.00 - 3.00%                                            587,931                       227,361
              3.01 - 4.00%                                            134,985                       318,683
              4.01 - 5.00%                                             69,737                       122,280
              5.01 - 6.00%                                             17,614                        56,015
              6.01 - 7.00%                                              5,460                        87,692
              7.01 - 8.00%                                                ---                         2,096
                                                                    ---------                     ---------
                                                                      815,727                       814,127
                                                                    ---------                     ---------
                                                                  $ 1,550,260                   $ 1,372,883
                                                                    =========                     =========

Weighted average interest rate                                           1.54%                         2.46%
                                                                        =====                          =====

Notes to Consolidated Financial Statements

Maturities of outstanding certificate accounts at September 30, 2003 and 2002 are summarized as follows:

                                                 2003               2002
                                                 ----               ----
                                                     (In thousands)
       One year                               $ 539,781         $ 619,355
       Two years                                142,684            98,450
       Three years                               60,982            49,693
       Four years                                49,647             9,054
       Five years                                17,189            35,811
       Thereafter                                 5,444             1,764
                                                -------           -------
                                              $ 815,727         $ 814,127
                                                =======           =======

The aggregate amount of certificate accounts in amounts of $100,000 or more was approximately $167,291,000 and $151,928,000 at September 30, 2003 and 2002,
respectively. Balances of individual certificates in excess of $100,000 are not federally insured.

Interest expense on deposits is summarized as follows:

                                                                                  2003              2002               2001
                                                                                  ----              ----               ----
                                                                                              (In thousands)

       Passbook accounts                                                        $    488          $    722          $  1,264
       NOW, money market checking, and money market investment accounts            2,243             2,838             4,577
       Certificate accounts                                                       24,543            34,269            44,563
                                                                                  ------            ------            ------
                                                                                $ 27,274          $ 37,829            50,404
                                                                                  ======            ======            ======

Early withdrawal penalties for the years ended September 30, 2003, 2002 and 2001 aggregated $185,375, $206,318, and $225,588, respectively, and are netted against interest expense on certificate accounts.

Accrued interest payable of $134,551 and $267,455 at September 30, 2003 and 2002, respectively, is included in other liabilities.

(7)    Short-term Borrowings

At September 30, 2003, short-term borrowings from the Federal Home Loan Bank
(FHLB) were comprised of $25 million advances due various dates during 2004, with fixed terms and fixed interest rates between 5.71% and 6.18%. Also included in short-term borrowings is the $71,000 current portion of a note payable maturing January 2005, relating to the purchase of premises. (See Note 8)


At September 30, 2002, short-term borrowings from the Federal Home Loan Bank
(FHLB) were comprised of $22 million advances due various dates during 2003, with fixed terms and fixed interest rates between 5.88% and 6.50%.


Information concerning short-term borrowings is summarized as follows:

                                                               2003              2002
                                                                ----             ----
                                                              (Dollars in thousands)

             Average balance during the year                 $ 14,762          $ 15,512
             Average interest rate during the year               6.15%             6.92%
             Average interest rate at September 30               5.80%             6.20%
             Maximum month-end balance during the year       $ 25,071          $ 25,000

Notes to Consolidated Financial Statements

(8)    Long-term Debt

Long-term debt primarily consisted of advances from the FHLB totaling $478.5 million and $423.5 million at September 30, 2003 and 2002, respectively. The debt is due with fixed terms and fixed interest rates ranging from 2.00% to 6.18% primarily at various dates through August 2013 and a $511,000 advance due January 2021.

Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Company to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances.

At September 30, 2003 and 2002, the long-term FHLB advances have fiscal year maturity dates as follows:

                                                            2003                           2002
                                                            ----                           ----
                                                                 Weighted                         Weighted
            Year ending September 30,              Amount      average rate         Amount       average rate
                                                   ------      ------------         ------       ------------
                                                                   (Dollars in thousands)
                           2004                  $     ---           ---%         $  25,000           5.80%
                           2005                     13,000          5.97%            13,000           5.97%
                           2006                      5,000          5.95%             5,000           5.95%
                           2007                        ---           ---%               ---            ---%
                           2008                     85,000          5.52%               ---            ---%
                      2009 and after               375,511          4.11%           380,528           4.79%
                                                   -------        -------           -------         -------
                                                 $ 478,511          4.43%         $ 423,528           4.90%
                                                   =======        =======           =======         =======

Of the FHLB advances due 2009 and after, the FHLB could call $90 million on specified dates in 2005, $75 million on specified dates in 2006, $160 million on specified dates in 2007 and $50 million on specified dates in 2008.

In February 2003, a note payable, relating to the purchase of premises, was issued with an annual interest rate of 6%. The balance outstanding at September 30, 2003 was $855,000 of which $71,000 is included in short-term borrowings. The note expires in January 2005 with a balloon payment of the remaining balance of approximately $764,000.

Other interest expense is summarized as follows:

                                                        2003              2002              2001
                                                        ----              ----              ----
                                                                    (In thousands)
                      Advances from the FHLB         $ 22,356          $ 18,799          $ 14,817
                      Other                                35                 3                13
                                                       ------            ------            ------
                                                     $ 22,391          $ 18,802          $ 14,830
                                                       ======            ======            ======

Notes to Consolidated Financial Statements

(9)    Income Taxes

Income tax expense (benefit) for the years ended September 30, 2003, 2002 and 2001 is summarized as follows:

                                                       2003               2002              2001
                                                       ----               ----              ----
                                                                     (In thousands)
                      Current:
                        Federal                      $ 21,491          $ 17,616          $ 13,712
                        State                           3,500             2,884             2,248
                                                       ------            ------            ------
                                                       24,991            20,500            15,960
                                                       ------            ------            ------
                      Deferred:
                         Federal                         (688)             (127)             (284)
                         State                           (115)              (23)              (50)
                                                       ------            ------            ------
                                                         (803)             (150)             (334)
                                                       ------            ------            ------
                                                     $ 24,188          $ 20,350          $ 15,626
                                                       ======            ======            ======

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at September 30, 2003 and 2002 are as follows:

                                                         2003                2002
                                                         ----                ----
                                                             (In thousands)
Deferred tax assets:
   Allowance for bad debts                              $ 5,847            $ 4,706
   Deferred compensation                                  1,284              1,021
   Other                                                      4                  1
                                                          -----              -----
       Total deferred tax assets                          7,135              5,728
                                                          -----              -----
Deferred tax liabilities:
   Net deferred loan fees and costs                       5,080              4,569
   FHLB stock dividend                                      840                840
   Premises and equipment depreciation difference         1,277              1,106
   Insurance agency intangibles                             155                ---
   Installment sales                                         3                  76
                                                          -----              -----
       Total deferred tax liabilities                     7,355              6,591
                                                          -----              -----
                                                            220                863
Unrealized gain on available for sale securities          1,631              1,470
                                                          -----              -----
       Net deferred tax liability                         1,851              2,333
                                                          -----              -----

Less liability at beginning of year                      (2,333)            (2,020)
Deferred tax liability resulting from acquisition of
   insurance agency                                        (160)               ---
Change in unrealized gain on available for sale
   securities                                              (161)              (463)
                                                          -----              -----
Benefit for deferred income taxes                       $  (803)           $  (150)
                                                          =====              =====

Notes to Consolidated Financial Statements

Income tax expense on income from continuing operations is different than the amount computed by applying the U.S. Federal income tax rate of 35% for 2003, 2002 and 2001 to income from continuing operations before income taxes because of the following:

                                                          2003          2002          2001
                                                          ----          ----          ----
Statutory Federal income tax rate                         35.0%         35.0%         35.0%
State income tax (net of Federal income tax benefit)       3.6           3.6           3.6
Other                                                       .4            .4            .7
                                                          ----          ----          ----
Effective tax expense rate                                39.0%         39.0%         39.3%
                                                          ====          ====          ====


Deferred income tax liabilities of approximately $1,851,000 and $2,333,000 at September 30, 2003 and 2002, respectively, are included in other liabilities in the accompanying consolidated statements of financial condition.

Retained earnings at September 30, 2003 include approximately $14,800,000 base year tax bad debt reserve for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $5,696,000 at September 30, 2003.

(10)   Net Income per Share

Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the twelve months ended September 30, 2003, 2002 and 2001. Adjustments have been made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents.

                                                                                            Years ended September 30,
                                                                                 2003                2002               2001
                                                                                 ----                ----               ----
Net income                                                                   $ 37,858,674        $ 31,783,630       $ 24,108,342
                                                                               ==========          ==========         ==========

Weighted average common shares outstanding:
    Shares outstanding                                                         23,596,543          23,849,677         24,350,618
    Less weighted average uncommitted ESOP shares                              (1,032,855)         (1,102,694)        (1,172,534)
                                                                               ----------          ----------         ----------
       Total                                                                   22,563,688          22,746,983         23,178,084
                                                                               ==========          ==========         ==========

Basic net income per share                                                     $     1.68        $       1.40       $       1.04



Weighted average common shares outstanding                                     22,563,688          22,746,983         23,178,084
    Additional dilutive shares related to stock options                           570,172             599,679            538,652
                                                                               ----------          ----------         ----------
    Total weighted average common shares and equivalents outstanding for
     diluted earnings per share computation                                    23,133,860          23,346,662         23,716,736
                                                                               ==========          ==========         ==========

Diluted net income per share                                                   $     1.64        $       1.36       $       1.02

Notes to Consolidated Financial Statements

Additional dilutive shares are calculated under the treasury stock method utilizing the average market value of the Company's stock for the period. For the year ended September 30, 2003, there were 1,449 common stock options and -0-unvested RRP shares that were antidilutive and therefore not included in the above calculation. For the year ended September 30, 2002, there were 42 common stock options and -0- unvested RRP shares that were antidilutive and therefore not included in the above calculation. For the year ended September 30, 2001, there were 1,746 common stock options and 555 unvested RRP shares that were antidilutive and therefore not included in the above calculation.

(11)   Regulatory and Capital Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). During 2000, the minimum ratio for Tier 1 capital was adjusted from 4% to 3% for savings associations that meet certain requirements. Management believes, as of September 30, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2003 and 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                           To be well capitalized
                                                                                 For capital               under prompt corrective
                                                         Actual                 adequacy purpose              action provisions
                                                   Amount      Ratio         Amount         Ratio           Amount         Ratio
                                                   ------      -----         ------         -----           ------         -----
                                                                            (Dollars in thousands)
As of September 30, 2003
------------------------
   Total capital (to risk-weighted assets)       $ 246,948     19.05%      $ 103,694         >8.0%        $ 129,617      >10.0%
   Tier I (core) capital (to risk-weighted
       assets)                                     231,469     17.86%         38,885         >3.0%           77,770      > 6.0%
   Tier I (core) capital (to adjusted
       tangible assets)                            231,469      9.88%         70,305         >3.0%          117,175      > 5.0%
   Tangible capital (to adjusted tangible
       assets)                                     231,469      9.88%         35,153         >1.5%              n/a         n/a

As of September 30, 2002
------------------------
   Total capital (to risk-weighted assets)       $ 222,752     19.25%       $ 92,574         >8.0%        $ 115,717      >10.0%
   Tier I (core) capital (to risk-weighted
       assets)                                     209,126     18.07%         34,715         >3.0%           69,430      > 6.0%
   Tier I (core) capital (to adjusted
       tangible assets)                            209,126     10.04%         62,470         >3.0%          104,117      > 5.0%
   Tangible capital (to adjusted tangible
       assets)                                     209,126     10.04%         31,235         >1.5%              n/a         n/a

Notes to Consolidated Financial Statements

The certificate of incorporation of the Company provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit.

The Company has authorized but not issued preferred stock, subject to regulatory restrictions and determination of rights and preferences to be determined by the Board of Directors.

The Plan of Conversion (Note 1a) provided for the establishment of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) 100% of the Bank's retained earnings of $34.5 million at September 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering in the Mutual Holding Company reorganization, or (2) 53.41% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final prospectus utilized in the Offering plus the amounts distributed to Bancorp by the Bank at the formation of Bancorp in 1998. Each eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank.

Applicable rules and regulations of the OTS impose limitations on dividends paid by the Bank. Within those limitations, certain "safe harbor" dividends are permitted; subject to providing the OTS with at least 30 days' advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend, are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's capital requirements at the beginning of the calendar year, or
(ii) 75% of net income over the most recent four-quarter period.

Additional restrictions would apply to an institution that does not meet its capital requirement before or after a proposed dividend. As of September 30, 2003, $89,873,000 was available for distribution from the Bank to the holding company without further regulatory approval.

(12)   Commitments and Contingencies

At September 30, 2003, the Company had irrevocable letters of credit aggregating approximately $7,909,000.

The Company and subsidiaries are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company and subsidiaries.

(13)   Related Party Transactions

Directors, executive officers and principal stockholders of the Company had certain transactions with the Company in the ordinary course of business, as described below.

Loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons, did not involve more than normal risk of collectibility, and are performing as agreed.

The summary of changes in the related party loans follows:

                                                        2003               2002                2001
                                                        ----               ----                ----
                                                                       (In thousands)

       Outstanding loans - beginning of year          $ 3,347             $ 1,748            $ 1,802
       New loans                                        1,413               2,197                224
       Repayments                                      (1,102)               (598)              (278)
                                                        -----               -----              -----
       Outstanding balance - end of year              $ 3,658             $ 3,347            $ 1,748
                                                        =====               =====              =====


Frank H. Fee, III, a director of the Company, is also President of the law firm of Fee & Koblegard, P.A., which does business under the registered name of Fee, Koblegard & DeRoss, a general practice law firm. The Company paid approximately $96,000, $97,000, and $149,000, of legal fees in the years ended September 30, 2003, 2002 and 2001, respectively, to this law firm.

Notes to Consolidated Financial Statements

(14)   Other Expense

Other expense for the years ended September 30, 2003, 2002 and 2001 consists of the following:

                                                      2003         2002         2001
                                                      ----         ----         ----
                                                              (In thousands)
              Deposit account losses               $ 1,349      $   941      $   781
              Postage                                  698          626          566
              Professional fees                        692          640          586
              Telephone                                549          579          515
              Office supplies and forms                495          521          483
              SAIF deposit insurance premium           228          220          216
              Other                                  2,884        2,913        2,819
                                                     -----        -----        -----
                                                   $ 6,895      $ 6,440      $ 5,966
                                                     =====        =====        =====

(15)   Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Amounts Due From Depository Institutions and Interest-Bearing Deposits in Other Banks - The carrying amount of these assets is a reasonable estimate of their fair value.

Investment Securities and Mortgage-Backed Securities Held to Maturity - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investment Securities Available for Sale - Fair value equals carrying value, which equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - The fair value of loans is estimated by discounting future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Deposits - The fair value of demand deposits, interest-bearing checking accounts, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificate accounts is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Short-term borrowings and long term debt - The fair value of FHLB advances is estimated based on rates currently available to the Company for FHLB advances with similar terms and maturities.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is insignificant.

Notes to Consolidated Financial Statements

The estimated fair values of the Company's financial instruments at September 30, 2003 and 2002 are as follows:

                                                                                     2003                            2002
                                                                                     ----                            ----
                                                                          Carrying           Fair          Carrying           Fair
                                                                           amount           value           amount            value
                                                                           ------           -----           ------            -----
                                                                                               (In thousands)
Assets:
       Cash and amounts due from depository institutions                $   55,262      $   55,262       $   51,815      $   51,815
       Interest-bearing deposits in other banks                              4,432           4,432           95,326          95,326
       Investment securities held to maturity                               50,416          50,753              200             245
       Investment securities available for sale                            246,519         246,519          147,205         147,205
       Mortgage-backed securities held to maturity                         308,075         309,922          181,269         188,853
       Loans held for sale                                                   2,648           2,732            8,263           8,496

       Loans                                                             1,627,584                        1,555,845
       Less allowance for loan losses                                      (16,199)                         (14,377)
                                                                         ---------                        ---------
           Loans, net                                                    1,611,385       1,665,884        1,541,468       1,616,265
Liabilities:
       Commercial checking, noninterest-bearing personal, NOW, passbook,
           money market accounts and official checks                       734,533         734,533          558,756         558,756
       Certificate accounts                                                815,727         823,864          814,127         826,054
       Short-term borrowings                                                25,071          25,818           22,000          23,443
       Long-term debt                                                      479,295         513,118          423,528         462,067

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16)   Benefit Plans

Employee Stock Ownership Plan

In March 1998, as part of the reorganization and conversion of Harbor Financial, M.H.C., the Company's Employee Stock Option Plan (ESOP) purchased 1,326,940 shares of the Company's common stock at $10 per share, which was funded by a loan from the Company. The ESOP covers all eligible employees of the Company age 21 and over. Dividends paid on unallocated shares reduce the Company's cash contribution to the ESOP. The ESOP's borrowing from the Company is eliminated in consolidation. At September 30, 2003, there were 915,500 allocated shares, 52,379 shares committed to be released, and 995,205 suspense (unallocated and not yet committed to be released) shares held by the ESOP. As shares are released, the Company recognizes compensation expense equal to the current market price of the shares. Allocated shares and shares committed to be released are included in the weighted average common shares outstanding used to compute earnings per share. Total compensation expense charged to earnings in the years ended September 30, 2003, 2002 and 2001, totaled $1,688,264, $1,400,666, and
$1,098,793, respectively. At September 30, 2003, the fair value of the unallocated shares was $27,928,589.

Recognition and Retention Plans and Stock Option Plans

The Company's 1998 Stock Incentive Plan, adopted on September 18, 1998, authorizes the award of Recognition and Retention Plan Shares (RRP shares) and the granting

Notes to Consolidated Financial Statements

of options to purchase common stock. As of September 30, 2003, the Company has awarded 623,233 RRP shares at $11.19 average price per share totaling $6,972,950. The total award will be amortized as compensation expense ratably over the participants' vesting periods of 5 to 10 years. In November and December, 1998, the Company's Recognition and Retention Plan (RRP) purchased 663,470 shares from market sources at an average cost of $10.81 per share totaling $7,171,000 in order to fund the grants of RRP shares. Total compensation expense charged to earnings in the years ended September 30, 2003, 2002 and 2001, totaled $908,294, $918,298, and $897,090, respectively.

At September 30, 2003, the Company had stock option plans for the benefit of directors, officers, and other employees of the Company. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans since stock option exercise prices are equal to market price at dates of grant. The number of shares of common stock reserved for issuance under the 1994 stock option plan is equal to 1,286,012 shares, or 9.6% of the total number of common shares issued in the minority offering pursuant to the Company's reorganization to the stock form of ownership. The number of shares of common stock reserved for issuance under the 1998 Stock Incentive Plan is equal to 1,658,675 or 5.40% of the outstanding shares of common stock as of the effective date of the plan. The stock options vest in equal installments over varying periods not to exceed 10 years, depending upon the individual's position in the Company. At September 30, 2003, 176,292 shares were available for future awards.

A summary of the Company's stock option plans is presented below:

                                                                             Years Ended September 30,
                                                          2003                        2002                         2001
                                                               Weighted                     Weighted                     Weighted
                                                               average                      average                      average
                                                               exercise                     exercise                     exercise
                                                 Shares        price           Shares       price           Shares       price
                                                 ------        -----           ------       -----           ------       -----

  Options outstanding beginning of year        1,367,487       $11.23        1,555,904      $10.35        1,595,594       $ 9.91
  Options granted                                 56,741       $22.82           79,136      $17.71          113,547       $13.82
  Options exercised                             (173,373)      $ 9.69         (242,180)     $ 7.69          (70,906)      $ 6.00
  Options forfeited                              (62,235)      $11.56          (25,373)     $11.23          (82,331)      $10.89
                                                 --------      ------         --------      ------         --------       ------
  Options outstanding at year-end              1,188,620       $11.99        1,367,487      $11.23        1,555,904       $10.35
                                               =========       ======        =========      ======        =========       ======
  Options exercisable at year-end                705,763                       632,265                      612,866
                                                 =======                       =======                      =======
  Weighted average fair value of options
     granted during the year                      $ 8.19                        $ 5.34                       $ 4.20
                                                  ======                        ======                       ======


The following table summarizes information about stock options outstanding at September 30, 2003:

                                                 Options outstanding                                   Options exercisable
                                                 -------------------                                   -------------------
                                                   Weighted average                                Number
                             Number outstanding        remaining            Weighted           exercisable at
       Range of exercise     at September 30,     contractual life      average exercise        September 30,       Weighted average
            prices                  2003                (years)             price                    2003            exercise price
            ------                  ----                -------             ------                   ----            --------------
      $ 1.664 to 6.781             24,627                 1.1               $  2.66                 24,627             $  2.66
      $ 10.69 to 12.00            866,075                 5.0               $ 10.77                629,111             $ 10.73
      $ 12.38 to 14.63            154,041                 6.8               $ 13.17                 44,325             $ 13.15
      $ 15.06 to 16.35             45,636                 8.1               $ 16.03                    ---             $   ---
      $ 17.00 to 20.10             42,500                 8.3               $ 19.54                  6,000             $ 20.10
      $ 21.13 to 27.05             55,741                 9.3               $ 22.84                  1,700             $ 21.13
                                ---------                 ---                ------                -------              ------
           Total                1,188,620                 5.6               $ 11.99                705,763             $ 10.70
                                =========                 ===                ======                =======              ======

Notes to Consolidated Financial Statements

The option method used to calculate the Statement 123 compensation adjustment was the Binomial model with the following grant date fair values and assumptions (Note (1n)):

                       Number of
                        options        Grant date       Exercise      Risk free          Expected         Expected        Expected
  Date of grant         granted       fair value          price    interest rate      life (years)      volatility        dividend
  -------------         -------       ----------         ------    -------------      ------------      ----------        --------
     01/06/97            18,028         $ 1.19           $ 5.66         6.291%                 5            28.33            $ .30
     06/16/97             2,704           1.50             6.37         6.276                  5            30.71              .32
     06/20/97               300           1.67             6.78         6.271                  5            31.11              .32
     07/08/98            15,000           4.68            12.00         5.433                  5            32.66              .38
     09/18/98         1,498,615           3.96            10.69         4.517                  5            35.13              .38
     12/08/98             1,500           4.21            10.94         4.379                  5            36.20              .46
     04/19/99            58,500           4.35            11.88         5.044                  5            32.25              .46
     12/08/99            53,131           4.60            12.44         6.050                  5            33.90              .52
     01/07/00            17,889           4.58            12.38         6.411                  5            33.83              .52
     01/21/00            10,000           4.65            12.38         6.632                  5            33.33              .52
     04/19/00             7,155           3.04            10.75         6.230                  5            26.95              .52
     12/06/00            66,547           3.71            13.19         5.257                  5            27.44              .60
     12/13/00            30,000           4.39            14.63         5.215                  5            27.93              .60
     02/14/01             4,500           4.83            15.06         5.013                  5            30.94              .60
     04/23/01             2,500           5.14            15.47         4.684                  5            31.56              .60
     06/26/01            10,000           6.39            18.48         4.713                  5            30.87              .60
     11/30/01             2,700           4.83            16.35         4.430                  6            31.81              .68
     12/12/01            30,000           4.19            16.12         5.110                  9            31.97              .88
     12/12/01            12,936           4.80            16.12         4.630                  6            31.97              .68
     12/31/01             2,500           5.23            17.00         4.710                  6            32.22              .68
     04/10/02            30,000           6.72            20.10         4.770                  5            32.72              .63
     04/10/02             1,000           6.80            20.10         5.030                  6            32.72              .68
     10/15/02            23,741           7.59            21.13         2.836                  5            40.59              .69
     12/11/02            15,500           7.73            21.31         2.700                  5            42.00              .73
     02/03/03             2,500           8.54            22.79         2.736                  5            41.83              .73
     05/14/03            15,000           9.52            27.05         2.832                  6            40.98              .91


Other Plans

The Company has a noncontributory-defined benefit pension plan covering all full-time employees hired before January 1, 2003 who have attained one year of service. Pension expense was $393,000, $11,000, and $12,000, respectively, for the years ended September 30, 2003, 2002 and 2001. The plan is a multi-employer plan. Separate actuarial valuations are not made for each employer nor are plan assets so segregated. The assumed average rate of return used in determining the actuarial present value of accumulated plan benefits was 8.25% The date of the most recent actuarial evaluation is July 1, 2002.

The Company's 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") covers all eligible employees of the Company age 21 and over. An eligible employee may elect to contribute to the 401(k) Plan in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee. Employee contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits contributions by the Company. The Company currently makes matching contributions of 25% of the first 6% of each participant's contributions for employees hired before January 1, 2003 and matching contributions of 50% of the first 6% of each participant's contributions for employees hired on or after January 1, 2003. For the years ended September 30, 2003, 2002 and 2001, the Company's matching contribution totaled approximately $157,000, $134,000, and $111,000, respectively.

The Company has a deferred compensation plan for Directors (the "Directors' Deferred Compensation Plan") who may elect to defer all or part of their annual director fees to fund the Directors' Deferred Compensation Plan. The plan provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate, adjusted and compounded quarterly. At September 30, 2003 and 2002, deferred directors'

Notes to Consolidated Financial Statements

fees included in other liabilities aggregated $190,967 and $199,975, respectively. Directors may elect to have their deferred compensation balance invested in shares of the Company's common stock. Such purchases were approximately  $289,000,  $209,000,  and  $168,000,  in  2003,  2002  and  2001,
respectively. After purchase of shares of the Company's common stock, the Company's liability has been satisfied except for distribution of the shares to the director when he ceases to be a director. At September 30, 2003 and 2002, the Directors' Deferred Compensation Plan held 312,166 and 306,746 shares of the Company's common stock, respectively.

The Company also has a retirement plan for non-employee directors elected to the Board prior to October 9, 1996 (the "Plan"). The annual basic benefit under the Plan is based on a percentage of the average three years director's fees preceding the termination of service multiplied by the number of years of service, not to exceed 50% of the average annual director's fees. During the years ended September 30, 2003, 2002 and 2001, the charge to earnings relating to the Plan was insignificant.

The Company also has an unfunded supplemental executive retirement plan (SERP) for the benefit of Michael J. Brown, Sr. The annual basic benefit provides for 75% of his final five-year average earnings less amounts paid from the Pension Plan and the amount expected to be paid as a social security benefit. The benefit will be reduced on a pro rata basis if Mr. Brown retires or otherwise terminates his employment before age 65. Additionally, the benefit will be reduced by 3% for each year before age 65 that his benefit commences. At September 30, 2003 and 2002, the liability related to the SERP was $997,000 and $795,000, respectively. During the years ended September 30, 2003, 2002 and 2001, the charge to earnings related to the SERP was $202,000, $148,000 and $78,000, respectively.

(17)   Acquisition of Insurance Agencies

On March 27, 2003, Harbor Insurance Agency, a subsidiary of Harbor Federal Savings Bank, completed its acquisition of the David G. Willbur Insurance Agency for approximately $600,000 in cash. David G. Willbur Insurance Agency has specialized in property and casualty insurance and has served the residents and businesses of St. Lucie county for over 76 years. The principal owner, David G. Willbur, joins the management team for Harbor Insurance Agency, Inc. The acquisition further complements Harbor Insurance Agency's existing line of insurance products and provides an even broader range of insurance company providers to meet the changing and growing needs of our customers.

On February 6, 2001, Harbor Insurance Agency completed the acquisition of The Acker-Hall Insurance Agency for approximately $147,000 in common stock of the Company. The Acker-Hall Insurance Agency is located in Vero Beach, Florida and specializes in property and casualty insurance.

The acquisitions were accounted for using the purchase method. The results of operations of the insurance agencies acquired are included in the consolidated financial statements of the Company from the date of acquisition.

The fair value of assets acquired and liabilities assumed in conjunction with the acquisitions of the insurance agencies was as follows:

                                                         2003           2001
                                                         ----           ----

Cash                                                    $   1          $  --
Premises and equipment                                      6              1
Goodwill                                                  319            258
Other intangibles subject to amortization                 415             --
Other assets                                               63             --
                                                         ----           ----
Fair value of assets acquired                             804            259
                                                         ----           ----
Deferred tax liability                                    160             --
Other liabilities                                          65            112
                                                         ----           ----
Fair value of liabilities assumed                         225            112
                                                         ----           ----
Fair value of net assets acquired                         579            147
Acquisition costs                                          22              9
                                                         ----           ----
Purchase of insurance agencies                            601            156
Less cash acquired                                          1             --
Treasury shares issued                                     --            147
                                                         ----           ----

Net cash used in purchase of insurance agencies         $ 600          $   9
                                                         ====            ===

Notes to Consolidated Financial Statements

As of September 30, 2003, goodwill related to purchase of the insurance agencies is approximately $1.8 million, of which $341,000 relates to the purchase of the David G. Wilbur Insurance Agency in 2003. Other intangibles subject to amortization includes a $400,000 intangible related to Wilbur's customer base, amortized over 15 years, and a $15,000 non-compete agreement, amortized over 5 years.

The Company adopted Statement 142 effective October 1, 2001 and no longer amortizes goodwill. (See note 1(k).) At least annually, the Company tests the goodwill for impairment in accordance with Statement 142.

(18)   Quarterly Results of Operations (Unaudited)

The quarterly results of operations the years ended September 30, 2003 and 2002 are as follows:

                                                                                  For the three months ended fiscal 2003
                                                                    September 30       June 30         March 31        December 31
                                                                    ------------       -------         --------        -----------
                                                                                    (In thousands except share data)

   Interest income                                                   $ 33,846         $ 33,575         $ 33,411         $ 34,073
   Interest expense                                                    11,859           11,869           12,353           13,584
                                                                       ------           ------           ------           ------
       Net interest income                                             21,987           21,706           21,058           20,489
   Provision for  loan losses                                             334              659              502              451
                                                                       ------           ------           ------           ------
       Net interest income after provision for loan losses             21,653           21,047           20,556           20,038
   Total other income                                                   5,273            5,752            5,363            5,399
   Total other expenses                                                11,247           11,037           10,550           10,200
                                                                       ------           ------           ------           ------
       Income before income taxes                                      15,679           15,762           15,369           15,237
   Income tax                                                           6,015            6,187            6,024            5,962
                                                                       ------           ------           ------           ------
   Net income                                                        $  9,664         $  9,575         $  9,345         $  9,275
                                                                       ======           ======           ======           ======
   Net income per share
       Basic                                                         $   0.43         $   0.43         $   0.41         $   0.41
                                                                       ======           ======           ======           ======
       Diluted                                                       $   0.42         $   0.42         $   0.40         $   0.40
                                                                       ======           ======           ======           ======



                                                                                For the three months ended fiscal 2002
                                                                    September 30         June 30         March 31        December 31
                                                                    ------------         -------         --------        -----------
                                                                                    (In thousands except share data)

   Interest income                                                   $   34,139       $   33,191       $  32,443        $  32,034
   Interest expense                                                      13,956           13,604          14,082           14,989
                                                                         ------           ------          ------           ------
        Net interest income                                              20,183           19,587          18,361           17,045
   Provision for  loan losses                                               398              403             408              306
                                                                         ------           ------          ------           ------
       Net interest income after provision for loan losses               19,785           19,184          17,953           16,739
   Total other income                                                     4,458            4,259           3,784            3,359
   Total other expenses                                                   9,926            9,494           9,235            8,732
                                                                         ------           ------          ------           ------
       Income before income taxes                                        14,317           13,949          12,502           11,366
   Income tax                                                             5,576            5,462           4,883            4,429
                                                                         ------           ------          ------           ------
   Net income                                                        $    8,741       $    8,487       $   7,619        $   6,937
                                                                         ======           ======          ======           ======
   Net income per share
       Basic                                                         $     0.39       $     0.37       $    0.34        $    0.30
                                                                         ======           ======          ======           ======
       Diluted                                                       $     0.37       $     0.37       $    0.32        $    0.30
                                                                         ======           ======          ======           ======

Notes to Consolidated Financial Statements

(19)     Comprehensive Income

The Company's other comprehensive income is summarized as follows for the years ended September 30, 2003, 2002 and 2001:

                                                                                   2003          2002          2001
                                                                                   ----          ----          ----
                                                                                             (In thousands)
         Unrealized gains on securities available for sale:
              Unrealized holding gains arising during the period                 $ 2,082       $ 1,666       $ 3,117
              Less: reclassification adjustment for net
                realized gain included in net income                               1,664           467           889
                                                                                   -----         -----         -----
         Net unrealized gains                                                        418         1,199         2,228
         Tax effect                                                                  161           463           859
                                                                                   -----         -----         -----
         Other comprehensive income, net of tax                                  $   257        $  736       $ 1,369
                                                                                   =====         =====         =====


(20)   Parent Company Financial Information

Condensed Statements of Financial Condition at September 30, 2003 and 2002 and Condensed Statements of Operations and Cash Flows for the years ended September 30, 2003, 2002 and 2001 are shown below (in thousands) for Bancshares:

Condensed Statements of Financial Condition

                                                                               2003                 2002
                                                                               ----                 ----
                                                                                     (In thousands)
Assets:
Cash deposited at Harbor Federal                                            $  6,168             $  6,267
Investment securities available for sale at market value                       3,943                4,409
Investment in and advances to Harbor Federal                                 252,708              229,125
Accrued interest receivable                                                       12                   15
Income tax receivable from Harbor Federal                                          6                  ---
Other assets                                                                     ---                    1
                                                                             -------              -------
        Total assets                                                        $262,837             $239,817
                                                                             =======              =======
Liabilities and Stockholders' Equity:
Liabilities:
    Income tax payable to Harbor Federal                                    $    ---             $    131
    Other liabilities                                                            954                  768
                                                                             -------              -------
        Total liabilities                                                        954                  899
                                                                             -------              -------
Stockholders' Equity:                                                        261,883              238,918
                                                                             -------              -------
        Total liabilities and stockholders' equity                          $262,837             $239,817
                                                                             =======              =======

Notes to Consolidated Financial Statements

Condensed Statements of Operations
        Years ended September 30, 2003, 2002 and 2001

                                                                      2003             2002             2001
                                                                      ----             ----             ----
                                                                                  (In thousands)

        Interest on investment securities                          $     69         $     82          $     66
                                                                     ------           ------            ------
           Total interest income                                         69               82                66
                                                                     ------           ------            ------

        Gain on sale of securities available for sale                 1,303              467               889
                                                                     ------           ------            ------
           Total other income                                         1,303              467               889
        Other Expense
           Management fee to Harbor Federal                             175              175               175
           Other expenses                                               298              308               310
                                                                     ------           ------            ------
           Total other expense                                          473              483               485
              Income before income tax expense and
                 earnings of Harbor Federal                             899               66               470
        Income tax expense                                              396               69               231
                                                                     ------           ------            ------
           Income (loss) before earnings of Harbor
              Federal                                                   503               (3)              239
        Equity in net earnings of Harbor Federal                     37,356           31,787            23,869
                                                                     ------           ------            ------
           Net income                                              $ 37,859         $ 31,784          $ 24,108
                                                                     ======           ======            ======

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows
    Years ended September 30, 2003, 2002 and 2001

                                                                                  2003             2002              2001
                                                                                  ----             ----              ----
                                                                                                (In thousands)
    Cash used by operating activities:
        Net income                                                              $ 37,859          $ 31,784           $ 24,108
        Adjustments to net income:
           Equity in earnings of Harbor Federal                                  (37,356)          (31,787)           (23,869)
           Gain on sale of securities available for sale                          (1,303)             (467)              (889)
           Decrease in accrued interest receivable                                    3                  2                 33
           (Increase) Decrease in income tax receivable                               (6)              ---                  5
           (Decrease) increase in income tax payable                                (131)               46                 85
           (Increase) decrease in other assets                                        1                 (1)               ---
           Increase in payable to Harbor Federal                                    175                175                175
           Increase (decrease) in other liabilities                                 (102)              103                 (1)
                                                                                  ------            ------             ------
           Net cash used in operating activities                                    (860)             (145)              (353)
                                                                                  ------            ------             ------
    Cash provided by investing activities:
        Purchase of investment securities available for sale                         ---              (351)            (2,640)
        Sale of investment securities available for sale                           2,513             1,931              5,330
                                                                                  ------            ------             ------
           Net cash provided by investing activities                               2,513             1,580              2,690
                                                                                  ------            ------             ------
    Cash provided by (used in) financing activities:
        Amounts received from Harbor Federal                                      16,721            25,432             16,707
        Dividends paid                                                           (11,641)           (9,936)            (8,965)
        Purchase of treasury stock                                                (8,513)          (13,088)           (13,967)
        Common stock options exercised                                             1,681             1,862                426
                                                                                  ------            ------             ------
           Net cash (used in) provided by financing activities                    (1,752)            4,270             (5,799)
                                                                                  ------            ------             ------

           Net (decrease) increase in cash and cash equivalents                      (99)            5,705             (3,462)

    Cash and cash equivalents - beginning of year                                  6,267               562              4,024
                                                                                  ------            ------             ------

    Cash and cash equivalents - end of year                                      $ 6,168          $  6,267           $    562
                                                                                  ======            ======             ======

    Supplemental disclosures:
        Changes in unrealized gain on securities available for sale,
           net of tax                                                            $   257          $    736           $  1,369
        Amortization of stock benefit plans                                        2,596             2,319              1,996
        Tax benefit of employee benefit plans                                        726               406                337
        Distribution of RRP shares                                                   857               895                838
        Treasury stock issued to purchase insurance agency                           ---               ---                147
