Form 10-K, Exhibit 13
period 2004-09-30
HARBOR FLORIDA BANCSHARES INC
filed 2004-12-14
CIK 1029407

EXHIBIT 13




              HARBOR FLORIDA BANCSHARES, INC. AND SUBSIDIARIES
                             Index to Annual Report





                                                                           Page

       Selected Consolidated Financial Data                                  18

       Management's Discussion and Analysis of Financial Condition
       and Results of Operations                                             19

       Report of Independent Registered Public Accounting Firm               33

       Consolidated Statements of Financial Condition - September 30,
       2004 and 2003                                                         34

       Consolidated Statements of Earnings - Years ended September 30,
       2004, 2003, and 2002                                                  35

       Consolidated Statements of Stockholders' Equity and Comprehensive
       Income - Years ended September 30, 2004, 2003, and 2002               36

       Consolidated Statements of Cash Flows - Years ended September 30,
       2004, 2003, and 2002                                                  38

       Notes to the Consolidated Financial Statements                        40




       All schedules are omitted as they are not required or are not applicable or the required information is shown in the applicable consolidated financial statements or notes thereto.

Selected Consolidated Financial Data

Selected Consolidated Financial Condition Data

                                                                               September 30,
                                                  2004              2003            2002                2001             2000
                                                  ----              ----            ----                ----             ----
                                                                               (In thousands)

Total assets                                  $2,627,109        $2,352,071        $2,090,639        $1,755,108        $1,582,695
Loans (net)                                    1,891,169         1,611,385         1,541,468         1,401,873         1,251,669
Loans held for sale                                2,438             2,648             8,263             5,373             2,548
Investment securities-available for sale         129,760           246,519           147,205            46,414            85,767
Investment securities-held to maturity               440            50,416               200               200               200
Mortgage-backed securities                       443,060           308,075           181,269           153,714           165,059
Real estate owned                                     48               906               733               917               871
Deposits                                       1,744,830         1,550,260         1,372,883         1,200,092         1,098,537
Short-term borrowings                             13,785            25,071            22,000            10,043            18,000
Long-term debt                                   540,492           479,295           423,528           285,544           220,091
Stockholders' equity                             286,644           261,883           238,918           224,835           219,384




Selected Consolidated Operating Data
                                                                                       Years Ended September 30,
                                                                     2004          2003         2002         2001         2000
                                                                     ----          ----         ----         ----         ----
                                                                                 (In thousands except per share data)

Interest income                                                 $  142,085    $  134,905    $  131,807   $  126,050   $  112,322
Interest expense                                                    47,426        49,665        56,631       65,234       55,215
                                                                 ---------     ---------     ---------    ---------    ---------
Net interest income                                                 94,659        85,240        75,176       60,816       57,107
Provision for loan losses                                            1,652         1,946         1,515          798          847
                                                                 ---------     ---------     ---------    ---------    ---------

Net interest income after provision for loan losses                 93,007        83,294        73,661       60,018       56,260
                                                                 ---------     ---------     ---------    ---------    ---------
Other income:
    Fees and service charges                                        14,889        12,963        10,779        8,450        6,812
    Other                                                            8,658         8,817         5,037        3,880        1,039
                                                                 ---------      --------     ---------    ---------    ---------
Total other income                                                  23,547        21,780        15,816       12,330        7,851
                                                                 ---------      --------     ---------    ---------    ---------
Other expenses:
    Compensation and benefits                                       29,192        25,646        21,829       18,652       16,503
    Occupancy                                                        7,032         6,070         5,404        4,858        4,185
    Other                                                           13,643        11,311        10,110        9,104        7,956
                                                                 ---------     ---------     ---------    ---------    ---------
Total other expenses                                                49,867        43,027        37,343       32,614       28,644
                                                                 ---------     ---------     ---------    ---------    ---------
Income before income taxes                                          66,687        62,047        52,134       39,734       35,467
Income tax expense                                                  25,691        24,188        20,350       15,626       13,719
                                                                 ---------     ---------     ---------    ---------    ---------
Net income                                                      $   40,996    $   37,859    $   31,784   $   24,108   $   21,748
                                                                 =========     =========     =========    =========    =========
Net income per share:
    Basic                                                       $     1.81    $     1.68    $     1.40   $     1.04   $      .89
    Diluted                                                     $     1.77    $     1.64    $     1.36   $     1.02   $      .88

Selected Financial Ratios

                                                                            At or for the years ended September 30,

                                                            2004             2003             2002             2001           2000
                                                            ----             ----             ----             ----           ----
Performance Ratios:
    Return on average assets                                 1.64%            1.73%            1.67%            1.44%          1.44%
    Return on average stockholders' equity                  15.06            15.14            13.78            10.89           9.82
    Net interest rate spread                                 3.73             3.78             3.72             3.21           3.34
    Net interest margin                                      3.93             4.03             4.09             3.75           3.91
    Noninterest income to average assets                      .94             1.00              .84              .74            .52
    Noninterest expense to average assets                    1.99             1.97             1.97             1.95           1.90
    Average interest-earning assets to average
        interest-bearing liabilities                       109.63           110.74           111.92           113.57         115.34
    Efficiency Ratio                                        43.70            42.60            42.38            45.91          44.49

Asset Quality Ratios:
    Nonperforming assets to total assets                      .12              .13              .11              .20            .23
    Allowance for loan losses to total loans                  .94             1.01              .93              .96           1.02
    Allowance for loan losses to non-performing
        loans                                              587.20           731.34           865.87           519.01         460.19

Capital Ratios:
    Average stockholders' equity to average assets          10.87            11.42            12.13            13.20          14.65
    Stockholders' equity to assets                          10.91            11.13            11.43            12.81          13.86
    Dividend pay-out ratio                                  34.41            30.75            31.26            37.19          38.13


Management's Discussion and Analysis of Financial Condition and Results of Operations

Special Note Regarding Forward-Looking Statements

This report contains certain "forward-looking statements" which are based on assumptions and describe future plans. Harbor Florida Bancshares, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all such forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis and elsewhere, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to i) change in general market interest rates, ii) general economic conditions, iii) legislative/regulatory changes, iv) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve, v) changes in the quality or composition of the Company's loan and investment portfolios, vi) demand for loan products, vii) deposit flows, viii) competition, and ix) demand for financial services in the Company's markets. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

Critical Accounting Policies

The following discussion and analysis of our financial condition is based upon consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The determination of the allowance for loan losses is considered by management to be a critical accounting policy and is based upon estimates made by management. Critical accounting policies are defined as policies which are material to the portrayal of the Company's financial condition and results of operations, and that require management's most difficult, subjective, or complex judgments. The Company's financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

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

The allowance for loan losses consists of general allowances of $17,802,000 and $16,199,000 at September 30, 2004 and 2003, respectively. The Company evaluates impaired loans based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate,
(b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral dependent loan. To the extent that an impaired loan's value is less than the loan's recorded investment, a specific allowance is recorded.

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 2004, 2003 and 2002 was $4,627,000, $6,259,000 and $8,941,000, respectively. The average recorded investment in impaired loans during the years ended September 30, 2004, 2003 and 2002 was approximately $5,568,000, $8,011,000 and $9,469,000, respectively. There are no commitments to lend additional funds to these borrowers. The total specific allowance for loan losses related to these loans was $-0- at September 30, 2004 and 2003. Interest income on impaired loans of approximately $381,000, $584,000 and $743,000 was recognized in the years ended September 30, 2004, 2003 and 2002, respectively.

There were no significant changes in the estimation methods or fundamental assumptions used in the calculation of the allowance for loan losses at September 30, 2004, compared to September 30, 2003. Furthermore, there was no reallocation of the allowance from September 30, 2003. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on unforeseen changes in economic conditions which would impact borrowers or markets.

General

The Company owns 100% of the common stock of Harbor Federal Savings Bank ("the Bank"), a federal savings bank whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides a wide range of banking and related insurance services but is principally engaged in the business of attracting deposits predominately from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans. The Company's results of operations are highly dependent on net interest income. Net interest income is a function of the balances of loans and investments ("interest-bearing assets") outstanding in any one period, the yields earned on such loans and investments, and the interest incurred on deposits and borrowed funds ("interest-bearing liabilities") that were outstanding in that same period. The Company's noninterest income consists primarily of fees and service charges, insurance commissions, gains on sale of mortgage loans, gains on sale of securities, gains on sale of premises and equipment and, depending on the period, real estate operations which have either provided income or loss. The results of operations are also significantly impacted by the amount of provisions for loan losses, which, in turn, is dependent upon, among other things, the size and makeup of the loan portfolio, loan quality, and other credit trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy expense and data processing services. Results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

The Company operates primarily in seven counties on the east coast of Florida. As such, the Company's results of operations are affected by the general and economic conditions of the area. Management believes that the area's rapid population growth and expanding real estate market will support continued earning's growth.

During August and September 2004, several hurricanes passed directly over the Company's market area within weeks of each other, resulting in property damage throughout the region. The Company provided services to all of its markets on the first business day after each storm. During the weeks following, Harbor Insurance Agency handled thousands of insurance claims. The Company noted an increase in past due loans, particularly in the residential mortgage and consumer loan portfolios. Loan and deposit programs were implemented to assist customers with their recovery and rebuilding efforts. Certain customers were provided with short-term loan principal and/or interest deferments and/or extended credit facilities. None of these programs had or is expected to have any significant impact on the financial position, results of operations and cash flows of the Company. The storm-related damages to the Company's own buildings, which are predominately covered by insurance, are currently being repaired and rebuilt.

Management is uncertain of the long-range effects on the economy, but believes that the area continues to represent an attractive market with strong growth potential. In the short-term, the changed environment could present challenges to the operations of the Company as a result of lower levels of originations, loan sales, and fee income.

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

The matching of assets and liabilities may be analyzed by determining the extent to which such assets and liabilities are interest rate sensitive. An asset or liability is considered to be interest rate sensitive within a specific time period if it matures or re-prices within that time period. Interest rate sensitivity analysis, also known as "gap" analysis, attempts to measure the difference between the amount of interest-earning assets expected to mature or re-price within a specific time period compared to the amount of interest-bearing liabilities expected to mature or re-price within that time period. An interest rate sensitive "gap" is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities maturing or repricing within a specified time period. A "gap" is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets that mature or re-price within a specified time period. Interest rate sensitivity analysis is based on numerous assumptions, such as estimates for loan repayments prior to maturity. Estimates are revised annually to reflect the anticipated interest rate environment.

Generally, an institution with a positive interest rate sensitivity "gap" can expect net interest income to increase during periods of rising interest rates and decline during periods of falling interest rates. Likewise, an institution with a negative "gap" can expect an increase in net interest income during periods of falling interest rates and a decrease in net interest income during periods of rising interest rates. At September 30, 2004, the Company's cumulative one-year interest rate sensitivity "gap" was negative 3.81%.

The Board of Directors has established an Asset/Liability Committee, which consists of the Company's president and other senior officers. The Committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

The Company currently utilizes the following strategies to reduce interest rate risk: (a) the Company seeks to originate and hold in the portfolio adjustable rate loans which have periodic interest rate adjustments; (b) the Company sells a portion of newly originated fixed rate residential mortgage loans; (c) the Company seeks to lengthen the maturities of deposits when deemed cost effective through the pricing and promotion of certificates of deposits; (d) the Company seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (e) the Company has utilized long term Federal Home Loan Bank ("FHLB") advances to fund the origination of fixed rate loans. The Company also maintains a high level of liquid assets consisting of short-term securities as well as medium-term securities. These securities have expected average lives in the three to four-year range. Management expects that cash flow from investment maturities and repayments can be reinvested at higher yields in a rising interest rate environment.

Interest Rate Sensitivity

The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates as of September 30, 2004. For mortgage-backed securities, investment securities and borrowings, the table presents principal cash flows by expected maturity dates.

                                                        Four to         More than        More than
                                       Within            twelve        one year to       three years     Over five
                                    three months         months        three years      to five years      years            Total
                                    ------------         ------        -----------      -------------      -----            -----
                                                                  (Dollars in thousands)
Interest-earning assets (1):
  Mortgage loans (2):
    Fixed rate                        $  58,846        $ 176,539        $ 312,862       $ 184,561        $ 362,093       $1,094,901
    Adjustable rate                     174,123           70,460          160,729         147,917           52,884          606,113
  Other loans (2):
    Fixed rate                           20,046           60,139           33,166           3,945              604          117,900
    Adjustable rate                      89,605            2,160              ---             443              287           92,495
  Mortgage-backed securities:
    Fixed rate                           28,341           77,788          139,514          92,545          104,872          443,060
    Adjustable rate                         ---              ---              ---             ---              ---              ---
  Investment securities and

    other assets (3):                    36,383           30,177           99,643             ---              200          166,403
                                       --------         --------         --------        --------         --------        ---------
       Total                          $ 407,344        $ 417,263        $ 745,914       $ 429,411        $ 520,940       $2,520,872
                                       --------         --------         --------        --------         --------        ---------
Interest-bearing liabilities:
  Deposits (4):
    NOW accounts                      $  13,813         $ 41,438        $  53,040       $  19,095        $  10,740       $  138,126
    Passbook accounts                    25,177           75,532           56,397           9,024            1,718          167,848
    Money market accounts                52,718          158,155           50,610           2,024               85          263,592
    Certificate accounts                148,220          395,776          248,790          46,926            3,911          843,623
  Borrowings (5):                         5,000            8,785            5,000         145,000          390,492          554,277
                                       --------         --------         --------        --------         --------        ---------
       Total                          $ 244,928        $ 679,686        $ 413,837       $ 222,069        $ 406,946       $1,967,466
                                       --------         --------         --------        --------         --------        ---------
Excess (deficiency) of interest
    earning assets over
    interest-bearing liabilities      $ 162,416        $(262,423)       $ 332,077       $ 207,342        $ 113,994       $  553,406
                                       ========         ========         ========        ========         ========        =========
Cumulative excess of
    interest-earning assets over
    interest-bearing liabilities      $ 162,416        $(100,007)       $ 232,070       $ 439,412        $ 553,406
                                       ========         ========         ========        ========         ========
Cumulative excess of
    interest-earning assets over
    interest-bearing liabilities
    as a percent of total assets           6.18%          (3.81)%            8.83%          16.73%           21.07%
                                       ========         ========         ========        ========         ========

______________________________

(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, in each case adjusted to reflect estimated prepayments. Estimated prepayment statistics were obtained from averaged projections from various primary securities dealers. For fixed rate mortgages and mortgage-backed securities, annual prepayment rates from 12% to 37%, based on the coupon rate, were used.
(2) Balances have been reduced for loans in process and deferred loan fees and discounts that aggregated to $200.1 million at
    September 30, 2004.  Nonperforming loans aggregating $3.0 million were included in the "within three months" repricing period.
    Balances include fixed rate loans held for sale of $2.4 million at September 30, 2004 which were included in the periods in which they would be repaid based on scheduled amortization and estimated prepayments.
(3) Of the $166.4 million of investment securities and other assets, $29.8 million are callable on specified dates within one year.
    Based on the interest rate environment that existed at September 30, 2004, and assuming interest rates remain constant, management believes that these securities will not be called prior to maturity.
(4) The Company's negotiable order of withdrawal ("NOW") accounts, passbook savings accounts and money market deposit accounts are generally subject to immediate withdrawal. However, management considers a certain portion of these accounts to be core deposits having significantly longer effective maturities based on the Company's retention of such deposit accounts in changing interest rate environments. NOW accounts, passbook savings accounts and money market deposit accounts are assumed to be withdrawn at annual rates of 40%, 60% and 80%, respectively, of the declining balance of such accounts during the period shown. Management believes the rates are indicative of expected withdrawal rates in a rising interest rate environment. If all of the Company's
    NOW accounts, passbook savings accounts, and money market deposit accounts had been assumed to be subject to repricing within one year, the cumulative one-year deficiency of interest-earning assets to interest-bearing liabilities would have been negative
    $302.7 million, or negative 11.52% of total assets.
(5) Of the $554.3 million of borrowings, $450 million are callable on specified dates during fiscal years 2005, 2006, 2007, 2008 and
    2009 by the FHLB. Based on the interest rate environment that existed at September 30, 2004, and assuming this interest rate environment remains constant through 2009, management believes that it is unlikely that $450 million of the borrowings would be called by the FHLB. Management has therefore assumed that these borrowings will continue to their stated maturity. Of these borrowings, $60 million were included in the "more than three years to five years" repricing category, and $390 million were included in the "over five years" repricing category.

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

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"), except for commitments to originate mortgage loans that will be held for sale, which the Company enters into in the normal course of business. The fair value of these commitments is not material.

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

Presented below is an analysis of the Company's interest rate risk at September 30, 2004 as calculated utilizing the Company's computer model. The table presents net portfolio value, dollar and percent changes in net portfolio value, for instantaneous and parallel shifts in the yield curve in 100 basis point increments up and down. Due to the low interest rate environment that existed at September 30, 2004, an analysis of a 200 basis point downward shift in interest rates would not be meaningful and is therefore not shown.

       Change in        Net portfolio                           Percent
         rates           value amount      Dollar change         change
         -----           ------------      -------------         ------
                           (Dollars in thousands)

       +200 B.P.          $353,152           $(57,286)         (13.96)%
       +100 B.P.          $391,880           $(18,558)          (4.52)%
          0 B.P.          $410,438           $      0            0.00 %
       -100 B.P.          $414,680           $  4,242            1.03 %

The Company's net portfolio value amount declines by 4.52% and 13.96%, respectively in a hypothetical 100 basis point and 200 basis point rise in interest rates. The net portfolio value decline results from the nature of the asset and liability mix. The Company's assets consist of predominately long-term, fixed rate loans and mortgage-backed securities amounting to $1.656 billion at September 30, 2004. Of this amount, $1.213 billion were loans and $443 million were mortgage-backed securities. These assets are funded primarily by interest bearing deposits and borrowings totaling $1.967 billion at September 30, 2004. Interest bearing deposits amounted to $1.413 billion and borrowings totaled $554 million at September 30, 2004. Interest bearing deposits and borrowings tend to be shorter-term in nature. Thus, during periods of rising interest rates, the Company's long-term fixed rate assets can be expected to reprice more slowly than its interest bearing deposits and borrowings. This repricing difference results in a reduction of net portfolio value in rising interest rate environments. Under declining interest rate environments, the Company's loan customers may, under certain circumstances, have an economic incentive to refinance their loans at the prevailing hypothetical rate. Such loan refinancing activity could result in significantly shorter asset duration. Shorter asset duration in a declining interest rate environment could result in a lower net portfolio amount. Therefore, given the low interest rate environment that existed at September 30, 2004, management believes that net portfolio values are likely to be more adversely affected by rising interest rates than declining interest rates.

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

Analysis of Net Interest Income

The Company's earnings primarily depend upon its net interest income, which is the difference between interest income earned on its interest-earning assets and interest incurred on its interest-bearing liabilities. Net interest income is affected by (i) the difference between rates of interest earned on the Company's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

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


                                                                       Years Ended September 30,
                                                 2004                             2003                                2002
                                  -------------------------------------------------------------------------------------------------
                                                Interest                         Interest                         Interest
                                   Average         &      Yield/     Average        &      Yield/      Average        &       Yield/
                                   balance     dividends   rate      balance     dividends  rate       balance    dividends    rate
                                   -------     ---------   ----      -------     ---------  ----       -------    ---------    ----

                                                                         (Dollars in thousands)
Assets:
Interest-earning assets (1):
    Interest-bearing deposits    $   10,041  $      100    1.00%   $   55,596  $     712    1.28%    $   72,482 $    1,369     1.89%
    Investment securities           219,452       5,664    2.58       301,269      8,748    2.90         99,367      4,421     4.45
    Mortgage-backed securities      434,874      17,154    3.94       180,277      9,241    5.13        183,650     11,167     6.08
    Mortgage loans                1,493,575     101,867    6.82     1,370,189    101,302    7.39      1,309,003    100,887     7.71
    Other loans                     253,626      17,300    6.82       208,648     14,902    7.14        175,577     13,963     7.95
                                  ---------   ---------   -----     ---------   --------    ----      ---------  ---------     ----
Total interest-earning assets     2,411,568     142,085    5.89     2,115,979    134,905    6.38      1,840,079    131,807     7.16
                                              ---------   -----                 --------    ----                 ---------     ----
Total noninterest-earning
        assets                       92,294                            74,196                            61,030
                                  ---------                         ---------                         ---------
Total assets                     $2,503,862                        $2,190,175                        $1,901,109
                                  =========                         =========                         =========

Liabilities and Stockholders'
Equity:
Interest-bearing liabilities
    Deposits:
        Transaction accounts     $  666,018  $    2,697     .41%   $  492,892  $    2,243    .45%    $  389,061 $    2,838      .73%
        Passbook savings            154,924         412     .27       128,505         488    .38        107,606        722      .67
        Official checks              15,955         ---     .00        16,002         ---    .00         12,667        ---      .00
        Certificate accounts        826,541      20,615    2.49       815,468      24,543   3.01        782,563     34,269     4.38
                                  ---------   ---------   -----     ---------   ---------   ----      ---------  ---------     ----
        Total deposits            1,663,438      23,724    1.43     1,452,867      27,274   1.88      1,291,897     37,829     2.93
    FHLB advances                   535,382      23,651    4.42       457,300      22,356   4.89        352,199     18,799     5.34
    Other borrowings                    875          51    5.79           591          35   5.96             20          3    13.82
                                  ---------   ---------   -----     ---------   ---------   ----      ---------  ---------    -----
Total interest-bearing
        liabilities               2,199,695      47,426    2.16     1,910,758      49,665   2.60      1,644,116     56,631     3.44
                                              ---------   -----                 ---------   ----                 ---------     ----
Noninterest bearing liabilities      31,903                            29,387                            26,316
                                  ---------                         ---------                            ------
Total liabilities                 2,231,598                         1,940,145                         1,670,432
Stockholders' equity                272,264                           250,030                           230,677
                                  ---------                         ---------                           -------
Total liabilities and
        stockholders' equity     $2,503,862                        $2,190,175                        $1,901,109
                                  =========                         =========                         =========
Net interest income/interest
    rate spread (2)                          $   94,659    3.73%               $   85,240   3.78%               $   75,176     3.72%
                                              =========   =====                 =========  =====                 =========    =====
Net interest-earning assets/
    net  interest margin (3)     $  211,873                3.93%   $  205,221               4.03%    $  195,963                4.09%
                                  =========               =====     =========              =====      =========               =====
Interest-earning assets to
    interest-bearing
    liabilities                                          109.63%                          110.74%                            111.92%
                                                         ======                           ======                             ======

_________________

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


                                                                       Years Ended September 30,
                                                                         Increase (Decrease)
                              ----------------------------------------------------------------------------------------------------
                                         2004 vs. 2003                     2003 vs. 2002                    2002 vs. 2001
                                 Volume     Rate         Net      Volume       Rate        Net       Volume     Rate          Net
                              -----------------------------------------------------------------------------------------------------
                                                                          (In thousands)
Interest income:
    Interest-bearing deposits  $   (456)  $   (156)   $  (612)    $  (216)  $   (441)   $   (657)  $    427   $ (1,279)    $   (852)
    Investment securities        (1,960)    (1,124)    (3,084)      5,770     (1,443)      4,327        933     (1,123)        (190)
    Mortgage-backed securities   10,043     (2,130)     7,913        (173)    (1,753)     (1,926)     2,064       (414)       1,650
    Mortgage loans                8,321     (7,756)       565       4,391     (3,975)        416      9,538     (4,005)       5,533
    Non-mortgage loans:
        Commercial loans          1,241        128      1,369         939       (151)        788         75       (676)        (601)
        Consumer loans            1,840       (811)     1,029       1,134       (984)        150      1,642     (1,425)         217
                                 ------     ------     ------      ------     ------      ------     ------     ------       ------
Total interest income            19,029    (11,849)     7,180      11,845     (8,747)      3,098     14,679     (8,922)       5,757
                                 ------     ------     ------      ------     ------      ------     ------     ------       ------

Interest expense:
    Deposits:
        Transaction accounts        719       (265)       454         434     (1,029)       (595)       647     (2,386)      (1,739)
        Passbook savings             63       (139)       (76)         68       (302)       (234)        79       (621)        (542)
        Certificate accounts      1,121     (5,049)    (3,928)      1,024    (10,750)     (9,726)     1,092    (11,386)     (10,294)
                                 ------      -----    -------      ------     ------      ------     -----      ------       ------
    Total deposits                1,903     (5,453)    (3,550)      1,526    (12,081)    (10,555)     1,818    (14,393)     (12,575)
    FHLB advances                 3,483     (2,188)     1,295       4,839     (1,282)      3,557      4,402       (420)       3,982
    Other borrowings                 16        ---         16          32        ---         32         (10)       ---          (10)
                                 ------     ------     ------      ------     ------      ------     ------    -------       ------
Total interest expense            5,402     (7,641)    (2,239)      6,397    (13,363)     (6,966)     6,210    (14,813)      (8,603)
                                 ------      -----     ------      ------     ------      ------     ------     ------       ------

Net interest income            $ 13,627   $ (4,208)   $ 9,419     $ 5,448   $  4,616    $ 10,064   $  8,469   $  5,891     $ 14,360
                                 ======     ======     ======      ======     ======      ======     ======     ======       ======

Results of Operations

Year Ended September 30, 2004 Compared to Year Ended September 30, 2003

General

Diluted earnings per share for the year ended September 30, 2004, increased 7.9% to $1.77 per share on net income of $41.0 million, compared to $1.64 per share on net income of $37.9 million for the same period last year. The increase was due primarily to increased net interest income, resulting from an increase in average interest-earning assets due to originations of loans and purchases of mortgage-backed securities. This growth was funded with low cost core deposits and FHLB advances. Net interest income increased 11.1% to $94.7 million for the year ended September 30, 2004, compared to $85.2 million for the year ended September 30, 2003. This increase was due to an increase in interest income of $7.2 million and a decrease in interest expense of $2.2 million. Other income increased to $23.5 million for the year ended September 30, 2004 from $21.8 million for the year ended September 30, 2003. Other expenses increased to $49.9 million for the year ended September 30, 2004 from $43.0 million for the year ended September 30, 2003.

The two hurricanes that hit the Treasure Coast in September 2004 had a negative effect on the Company's earnings for the last fiscal quarter as a result of lower levels of loan originations, loan sales and fee income. Included in occupancy expense for the year ending September 30, 2004 is approximately $146,000 of costs, not covered by insurance, related to damages to building and equipment due to the storms.

Interest Income

Total interest income increased to $142.1 million for the year ended September 30, 2004 from $134.9 million for the year ended September 30, 2003 as a result of an increase in average interest-earning assets of $295.6 million to $2.4 billion for the year ended September 30, 2004 from $2.1 billion for the year ended September 30, 2003. The average rate earned on interest-earning assets decreased to 5.89% for the year ended September 30, 2004 from 6.38% for the year ended September 30, 2003, a decrease of 49 basis points. Interest income on loans increased $3.0 million to $119.2 million for the year ended September 30, 2004 from $116.2 million for the year ended September 30, 2003. This increase was a result of a $168.4 million increase in the average balance to $1.7 billion in 2004 from $1.6 billion in 2003, partially offset by a decrease in average yield. The average yield on loans decreased to 6.82% for the year ended September 30, 2004 from 7.36% for the year ended September 30, 2003. The increase in the average balance of total loans was mainly due to significant growth in the commercial real estate, consumer and residential loan portfolios resulting from increased levels of loan originations. Interest income on investment securities decreased $3.1 million to $5.7 million for the year ended September 30, 2004 from $8.7 million for the year ended September 30, 2003. This decrease was primarily due to a decrease in the average balance to $219.5 million in 2004 from $301.3 million in 2003, and a decrease in the average yield to 2.58% for the year ended September 30, 2004 from 2.90% for the year ended September 30, 2003. The decrease in the average balance of investment securities was primarily due to the maturity, call and sale of investment securities. Interest income on mortgage-backed securities increased $7.9 million to $17.2 million for the year ended September 30, 2004 from $9.2 million for the year ended September 30, 2003. This increase was primarily due to an increase in the average balance of mortgage-backed securities to $434.9 million in 2004 from $180.3 million in 2003. This increase was partially offset by a decrease in average yield on mortgage-backed securities to 3.94% in 2004 from 5.13% in 2003. The Company's investment strategy has been to shift the portfolio from lower yielding, shorter-term investment securities into higher yielding balloon mortgage-backed securities, with expected average lives of three to four years. These securities will provide future monthly principal and interest repayment cash flow to fund loan growth and other investment alternatives. Other interest income, mainly consisting of interest from interest-bearing deposits in other banks, decreased by $612,000 to $100,000 for the year ended September 30, 2004 from $712,000 for the year ended September 30, 2003. This decrease was primarily due to a decrease in the average balance to $10.0 million in 2004 from $55.6 million in 2003, as well as a decrease in the yield to 1.00% for the year ended September 30, 2004 from 1.28% for the year ended September 30, 2003. The decrease in the average balance of interest-bearing deposits was primarily due to a decrease in overnight funds on deposit at the FHLB.

Interest Expense

Total interest expense decreased to $47.4 million for the year ended September 30, 2004 from $49.7 million for the year ended September 30, 2003. This decrease was due primarily to a decrease in the average rate incurred on interest-bearing liabilities to 2.16% for the year ended September 30, 2004 from 2.60% for the year ended September 30, 2003, a decrease of 44 basis points. This decrease was partially offset by an increase in average interest-bearing liabilities to $2.2 billion for the year ended September 30, 2004 from $1.9 billion for the year ended September 30, 2003. Interest expense on deposits decreased $3.6 million to $23.7 million for the year ended September 30, 2004 from $27.3 million for the year ended September 30, 2003. This decrease was primarily a result of a decrease of 45 basis points in the average rate to 1.43% for the year ended September 30, 2004 from 1.88% for the year ended September 30 2003. This decrease was partially offset by a $210.6 million increase in the average balance to $1.7 billion in 2004 from $1.5 billion in 2003. The average deposit mix changed to 50.3% and 49.7% of core deposits and certificate accounts, respectively, for the year ended September 30, 2004 from 43.9% and 56.1%, respectively, for the same period in 2003. Interest expense on FHLB advances and other borrowings increased $1.3 million to $23.7 million for the year ended September 30, 2004 from $22.4 million for the year ended September 30, 2003. This increase was the result of an increase of $78.1 million in the average balance of FHLB advances to $535.4 million in 2004 from $457.3 million in 2003, partially offset by a decrease in average rate on FHLB advances to 4.42% in 2004 from 4.89% in 2003. The increase in average balance was primarily due to proceeds from new long-term fixed rate advances taken in order to fund the origination of fixed rate loans and the purchase of mortgage-backed securities.

The net interest margin decreased to 3.93% for the year ended September 30, 2004 from 4.03% for the year ended September 30, 2003. This decrease was due to the yield on interest earning assets decreasing more than the cost of interest bearing liabilities in the declining interest rate environment.

Provision for Loan Losses

The determination of the allowance for loan losses, which is considered by management to be a critical accounting policy, is based upon estimates made by management. Critical accounting policies are defined as policies which are material to the portrayal of the Company's financial condition and results of operations, and that require management's most difficult, subjective, or complex judgements. The Company's financial results could differ significantly if different judgements or estimates are applied in the application of these policies.

The provision for loan losses was $1.7 million for the year ended September 30, 2004, compared to $1.9 million for the year ended September 30, 2003. The provision for loan losses for the year ended September 30, 2004 was principally comprised of a charge of $1.6 million due to increased credit risk resulting from growth in the loan portfolio, primarily in the commercial real estate, commercial business and consumer loan portfolios, $49,000 in net charge offs partially offset by a credit of $355,000 related to a decrease in the level of classified loans. The provision for loan losses for the year ended September 30, 2003 was principally comprised of a charge of $2.1 million due to increased credit risk resulting from growth in the loan portfolio, primarily in the commercial real estate, commercial business and consumer loan portfolios, $124,000 in net charge offs partially offset by a credit of $253,000 related to a decrease in the level of classified loans. The allowance for loan losses was at $17.8 million and $16.2 million for September 30, 2004 and 2003, respectively. The allowance was .94% and 1.01% of total loans at September 30, 2004 and 2003, respectively and was 383.37% and 245.6% of classified loans at September 30, 2004 and 2003, respectively. Nonperforming loans increased to $3.0 million at September 30, 2004 from $2.2 million at September 30, 2003. The ratio of the allowance for loan losses to total nonperforming loans decreased to 587.20% at September 30, 2004 from 731.3% at September 30, 2003.

Other Income

Other income increased $1.8 million to $23.6 million for the year ended September 30, 2004 from $21.8 million for the year ended September 30, 2003. This increase was due primarily to increases of $1.9 million in fees and service charges, $694,000 in gain on sale of equity securities, $623,000 in insurance commissions and fees and $353,000 in gain on sale of premises, partially offset by a $1.9 million decrease in the gain on sale of mortgage loans. Fees and service charges, primarily from fees and service charges on deposit products, were $14.9 million and $13.0 million for the years ended September 30, 2004 and 2003, respectively. This increase was due primarily to the growth in transaction accounts. Gain on the sale of equity securities was $1,997,000 and $1,303,000 for the years ended September 30, 2004 and 2003, respectively. Insurance commissions and fees were $3.4 million and $2.8 million for the years ended September 30, 2004 and 2003, respectively. This increase was due primarily to fees from the sale of fixed rate annuities and insurance products. The Company completed its acquisition of an additional insurance agency during March 2003 (See Note 17 to consolidated financial statements.) Gain on sale of mortgage loans was $2.3 million and $4.2 million for the years ended September 30, 2004 and 2003, respectively. This decrease was due to a decline in the originations of fixed rate residential one-to-four family mortgage loans partly as a result of a change in customer preference to adjustable rate loans. Total fixed rate residential loan originations for the year ended September 30, 2004 decreased by $122.6 million; however, adjustable rate loan originations increased by $167.5 million. The Company sells loans in order to reduce interest rate risk by limiting the growth of long-term fixed rate loans held in its portfolio. Income from real estate operations was $410,000 and $213,000 for the years ended September 30, 2004 and 2003, respectively. This increase was primarily due to gains on sale of real estate acquired in settlement of loans through foreclosure. Gain on the sale of debt securities was $248,000 and $361,000 for the years ended September 30, 2004 and 2003, respectively. Securities were sold for diversification and risk management purposes.

Other Expense

Other expense increased by $6.9 million to $49.9 million for the year ended September 30, 2004 from $43.0 million for the year ended September 30, 2003. The increase was due primarily to increases of $3.5 million in compensation and benefits, $962,000 in occupancy expense, $501,000 in data processing services, $275,000 in advertising and promotion and $1,556,000 in other expenses. The increase in compensation and benefits was due primarily to annual salary increases, additional staff required to support the growth in loans and deposits, and increased contributions to the multi-employer defined benefit plan. The increase in occupancy expense was due primarily to an increase in data processing equipment expense and expenses incurred in the opening of new branches. The increases in data processing services and advertising and promotion were due primarily to increases resulting from the growth in loans and deposits. The increase in other expense was due to a $328,000 increase in professional fees, $251,000 increase in deposit account losses, and $878,000 increase in other expenses. Included in other expenses is the recognition of a $505,000 non-deductible amount paid to the Internal Revenue Service (IRS) under a settlement agreement related to an operational adjustment in the Company's Employee Stock Ownership Plan (ESOP).

Income Taxes

Income tax expense increased by $1.5 million to $25.7 million for the year ended September 30, 2004 from $24.2 million for the year ended September 30, 2003, due primarily to an increase in pretax accounting income. The effective tax rate was 38.5% and 39.0% for the years ended September 30, 2004 and 2003, respectively. The decrease in the effective tax rate for the year is primarily a result of a tax benefit resulting from the IRS settlement concerning the ESOP.

Year Ended September 30, 2003 Compared to Year Ended September 30, 2002

General

Diluted earnings per share for the year ended September 30, 2003, increased 20.6% to $1.64 per share on net income of $37.9 million, compared to $1.36 per share on net income of $31.8 million for the same period last year. This increase was due primarily to the increase in net interest income as a result of decreases in interest expense on deposits, notwithstanding growth in average deposits, and growth in loans and investment securities. Net interest income increased 13.4% to $85.2 million for the year ended September 30, 2003, compared to $75.2 million for the year ended September 30, 2002. This increase was due to an increase in interest income of $3.1 million and a decrease in interest expense of $7.0 million. Other income increased to $21.8 million for the year ended September 30, 2003 from $15.8 million for the year ended September 30, 2002. Other expenses increased to $43.0 million for the year ended September 30, 2003 from $37.3 million for the year ended September 30, 2002.

Interest Income

Total interest income increased to $134.9 million for the year ended September 30, 2003 from $131.8 million for the year ended September 30, 2002 as a result of an increase in average interest-earning assets of $275.9 million to $2.1 billion for the year ended September 30, 2003 from $1.8 billion for the year ended September 30, 2002. The average rate earned on interest-earning assets decreased to 6.38% for the year ended September 30, 2003 from 7.16% for the year ended September 30, 2002, a decrease of 78 basis points. Interest income on loans increased $1.3 million to $116.2 million for the year ended September 30, 2003 from $114.9 million for the year ended September 30, 2002. This increase was a result of a $94.3 million increase in the average balance to $1.6 billion in 2003 from $1.5 billion in 2002, partially offset by a decrease in average yield. The average yield on loans decreased to 7.36% for the year ended September 30, 2003 from 7.74% for the year ended September 30, 2002. The increase in the average balance of total loans was mainly due to significant growth in the commercial real estate, commercial business and consumer loan portfolios resulting from increased levels of loan originations. Interest income on investment securities increased $4.3 million to $8.7 million for the year ended September 30, 2003 from $4.4 million for the year ended September 30, 2002. This increase was primarily due to an increase in the average balance to $301.3 million in 2003 from $99.4 million in 2002. This increase was partially offset by a decrease in the average yield to 2.90% for the year ended September 30, 2003 from 4.45% for the year ended September 30, 2002. The increase in the average balance of investment securities was primarily due to the use of funds for the purchase of FHLB and Federal National Mortgage Association (FNMA) notes. Interest income on mortgage-backed securities decreased $1.9 million to $9.2 million for the year ended September 30, 2003 from $11.2 million for the year ended September 30, 2002. This decrease was primarily the result of a decrease in the average yield on mortgage-backed securities to 5.13% in 2003 from 6.08% in 2002. Other interest income, mainly consisting of interest from interest-bearing deposits in other banks, decreased $657,000 to $712,000 for the year ended September 30, 2003 from $1.4 million for the year ended September 30, 2002. This decrease was primarily due to a decrease in the yield on such deposits to 1.28% for the year ended September 30, 2003 from 1.89% for the year ended September 30, 2002, as well as a decrease in the average balance to $55.6 million in 2003 from $72.5 million in 2002. The decrease in the average balance of interest-bearing deposits was primarily due to a decrease in overnight funds on deposit at the FHLB.

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

Provision for Loan Losses

The determination of the allowance for loan losses is considered by management to be a critical accounting policy and is based upon estimates made by management. Critical accounting policies are defined as policies which are material to the portrayal of the Company's financial condition and results of operations, and that require management's most difficult, subjective, or complex judgments. The Company's financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

The provision for loan losses was $1.9 million for the year ended September 30, 2003, compared to $1.5 million for the year ended September 30, 2002. The provision for loan losses for the year ended September 30, 2003 was principally comprised of a charge of $2.1 million due to increased credit risk resulting from growth in the loan portfolio, primarily in the commercial real estate, commercial business and consumer loan portfolios, $124,000 in net charge offs partially offset by a credit of $253,000 related to a decrease in the level of classified loans. The provision for loan losses for the year ended September 30, 2002 was principally comprised of a charge of $949,000 related to loan growth, primarily in the residential, commercial real estate and consumer loan portfolios, and $555,000 in net charge offs. The allowance for loan losses was at $16.2 million and $14.4 million for September 30, 2003 and 2002, respectively. The allowance was 1.01% and .93% of total loans at September 30, 2003 and 2002, respectively and was 245.9% and 219.4% of classified loans at September 30, 2003 and 2002, respectively. Nonperforming loans increased to $2.2 million at September 30, 2003 from $1.7 million at September 30, 2002. The ratio of the allowance for loan losses to total nonperforming loans decreased to 731.3% at September 30, 2003 from 865.9% at September 30, 2002.

Other Income

Other income increased $5.9 million to $21.8 million for the year ended September 30, 2003 from $15.8 million for the year ended September 30, 2002. This increase was due primarily to increases of $2.2 million in fees and service charges, $1.9 million in gain on the sale of mortgage loans, $615,000 in insurance commissions, $836,000 in gain on sale of equity securities, and $361,000 in gain on the sale of debt securities. Fees and service charges, primarily from fees and service charges on deposit products, were $13.0 million and $10.8 million for the years ended September 30, 2003 and 2002, respectively. This increase was due primarily to the growth in transaction accounts. Gain on sale of mortgage loans was $4.2 million and $2.2 million for the years ended September 30, 2003 and 2002, respectively. This increase was due to an increase in the sale of residential one-to-four fixed rate mortgage loans to reduce interest rate risk by limiting the growth of long-term fixed rate loans in the portfolio. Insurance commissions and fees were $2.8 million and $2.2 million for the years ended September 30, 2003 and 2002, respectively. This increase was due primarily to fees from the sale of fixed rate annuities and insurance products. The Company completed its acquisition of an additional insurance agency during March 2003. (See Note 17 to consolidated financial statements) Gain on the sale of equity securities was $1,303,000 and $467,000 for the years ended September 30, 2003 and 2002, respectively. Gain on the sale of debt securities was $361,000 and $-0- for the years ended September 30, 2003 and 2002, respectively. Securities were sold for diversification and risk management purposes.

Other Expense

Other expense increased by $5.6 million to $43.0 million for the year ended September 30, 2003 from $37.3 million for the year ended September 30, 2002. The increase was due primarily to increases of $3.8 million in compensation and benefits, $666,000 in occupancy expense, $423,000 in data processing services, $455,000 in other expenses and $286,000 in advertising and promotion. The increase in compensation and benefits was due primarily to annual salary increases, additional staff required to support the growth in loans and deposits, and increased contributions to the defined benefit plan. The increase in occupancy expense was due primarily to an increase in data processing equipment expense. The increases in data processing services, other expenses and advertising and promotion were due primarily to increases resulting from the growth in loans and deposits.

Income Taxes

Income tax expense increased by $3.8 million to $24.2 million for the year ended September 30, 2003 from $20.4 million for the year ended September 30, 2002, due primarily to an increase in pretax accounting income. The effective tax rate was 39.0% for each of the years ended September 30, 2003 and 2002.

Liquidity and Capital Resources

The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. The Bank will consider increasing its borrowings from the FHLB of Atlanta from time to time as an alternative to increasing deposit account interest rates. In addition, the Bank holds unpledged fixed and adjustable rate mortgage-backed securities totaling $403.3 million at September 30, 2004 that could be used as collateral under repurchase transactions with securities dealers. Repurchase transactions serve as secured borrowings and provide a source of short-term liquidity for the Bank. At September 30, 2004, the Bank had $843.6 million or 48.3% of the Bank's deposits in certificate accounts. Based on past experience, management believes that a substantial percentage of these certificates will be renewed at maturity, although there can be no assurance that this will occur. The Bank would use borrowings from the FHLB or repurchase transactions with securities dealers if replacement funding was needed as a result of maturing certificate accounts.

Net cash flows from the Company's operating activities (i.e. cash items affecting net income) was $52.2 million, $53.1 million, and $34.7 million for the years ended September 30, 2004, 2003, and 2002, respectively.

Net cash flows from the Company's investing activities (i.e. cash used primarily from its investment securities, mortgage-backed securities and loan portfolios) was $265.3 million, $359.0 million, and $281.8 million for the years ended September 30, 2004, 2003 and 2002, respectively. The decrease in cash used for investing activities in 2004 was due primarily to a decrease of $291.1 million in the purchase of investment securities, a decrease of $11.8 million in principal repayments of mortgage-backed securities partially offset by a $207.6 million increase in the change in net loans and a net increase of $20.0 million in the maturity and calls of investment securities. The increase in cash flows in 2003 was due primarily to an increase of $209.9 million in the purchase of investment securities and $148.7 million in the purchase of mortgage-backed securities partially offset by an increase of $110.0 million in the maturity and call of investment securities, $68.9 million decrease in the change in net loans, an increase of $51.1 million from the sale of investment securities, and $49.1 million increase in principal repayments of mortgage-backed securities.

Net cash flows from the Company's financing activities (i.e. cash receipts primarily from net increases (decreases) in deposits and net FHLB advances) was $228.3 million, $218.5 million, and $301.6 million for the years ended September 30, 2004, 2003, and 2002, respectively. The increase in cash flows in 2004 was due primarily to an increase of $17.2 million in the net increase in deposits and $3.9 million decrease in the purchase of treasury stock partially offset by an decrease of $8.0 million in net proceeds from FHLB advances. The decrease in cash flows in 2003 was due primarily to a decrease of $92.0 million in net proceeds from FHLB advances partially offset by a $5.0 million increase in the net increase in deposits and a $4.6 million decrease in the purchase of treasury stock.

The Bank's liquid assets consist primarily of investment securities and cash. At September 30, 2004, the Bank had liquid assets of $205.1 million, with loan commitments of $180.2 million (consisting of unused lines of credit to homebuilders and residential and commercial loan commitments), letters of credit of $12.4 million and unfunded loans in process of $190.5 million (the latter consisting primarily of residential loans in process). In addition, the Bank had certain investments in mortgage-backed securities aggregating $443.1 million. The Bank intends to hold such investments in mortgage-backed securities until maturity. However, such investments may be used as collateral for borrowing as such need arises.

Harbor Florida Bancshares, Inc. (the holding company) has cash requirements to pay dividends to shareholders and the holding company's expenses. During 2004, the holding company expended $14.6 million for dividends and operating costs. As of September 30, 2004, the holding company had $1.3 million in cash. Additionally, the holding company is eligible to receive dividends from the Bank in order to meet future cash requirements. Management believes that sufficient financial resources exist at the holding company level to meet obligations for the next twelve months. As of September 30, 2004, $105.8 million was available for distribution from the Bank to the holding company without further regulatory approval.

Stockholders' equity increased to $286.6 million at September 30, 2004, from $261.9 million at September 30, 2003. The increase is due primarily to $41.0 million of earnings for the fiscal year partially offset by $14.1 million of dividends paid and the repurchase of $4.5 million of Company common stock to be held as treasury stock.

On October 9, 2002, the Company's Board of Directors approved a new stock repurchase plan permitting the Company to acquire up to 1,200,000 shares of common stock. This stock repurchase plan was extended on October 14, 2004 to continue until October 14, 2005. During 2004, the Company repurchased 157,564 shares at an average price of $28.47 per share. The stock repurchase plan is one of the tools the Company uses to manage the growth of its capital.

The Company has a non-contributory defined benefit pension plan (the "Plan") covering all full-time employees who were hired before January 1, 2003 and have attained one year of service and 21 years of age. The Plan is part of a multi-employer plan and separate actuarial evaluations are not made for each employer nor are plan assets so segregated. As a result of the decline in market value of the investments held in the Plan, the Company, based on actuarial calculations, was required to increase its pension contribution to $1.2 million for fiscal year 2004. The Company elected to freeze the Plan effective June 30, 2004 and, as a result, expects to be required to contribute approximately $500,000 for fiscal year 2005.

CONTRACTUAL OBLIGATIONS


The following table shows the aggregated amounts at September 30, 2004 of payments due under specified contractual obligations, aggregated by category of contractual obligation, for specified time periods:

                                                  One              Three             More
                               Within           through           through            than
                              one year        three years        five years       five years           Total
                              --------        -----------        ----------       ----------           -----
                                                              (In thousands)

FHLB advances                $  13,000        $   5,000         $ 145,000         $ 390,492         $ 553,492
Operating leases                   325              231               170             1,225             1,951
Purchase obligations             6,827            3,380             1,054               ---            11,261
                               -------          -------           -------           -------           -------
Total                        $  20,152        $   8,611         $ 146,224         $ 391,717         $ 566,704
                               =======          =======           =======           =======           =======


The Company expects to contribute an additional $500,000 for fiscal year 2005 for its non-contributory defined benefit pension plan. The Company also has an unfunded supplemental executive retirement plan for the benefit of Michael J. Brown, Sr. The liability related to this plan was $1.3 million as of September 30, 2004.

             Report of Independent Registered Public Accounting Firm







The Board of Directors
Harbor Florida Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Harbor Florida Bancshares, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004. These consolidated financial statements are the responsibility of Harbor Florida Bancshares, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Florida Bancshares, Inc. and subsidiaries at September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America.





KPMG LLP
West Palm Beach, Florida

November 26, 2004

Consolidated Statements of Financial Condition
September 30, 2004 and 2003

                                                                                                    2004                2003
                                                                                                    ----                ----
                                                                                                (In thousands except share data)
 Assets:
 Cash and amounts due from depository institutions                                             $    67,822         $    55,262
 Interest-bearing deposits in other banks                                                            7,053               4,432
 Investment securities held to maturity (estimated market value of $477 and $50,753 at
    September 30, 2004 and 2003, respectively)                                                         440              50,416
 Investment securities available for sale at estimated market value                                129,760             246,519
 Mortgage-backed securities held to maturity (estimated market value of $441,551 and
    $309,922 at September 30, 2004 and 2003, respectively)                                         443,060             308,075
 Loans held for sale (estimated market value of $2,492 and $2,732 at September 30,
    2004 and 2003, respectively)                                                                     2,438               2,648
 Loans, net                                                                                      1,891,169           1,611,385
 Accrued interest receivable                                                                        11,243              10,108
 Real estate owned                                                                                      48                 906
 Premises and equipment, net                                                                        36,529              30,935
 Federal Home Loan Bank stock                                                                       29,175              25,525
 Goodwill                                                                                            3,591               3,719
 Other assets                                                                                        4,781               2,141
                                                                                                 ---------           ---------
               Total assets                                                                    $ 2,627,109         $ 2,352,071
                                                                                                 =========           =========

 Liabilities and Stockholders' Equity:
 Liabilities:
    Deposits                                                                                   $ 1,744,830         $ 1,550,260
    Short-term borrowings                                                                           13,785              25,071
    Long-term debt                                                                                 540,492             479,295
    Advance payments by borrowers for taxes and insurance                                           26,328              25,523
    Income taxes payable                                                                             7,584               2,246
    Other liabilities                                                                                7,446               7,793
                                                                                                 ---------           ---------
               Total liabilities                                                               $ 2,340,465         $ 2,090,188
                                                                                                 ---------           ---------

 Stockholders' Equity:
    Preferred stock; $.10 par value; authorized 10,000,000 shares; none issued and
        outstanding                                                                                    ---                 ---
    Common stock; $.10 par value; authorized 70,000,000 shares; 31,793,040 shares issued and 23,789,228 outstanding at September 30, 2004 and 31,625,968 shares issued and
        23,779,720 outstanding at September 30, 2003                                                 3,179               3,163
    Paid-in capital                                                                                202,904             198,936
    Retained earnings                                                                              200,040             173,150
    Accumulated other comprehensive (loss) income, net                                                (298)              2,595
    Common stock purchased by:
        Employee stock ownership plan (ESOP)                                                        (9,254)             (9,952)
        Recognition and retention plan (RRP)                                                        (2,228)             (2,795)
    Treasury stock, at cost, 8,003,812 shares and 7,846,248 shares at September 30, 2004
        and 2003, respectively                                                                    (107,699)           (103,214)
                                                                                                 ---------           ---------
             Total stockholders' equity                                                            286,644             261,883
                                                                                                 ---------           ---------
             Total liabilities and stockholders' equity                                        $ 2,627,109         $ 2,352,071
                                                                                               ===========           =========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings

 Years ended September 30, 2004, 2003 and 2002

                                                                   2004               2003                 2002
                                                                   ----               ----                 ----
                                                                      (In thousands except per share data)

 Interest income:
    Loans                                                       $ 119,167          $ 116,204           $ 114,850
    Investment securities, principally taxable interest             5,664              8,748               4,421
    Mortgage-backed securities                                     17,154              9,241              11,167
    Other                                                             100                712               1,369
                                                                 --------           --------            --------
             Total interest income                                142,085            134,905             131,807
                                                                 --------           --------            --------
 Interest expense:
    Deposits                                                       23,724             27,274              37,829
    Borrowings and debt                                            23,702             22,391              18,802
                                                                 --------           --------            --------
             Total interest expense                                47,426             49,665              56,631
                                                                 --------           --------            --------
             Net interest income                                   94,659             85,240              75,176
 Provision for loan losses                                          1,652              1,946               1,515
                                                                 --------           --------            --------
             Net interest income after provision for
                loan losses                                        93,007             83,294              73,661
                                                                 --------           --------            --------
 Other income:
    Fees and service charges                                       14,889             12,963              10,779
    Insurance commissions and fees                                  3,391              2,768               2,153
    Income from real estate operations                                410                213                 187
    Gain on sale of mortgage loans                                  2,260              4,171               2,234
    Gain on sale of equity securities                               1,997              1,303                 467
    Gain on sale of debt securities                                   248                361                 ---
    Gain (loss) on sale of premises and equipment                     334                (19)                 18
    Other                                                              18                 20                 (22)
                                                                 --------           --------            --------
             Total other income                                    23,547             21,780              15,816
                                                                 --------           --------            --------
 Other expenses:
    Compensation and employee benefits                             29,192             25,646              21,829
    Occupancy                                                       7,032              6,070               5,404
    Data processing services                                        3,527              3,026               2,603
    Advertising and promotion                                       1,672              1,397               1,111
    Other                                                           8,444              6,888               6,396
                                                                 --------           --------            --------
             Total other expense                                   49,867             43,027              37,343
                                                                 --------           --------            --------

             Income before income taxes                            66,687             62,047              52,134
 Income tax expense                                                25,691             24,188              20,350
                                                                 --------           --------            --------
             Net income                                         $  40,996          $  37,859           $  31,784
                                                                 ========           ========            ========

    Net income per share:
                   Basic                                        $    1.81          $    1.68           $    1.40
                                                                 ========           ========            ========
                   Diluted                                      $    1.77          $    1.64           $    1.36
                                                                 ========           ========            ========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity and Comprehensive Income Years ended September 30, 2004, 2003 and 2002

                                                                         Accum.
                                                                         other
                                                                         compre-    Common       Common
                           Compre-                                       hensive    stock         stock
                           hensive     Common    Paid-in   Retained      (loss)    purchased    purchased   Treasury
                           Income      stock     capital   earnings      income     by ESOP      by RRP      stock         Total
                           ------      ------    -------    -------      ------      ------      -------     -----         -----
                                                              (In thousands)
Balance at September
   30, 2001                          $  3,121   $192,537   $125,084    $  1,602    $(11,349)    $ (4,547)   $(81,613)     $224,835
Comprehensive income:
  Net income             $ 31,784           -          -     31,784           -           -            -           -        31,784
  Other comprehensive
   income, net of tax         736           -          -          -         736           -            -           -           736
                          -------
Comprehensive income     $ 32,520
                          =======
Stock options
   exercised                               24      1,838          -           -           -            -           -         1,862
Amortization of award
   of ESOP and RRP                          -        725          -           -         699          895           -         2,319
Dividends paid                              -          -     (9,936)          -           -            -           -        (9,936)
Tax benefit of stock
   plans                                    -        406          -           -           -            -           -           406
Purchase of treasury
   shares                                   -          -          -           -           -            -     (13,088)      (13,088)
                                      -------    -------    -------     -------     -------      -------     -------       -------
Balance at September
   30, 2002                          $  3,145   $195,506   $146,932    $  2,338    $(10,650)    $ (3,652)  $ (94,701)     $238,918
Comprehensive income:
  Net income             $ 37,859           -          -     37,859           -           -            -           -        37,859
  Other comprehensive
   income, net of tax         257           -          -          -         257           -            -           -           257
                          -------
Comprehensive income     $ 38,116
                          =======
Stock options
   exercised                               18      1,663          -           -           -            -           -         1,681
Amortization of award
   of ESOP and RRP                          -      1,041          -           -         698          857           -         2,596
Dividends paid                              -          -    (11,641)          -           -            -           -       (11,641)
Tax benefit of stock
   plans                                    -        726          -           -           -            -           -           726
Purchase of treasury
   shares                                   -          -          -           -           -            -      (8,513)       (8,513)
                                      -------    -------    -------     -------     -------      -------    --------       -------
Balance at September
   30, 2003                          $  3,163   $198,936   $173,150    $  2,595    $ (9,952)    $ (2,795)  $(103,214)     $261,883
                                      -------    -------    -------     -------     -------      -------    --------       -------

Consolidated Statements of Stockholders' Equity and Comprehensive Income Years ended September 30, 2004, 2003, and 2002


                                                                        Accum.
                                                                        other
                                                                        compre-    Common        Common
                          Compre-                                       hensive     stock         stock
                          hensive     Common    Paid-in    Retained     (loss)    purchased     purchased   Treasury
                          Income      stock     capital    earnings     income     by ESOP       by RRP      stock         Total
                          ------      ------    -------     -------      ------      ------      -------     -----         -----
Balance at September
   30, 2003 (continued)              $  3,163   $198,936    $173,150   $  2,595    $ (9,952)    $ (2,795)  $(103,214)     $261,883
Comprehensive income:
  Net income             $ 40,996           -          -      40,996           -          -            -           -        40,996
  Other comprehensive
   loss, net of tax        (2,893)          -          -           -     (2,893)          -            -           -        (2,893)
                          -------
Comprehensive income     $ 38,103
                          =======
Stock options
   exercised                               16      1,611           -          -           -            -           -         1,627
Amortization of award
   of ESOP and RRP                          -      1,536           -          -         698          567           -         2,801
Dividends paid                              -          -     (14,106)         -           -            -           -       (14,106)
Tax benefit of stoc
   plans                                    -        821           -          -           -            -           -           821
Purchase of treasury
   shares                                   -          -           -          -           -            -      (4,485)       (4,485)
                                      -------    -------     -------    -------     -------      -------     -------       -------
Balance at September
   30, 2004                          $  3,179   $202,904    $200,040   $   (298)   $ (9,254)    $ (2,228)  $(107,699)     $286,644
                                      =======    =======     =======    =======     =======      =======     =======       =======

See accompanying notes to consolidated financial statements.

 Consolidated Statements of Cash Flows
 Years ended September 30, 2004, 2003 and 2002

                                                                                               2004          2003            2002
                                                                                               ----          ----            ----
                                                                                                         (In thousands)
 Cash flows from operating activities:
    Net income                                                                              $ 40,996      $ 37,859        $ 31,784
    Adjustments to reconcile net income to net cash provided by operating activities:
        Gain on sale of mortgage-backed securities                                              (188)         (361)            ---
        Gain on sale of debt securities available for sale                                       (60)          ---             ---
        Gain on sale of equity securities available for sale                                  (1,997)       (1,303)           (467)
        (Gain) loss on sale of premises and equipment                                           (334)           19             (18)
        Gain on sale of real estate owned                                                       (290)          (78)            (35)
        Gain on sale of mortgage loans                                                        (2,260)       (4,171)         (2,234)
        Provision for loan losses                                                              1,652         1,946           1,515
        Depreciation and amortization                                                            971           673           1,868
        ESOP forfeitures transferred to treasury stock                                           ---          (109)            (57)
        Deferred income tax benefit                                                             (906)         (803)           (150)
        Originations of loans held for sale                                                  (95,193)     (138,878)       (107,067)
        Proceeds from sale of loans held for sale                                             97,663       148,664         106,411
        Real estate donated                                                                      ---           ---              31
        Increase in deferred loan fees and costs                                               7,247         7,899           4,490
        Increase in accrued interest receivable                                               (1,135)         (261)           (637)
        (Increase) decrease in other assets                                                   (1,667)          131             299
        Increase (decrease) in income taxes payable                                            6,159         1,150          (1,910)
        Increase in other liabilities                                                          1,502           709             899
                                                                                            --------      --------        --------

        Net cash provided by operating activities                                             52,160        53,086          34,722
                                                                                            --------      --------        --------

 Cash flows from investing activities:
    Net increase in loans                                                                   (282,337)      (74,771)       (143,649)
    Purchase of mortgage-backed securities                                                  (234,691)     (232,822)        (84,143)
    Proceeds from sale of mortgage-backed securities                                           5,179           ---             ---
    Proceeds from principal repayments of mortgage-backed securities                          93,689       105,525          56,461
    Purchase of investment securities available for sale                                     (30,000)     (270,927)       (111,259)
    Proceeds from sale of investment securities available for sale                            53,689        53,083           1,931
    Proceeds from maturities and calls of investment securities available for sale            90,000       119,988          10,000
    Purchase of investment securities held to maturity                                           ---       (50,216)            ---
    Proceeds from calls of investment securities held to maturity                             49,979           ---             ---
    Proceeds from sale of real estate owned                                                      835           484           1,331
    Purchase of premises and equipment                                                        (8,810)       (5,579)         (5,346)
    Proceeds from sale of premises and equipment                                                 816            64             103
    FHLB stock purchase, net                                                                  (3,650)       (3,249)         (7,249)
    Purchase of insurance agencies                                                               ---          (600)            ---
                                                                                            --------      --------        --------

        Net cash used in investing activities                                               (265,301)     (359,020)       (281,820)
                                                                                            --------      --------        --------

Consolidated Statements of Cash Flows
Years ended September 30, 2004, 2003 and 2002


                                                                                              2004           2003            2002
                                                                                              ----           ----            ----
 Cash flows from financing activities:
    Net increase in deposits                                                                $194,570      $177,377        $172,362
    Net payment of short-term borrowings                                                     (25,053)      (22,000)        (10,000)
    Repayments of long-term debt                                                                 (36)          (62)            (59)
    Net proceeds from long-term debt                                                          75,000        80,000         160,000
    Increase in advance payments by borrowers for taxes and insurance                            805         1,536             353
    Dividends paid                                                                           (14,106)      (11,641)         (9,936)
    Common stock options exercised                                                             1,627         1,681           1,862
    Purchase of treasury stock                                                                (4,485)       (8,404)        (13,031)
                                                                                             -------       -------         -------

        Net cash provided by financing activities                                            228,322       218,487         301,551
                                                                                             -------       -------         -------

        Net increase (decrease) in cash and cash equivalents                                  15,181       (87,447)         54,453

 Cash and cash equivalents - beginning of year                                                59,694       147,141          92,688
                                                                                             -------       -------         -------

 Cash and cash equivalents - end of year                                                    $ 74,875      $ 59,694        $147,141
                                                                                             =======       =======         =======


 Supplemental disclosures:
    Cash paid for:
        Interest                                                                            $ 47,134      $ 49,610        $ 56,432
        Taxes                                                                                 20,438        23,841          22,410
    Noncash investing and financing activities:
        Additions to real estate acquired in settlement of loans through foreclosure             401           688           1,299
        Sale of real estate owned financed by the Company                                        714           109             156
        Change in unrealized (loss) gain on securities available for sale                     (4,710)          418           1,199
        Change in deferred taxes related to securities available for sale                      1,817          (161)           (463)
        Distribution of RRP shares                                                               567           857             895
        Tax benefit of stock plans credited to capital                                           821           726             406
        Transfer to short-term borrowings from long-term debt                                 13,767        25,071          22,000
        Adjustment to goodwill for tax benefit related to insurance
          agency purchase                                                                        128           ---             ---
        Note payable issued to purchase premises                                                 ---           900             ---

 See accompanying notes to consolidated financial statements.


Notes to Consolidated Financial Statements
September 30, 2004, 2003 and 2002

(1)    Summary of Significant Accounting Policies

(a)    Nature of Business, Reorganization and Offering of Common Stock

Harbor Florida Bancshares, Inc. (the "Company" or "Bancshares") is the holding company for Harbor Federal Savings Bank (the "Bank"). The Company owns 100% of the Bank's common stock. Currently, it engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived from the Bank. The Bank provides a wide range of banking and related insurance services but is principally engaged in the business of attracting deposits predominately from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans. Harbor Insurance Agency, Inc., a wholly owned subsidiary of the Bank, also provides a full range of insurance products.

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

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowances for loan losses, management obtains independent appraisals for significant properties.

As of September 30, 2004, substantially all of the Company's loans and investment in real estate owned are secured by real estate in the counties in which the Company has branch facilities: St. Lucie, Indian River, Brevard, Martin, Okeechobee, Lake and Volusia Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

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

(e)    Investment and Mortgage Backed Securities

Bonds, notes, and other debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the estimated period to maturity.

Available-for-sale securities consist of bonds, notes, other debt securities and certain equity securities not classified as held-to-maturity securities. Available-for-sale securities are reported at estimated market value and include securities that are being held for an unspecified period of time, such as those the Company would consider selling to meet liquidity needs or as part of the Company's risk management program. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a component of comprehensive income in stockholders' equity until realized.

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

At September 30, 2004 and 2003, the Company had no material commitments to purchase or sell investment or mortgage-backed securities.

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

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, consisting of two components: (1) General loss percentages are established based upon historical analyses. (2) A supplemental portion of the allowance is established for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used, due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors, which do not lend themselves to exact mathematical calculations, such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific collateral analysis on each impaired loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level as determined above.

Notes to Consolidated Financial Statements

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except collateral-dependent loans, for which foreclosure is probable, must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

(g)    Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market, comprised of 1-4 family residential loans, are carried at the lower of cost or estimated market value, in the aggregate. Market value is determined by actual commitment or current Federal National Mortgage Association (FNMA) or Federal Home Loan Mortgage Corporation (FHLMC) rates. Net unrealized losses are recognized through a valuation allowance by charges to income.

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

The Company receives fees for servicing activities on loans it has sold. These activities include, but are not limited to, collecting principal, interest and escrow payments from borrowers; paying taxes and insurance from escrowed funds; monitoring delinquencies; and accounting for and remitting principal and interest payments. To the extent that the servicing fees exceed or do not provide adequate compensation for the services provided, the Company records a servicing asset or liability for the fair value of the servicing retained. Currently, the servicing fees retained by the Company are just adequate to compensate the Company for the servicing responsibilities. As of September 30, 2004 and 2003, no servicing assets and/or liabilities were recognized.

(i)    Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income from real estate operations on the consolidated statement of earnings.

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

Notes to Consolidated Financial Statements

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

(k)    Long Lived Assets

The Company evaluates long-lived assets, such as property, plant, and equipment and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by a comparing the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount exceeds the estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the asset.

Goodwill is tested for impairment annually in lieu of amortization or on an interim basis if an event or circumstance indicates that an impairment loss is likely. Goodwill is considered impaired, and a loss is recognized, when its carrying value exceeds its implied fair value. The implied fair value is calculated by first comparing the fair value of the reporting unit with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company would perform a second step to measure the impairment. If the fair value of the reporting unit exceeds its carrying value, the second step is not performed. In the second step of the impairment test, the fair value of tangible net assets and both recognized and unrecognized intangible assets are deducted from the fair value of the reporting unit to determine the implied fair value of reporting unit goodwill. If the implied fair value of reporting unit goodwill is lower than its carrying amount, goodwill is impaired and is written down to its implied fair value. The loss recognized is not allowed to exceed the carrying amount of goodwill. Upon recognition of an impairment loss, the adjusted amount of goodwill is the carrying amount for future impairment testing. Once a loss is recognized, future increases in fair value will not result in reversal of the previously recognized loss.

(l)    Income Taxes

The Company and its subsidiaries file consolidated income tax returns. The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)    Pension Plan

The Company's policy is to fund pension costs as they accrue based on normal cost.

(n)    Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock Based Compensation" ("Statement 123"). This standard allows the use of either the fair value based method described in Statement 123 or the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") for recording stock-based compensation. The Company has elected to continue accounting for stock based compensation under the APB 25 method and disclose the pro forma impact of Statement 123.

At September 30, 2004, the Company had stock option plans for the benefit of directors, officers and other employees of the Company. The Company accounts for those plans under the recognition and measurement principles of APB 25 and related interpretations. Accordingly, no compensation cost has been recognized for the stock plans, since stock option exercise prices are equal to market price at dates of grant.

Notes to Consolidated Financial Statements

Had compensation cost for the Company's stock-based compensation plans been determined in accordance with the fair value based method in Statement 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below (See Note 16 for assumptions used):

                                                            2004             2003               2002
                                                            ----             ----               ----
                                                              (In thousands except per share data)
            Net income - As reported                    $ 40,996           $ 37,859          $ 31,784
                 Less: total stock-based employee
                 compensation expense determined
                 under the fair value based method
                 for all awards, net of related tax         (378)            (1,099)           (1,318)
                                                          ------             ------            ------
            Pro forma net income                        $ 40,618           $ 36,760          $ 30,466
                                                          ======             ======            ======

            Net income per share - basic
                 As reported                            $   1.81           $   1.68          $   1.40
                 Pro forma                                  1.80               1.63              1.34
            Net income per share - diluted
                 As reported                                1.77               1.64              1.36
                 Pro forma                                  1.75               1.59              1.30


(o)    Statement of Cash Flows

Cash equivalents include amounts due from depository institutions and interest-bearing deposits in other banks. For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

(p)    Net Income Per Share

Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if options to issue common shares were exercised.

(q)    Reclassification

Certain amounts included in the 2003 and 2002 consolidated financial statements have been reclassified in order to conform to the 2004 presentation.

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

Notes to Consolidated Financial Statements

(2)    Investment and Mortgage-backed Securities

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 2004 are as follows:

                                                                              Gross          Gross          Estimated
                                                          Amortized         unrealized     unrealized        market
                                                             cost             gains         losses           value
                                                             ----             -----         ------           -----
                                                                                (In thousands)
Available for sale:
   FHLB notes                                             $ 80,127         $     15        $    273         $ 79,869
   FNMA notes                                               30,018               11             177           29,852
   FFCB note                                                20,074              ---              60           20,014
                                                           -------          -------         -------          -------
                                                           130,219               26             510          129,735
   Equity securities                                            25              ---             ---               25
                                                           -------          -------         -------          -------
                                                           130,244               26             510          129,760
                                                           -------          -------         -------          -------
Held to maturity:
   Municipal securities                                        440               37             ---              477
                                                           -------          -------         -------          -------
                                                               440               37             ---              477
                                                           -------          -------         -------          -------

   FHLMC mortgage-backed securities                        239,339            1,244           2,279          238,304
   FNMA mortgage-backed securities                         203,721            1,235           1,709          203,247
                                                           -------          -------         -------          -------
                                                           443,060            2,479           3,988          441,551
                                                           -------          -------         -------          -------
                                                          $573,744         $  2,542        $  4,498         $571,788
                                                           =======          =======         =======          =======


The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 2003 are as follows:
                                                                             Gross           Gross          Estimated
                                                          Amortized       unrealized       unrealized        market
                                                             cost            gains           losses           value
                                                             ----            -----           ------           -----
                                                                                 (In thousands)
Available for sale:
   FHLB notes                                             $170,404         $  1,478        $    ---         $171,882
   FNMA notes                                               60,039              380              88           60,331
   FFCB note                                                10,296               42             ---           10,338
                                                           -------          -------         -------          -------
                                                           240,739            1,900              88          242,551
   Equity securities                                         1,554            2,414             ---            3,968
                                                           -------          -------         -------          -------
                                                           242,293            4,314              88          246,519
                                                           -------          -------         -------          -------
Held to maturity:
   FHLB notes                                               30,000              128             ---           30,128
   FHLMC notes                                              19,975              166             ---           20,141
   Municipal securities                                        441               43             ---              484
                                                           -------          -------         -------          -------
                                                            50,416              337             ---           50,753
                                                           -------          -------         -------          -------

   FHLMC mortgage-backed securities                        138,884            1,911           1,237          139,558
   FNMA mortgage-backed securities                         169,191            2,200           1,027          170,364
                                                           -------          -------         -------          -------
                                                           308,075            4,111           2,264          309,922
                                                           -------          -------         -------          -------
                                                          $600,784         $  8,762        $  2,352         $607,194
                                                           =======          =======         =======          =======

Notes to Consolidated Financial Statements

The amortized cost and estimated market value of debt securities at September 30, 2004 and 2003 by contractual maturity are shown below. Actual maturities of investment securities may be substantially shorter than contractual maturities because issuers may have the right to call obligations without penalties. The average expected life of mortgage-backed securities may be substantially shorter than contractual maturity because borrowers may prepay or payoff underlying mortgages with or without prepayment penalties.

                                                                   2004                              2003
                                                                   ----                              ----
                                                                         Estimated                         Estimated
                                                         Amortized          market        Amortized          market
                                                           cost             value           Cost             value
                                                           ----             -----           ----             -----
                                                                               (In thousands)
           Investment Securities:
              Available for sale:
                  Due in one year or less                $ 30,175         $ 30,091        $ 50,044         $ 50,535
                  Due in one to five years                100,044           99,644         190,695          192,016
                                                          -------          -------         -------          -------
                                                          130,219          129,735         240,739          242,551
                                                          -------          -------         -------          -------
              Held to maturity:
                  Due in one year or less                     155              155             ---              ---
                  Due in one to five years                     85               86          50,216           50,513
                  Due after five years                        200              236             200              240
                                                          -------          -------         -------          -------
                                                              440              477          50,416           50,753
                                                          -------          -------         -------          -------

           Mortgage-backed Securities:
              Held to maturity:
                  Due in one year or less                     599              591           1,056            1,072
                  Due in one to five years                 39,963           39,833          42,635           42,827
                  Due in five to ten years                374,365          371,609         197,233          195,804
                  Due after ten years                      28,133           29,518          67,151           70,219
                                                          -------          -------         -------          -------
                                                          443,060          441,551         308,075          309,922
                                                          -------          -------         -------          -------
                                                         $573,719         $571,763        $599,230         $603,226
                                                          =======          =======         =======          =======

Gross realized gains and gross realized losses on sales of available for sale securities totaled $2,232,000 and $175,000 during 2004. Gross realized gains and gross realized losses on sales of available for sale securities totaled $1,664,000 and -0- during 2003. Gross realized gains and gross realized losses on sales of available for sale securities totaled $467,000 and -0- during 2002. As of September 30, 2004, the Company had pledged mortgage-backed securities with a market value of $39,066,000 and a carrying value of $38,216,751 to collateralize the public funds on deposit. The Company had also pledged mortgage-backed securities with a market value of $1,612,000 and a carrying value of $1,523,225 to collateralize treasury, tax and loan accounts as of September 30, 2004.

During the year ended September 30, 2004, the Company recognized gain of approximately $188,000 on the sale of numerous small balance mortgage-backed securities where more than 85% of the principal had been repaid.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2004, were as follows:

Notes to Consolidated Financial Statements


                                             Less than 12 months              12 months or more                     Total
                                             -------------------              -----------------                     -----
                                                          Unrealized                      Unrealized                     Unrealized
                                        Fair value         losses        Fair value         losses        Fair value       losses
                                        ----------         ------        ----------         ------        ----------       ------
Available for sale
    Agency securities                    $ 109,672       $     510       $     ---        $     ---       $ 109,672      $     510
Held to maturity
    Mortgage-backed securities             264,318           2,195          91,899            1,793         356,217          3,988
                                          --------        --------        --------         --------        --------       --------
         Total                           $ 373,990       $   2,705       $  91,899        $   1,793       $ 465,889      $   4,498
                                          ========        ========        ========         ========        ========       ========

Agency securities: The unrealized losses on investments in the AAA rated agency securities were caused by interest rate increases. The Company has the ability and intent to hold these investments until a market price recovery or maturity. Therefore, these investments are not considered other-than-temporarily impaired.

Mortgage-backed securities: The unrealized loses on investments in the AAA rated mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these securities are guaranteed by FNMA and FHLMC. The decline in fair value is attributable to changes in interest rates and not credit downgrades. The Company has the ability and intent to hold these investments until a market price recovery or maturity. Therefore, these investments are not considered other-than-temporarily impaired.

(3)    Loans

Loans at September 30, 2004 and 2003 are summarized below:

                                                                2004                   2003
                                                                ----                   ----
                                                                  (Dollars in thousands)
        Mortgage loans:
           Construction 1-4 family                           $  298,585            $  190,315
           Permanent 1-4 family                               1,069,514             1,014,405
           Multi-family                                          27,276                19,754
           Nonresidential                                       235,083               181,752
           Land                                                 198,937               126,950
                                                              ---------             ---------
               Total mortgage loans                           1,829,395             1,533,176
                                                              ---------             ---------

        Other loans:
           Commercial                                            72,276                56,268
           Home equity lines of credit                           59,838                48,149
           Other consumer secured by real estate                103,621                76,648
           Other consumer                                        43,945                46,264
                                                              ---------             ---------
               Total other loans                                279,680               227,329
                                                              ---------             ---------
               Total loans                                    2,109,075             1,760,505
                                                              ---------             ---------

        Less:
           Loans in process                                     190,453               124,427
           Net deferred loan fees and discounts                   9,651                 8,494
           Allowance for loan losses                             17,802                16,199
                                                              ---------             --------
                                                                217,906               149,120
                                                              ---------             ---------
               Total loans, net                              $1,891,169            $1,611,385
                                                              =========             =========

Weighted average yield                                             6.82%                 7.36%

Notes to Consolidated Financial Statements

An analysis of the allowance for loan losses for the years ended September 30, 2004, 2003 and 2002 follows:

                                          2004           2003            2002
                                          ----           ----            ----
                                                    (In thousands)
Beginning balance                     $  16,199      $  14,377       $  13,417
Provision for loan losses                 1,652          1,946           1,515
Charge-offs                                 (87)          (219)           (667)
Recoveries                                   38             95             112
                                       --------       --------         -------
Ending balance                        $  17,802      $  16,199        $ 14,377
                                       ========       ========         =======


The allowance for loan losses was $17,802,000 and $16,199,000 at September 30, 2004 and 2003, respectively. The Company evaluates impaired loans based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral dependent loan. To the extent that an impaired loan's value is less than the loan's recorded investment, a specific allowance is recorded.

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 2004, 2003 and 2002 was $4,627,000, $6,259,000 and $8,941,000, respectively. The average recorded investment in impaired loans during the years ended September30, 2004, 2003 and 2002 was approximately $5,568,000, $8,011,000 and
$9,469,000, respectively. There are no commitments to lend additional funds to these borrowers. The total specific allowance for loan losses related to these loans was $-0- at September 30, 2004 and 2003. Interest income on impaired loans of approximately $381,000, $584,000 and $743,000 was recognized in the years ended September 30, 2004, 2003 and 2002, respectively.

At September 30, 2004 and 2003, loans with unpaid principal balances of approximately $3,032,000 and $2,215,000, respectively, were 90 days or more contractually delinquent or on nonaccrual status. Interest income relating to nonaccrual loans not recognized for the years ended September 30, 2004, 2003 and 2002 totaled approximately $146,000, $147,000, and $103,000, respectively.

As of September 30, 2004 and 2003, approximately $2,777,000 and $1,638,000, respectively, of loans 90 days or more contractually delinquent were in the process of foreclosure.

As of September 30, 2004 and 2003, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $113,000 and $260,000, respectively.

Accrued interest receivable at September 30, 2004 and 2003 is summarized below:

                                               2004             2003
                                               ----             ----
                                                  (In thousands)
           Loans                            $  8,616         $  6,733
           Investment securities                 853            1,994
           Mortgage-backed securities          1,529            1,178
           FHLB stock dividends                  245              203
                                             -------          -------
                                            $ 11,243         $ 10,108
                                             =======          =======


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

Notes to Consolidated Financial Statements

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

Outstanding commitments to fund mortgage loans to be held for investment purposes (excluding loans in process), that generally expire in 60 days, amounted to approximately $80,736,000 ($21,323,000 fixed rate, interest rates from 5.50% to 8.38%) as of September 30, 2004. In addition, as of September 30, 2004, the Company had determined that $98,935,000 might be lent to certain homebuilders on a variable rate and home-by-home basis, subject to underwriting and product approval by the Company. Outstanding commitments to fund other loans as of September 30, 2004 were approximately $561,000.

(4)    Loan Servicing

Mortgage loans, including those underlying pass through securities, serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans at September 30, 2004 and 2003 are summarized as follows:

                                           2004                 2003
                                           ----                 ----
                                                (In thousands)
           FNMA                        $ 245,129             $ 217,377
           FHLMC                           4,511                 2,680
           Other investors                   124                   275
                                        --------               -------
                                       $ 249,764             $ 220,332
                                        ========               =======

At September 30, 2004 and 2003, collection of principal and interest to be remitted to FHLMC and FNMA and advance payment for taxes and insurance relating to FHLMC and FNMA serviced loans are reflected in the consolidated statements of financial condition as advance payments by borrowers for taxes and insurance.

 (5)   Premises and Equipment

Premises and equipment at September 30, 2004 and 2003 are summarized as follows:


                                                                         2004            2003
                                                                         ----            ----
                                                                             (In thousands)
           Land                                                       $ 13,506        $ 11,841
           Buildings and leasehold improvements                         23,383          19,441
           Furniture, fixtures and equipment                            19,210          17,027
                                                                        ------          ------
                                                                        56,099          48,309
           Less accumulated depreciation and amortization              (19,570)        (17,374)
                                                                        ------          ------
                                                                      $ 36,529        $ 30,935
                                                                        ======          ======

Depreciation expense for the years ended September 30, 2004, 2003 and 2002 totaled $2,696,000, $2,481,000, and $2,280,000, respectively.

Notes to Consolidated Financial Statements

 (6)   Deposits

Deposits at September 30, 2004 and 2003 are summarized as follows:

                                                                 2004                                  2003
                                                                 ----                                  ----
                                                                     Period-end                            Period-end
                                                        Amount      weighted rate             Amount       weighted rate
                                                        ------      -------------             ------       -------------
                                                                         (Dollars in thousands)
Commercial checking                                  $  167,022                             $  137,037
Noninterest bearing personal checking accounts          148,566                                108,628
NOW                                                     138,126        0.11%                   115,054        0.10%
Passbook                                                167,848        0.27%                   140,432        0.27%
Money market investment                                 263,592        1.20%                   213,961        1.00%
Official checks                                          16,053                                 19,421
                                                      ---------                              ---------
                                                        901,207                                734,533
                                                      ---------                              ---------
Certificate accounts:
       0.00 - 2.00%                                     208,245                                230,216
       2.01 - 3.00%                                     431,839                                357,715
       3.01 - 4.00%                                     117,229                                134,985
       4.01 - 5.00%                                      65,830                                 69,737
       5.01 - 6.00%                                      15,150                                 17,614
       6.01 - 7.00%                                       5,330                                  5,460
                                                      ---------                              ---------
                                                        843,623                                815,727
                                                      ---------                              ---------
                                                     $1,744,830                             $1,550,260
                                                      =========                              =========

Weighted average interest rate                             1.45%                                  1.54%
                                                      =========                              =========

Maturities of outstanding certificate accounts at September 30, 2004 and 2003 are summarized as follows:

                                            2004                    2003
                                            ----                    ----
                                                    (In thousands)
           One year                      $ 543,996               $ 539,781
           Two years                       177,381                 142,684
           Three years                      71,409                  60,982
           Four years                       21,532                  49,647
           Five years                       25,394                  17,189
           Thereafter                        3,911                   5,444
                                          --------                --------
                                         $ 843,623               $ 815,727
                                          ========                ========

The aggregate amount of certificate accounts in amounts of $100,000 or more was approximately $194,641,000 and $167,291,000 at September 30, 2004 and 2003,
respectively. Balances of individual certificates in excess of $100,000 are not federally insured.

Interest expense on deposits is summarized as follows:

                                                                              2004            2003             2002
                                                                              ----            ----             ----
                                                                                         (In thousands)
Passbook accounts                                                          $    412         $     488       $    722
NOW, money market checking, and money market investment accounts              2,697             2,243          2,838
Certificate accounts                                                         20,615            24,543         34,269
                                                                            -------          --------        -------
                                                                           $ 23,724         $  27,274       $ 37,829
                                                                            =======          ========        =======

Early withdrawal penalties for the years ended September 30, 2004, 2003 and 2002 aggregated $196,774, $185,375, and $206,318, respectively, and are netted against interest expense on certificate accounts.

Accrued interest payable of $220,111 and $134,551 at September 30, 2004 and 2003, respectively, is included in other liabilities.

Notes to Consolidated Financial Statements

(7)    Short-term Borrowings

At September 30, 2004, short-term borrowings from the Federal Home Loan Bank
(FHLB) were comprised of $13 million advances due various dates during 2004 and 2005, with fixed terms and fixed interest rates between 5.86% and 6.14%. Also included in short-term borrowings is the $785,000 remaining balance of a note payable at 6%, relating to the purchase of premises. The note expires in January 2005 with a balloon payment of the remaining balance of approximately $764,000.

At September 30, 2003, short-term borrowings from the FHLB were comprised of $25 million advances due various dates during 2004, with fixed terms and fixed interest rates between 5.71% and 6.18%. Also included is the $71,000 current portion of the note payable relating to the purchase of premises.

Information concerning short-term borrowings is summarized as follows:
                                                           2004          2003
                                                           ----          ----
                                                         (Dollars in thousands)
           Average balance during the year               $ 45,385     $ 14,762
           Average interest rate during the year            3.64%        6.15%
           Average interest rate at September 30            5.97%        5.80%
           Maximum month-end balance during the year     $ 66,785     $ 25,071

(8)    Long-term Debt

Long-term debt primarily consisted of advances from the FHLB totaling $540.5 million and $478.5 million at September 30, 2004 and 2003, respectively. The debt is due with fixed interest rates ranging from 2.00% to 5.95% and fixed terms due at various dates through September 2014 and a $492,000 advance due January 2021.

Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Company to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 80% of the unpaid principal balances, the advances.

At September 30, 2004 and 2003, the long-term FHLB advances have fiscal year maturity dates as follows:

                                                      2004                                2003
                                                      ----                                ----
                                                              Weighted                           Weighted
       Year ending September 30,             Amount         average rate         Amount         average rate
                                             ------         ------------         ------         ------------
                                                                 (Dollars in thousands)

               2005                        $     ---              ---%        $     ---              ---%
               2006                            5,000             5.95%           13,000             5.97%
               2007                              ---              ---%            5,000             5.95%
               2008                           85,000             5.52%              ---              ---%
               2009                           60,000             5.03%           85,000             5.52%
          2010 and after                     390,492             3.92%          375,511             4.11%
                                            --------         --------          --------         --------
                                           $ 540,492             4.31%        $ 478,511             4.43%
                                            ========         ========          ========         ========

Of the advances due 2009 and after, the FHLB could call $90 million on specified dates in 2005, $75 million on specified dates in 2006, $160 million on specified dates in 2007, $50 million on specified dates in 2008 and $75 million on specified dates in 2009.

Notes to Consolidated Financial Statements

Included in long-term debt at September 30, 2003 was $784,000 long-term portion of the note payable issued in February 2003. The note expires in January 2005 with a balloon payment of the remaining balance of approximately $764,000. As of September 30, 2004, the remaining balance of the note payable is included in short-term borrowings.

Other interest expense is summarized as follows:

                                      2004             2003               2002
                                      ----             ----               ----
                                                  (In thousands)

       Advances from the FHLB       $ 23,652         $ 22,356          $ 18,799
       Other                              50               35                 3
                                     -------          -------           -------
                                    $ 23,702         $ 22,391          $ 18,802
                                     =======          =======           =======

(9)    Income Taxes

Income tax expense (benefit) for the years ended September 30, 2004, 2003 and 2002 is summarized as follows:

                                  2004              2003               2002
                                  ----              ----               ----
                                               (In thousands)
     Current:
       Federal                 $ 22,805          $ 21,491           $ 17,616
       State                      3,792             3,500              2,884
                                 ------            ------             ------
                                 26,597            24,991             20,500
                                 ------            ------             ------
     Deferred:
       Federal                     (777)             (688)              (127)
       State                       (129)             (115)               (23)
                                 ------             -----             ------
                                   (906)             (803)              (150)
                                 ------             -----             ------
                               $ 25,691          $ 24,188           $ 20,350
                                 ======            ======             ======


The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at September 30, 2004 and 2003 are as follows:

                                                                                2004               2003
                                                                                ----               ----
                                                                                   (In thousands)
           Deferred tax assets:
              Allowance for bad debts                                         $ 6,867            $ 5,847
              Deferred compensation                                             2,137              1,284
              Acquired net operating loss carryforward                            111                  4
                                                                                -----              -----
                  Total deferred tax assets                                     9,115              7,135
                                                                                -----              -----
           Deferred tax liabilities:
              Net deferred loan fees and costs                                  5,903              5,080
              FHLB stock dividend                                                 840                840
              Premises and equipment depreciation difference                    1,413              1,277
              Insurance agency intangibles                                        142                155
              Installment sales                                                     3                  3
                                                                                -----              -----
                  Total deferred tax liabilities                                8,301              7,355
                                                                                -----              -----
                                                                                 (814)               220
           Unrealized (loss) gain on available for sale securities               (186)             1,631
                                                                                -----              -----
                  Net deferred tax (asset) liability                           (1,000)             1,851
                                                                                -----              -----

           Less liability at beginning of year                                 (1,851)            (2,333)
           Deferred tax asset (liability) resulting from acquisition
              of insurance agency                                                 128               (160)
           Change in unrealized gain on available for sale
              securities                                                        1,817               (161)
                                                                                -----              -----
           Benefit for deferred income taxes                                  $  (906)           $  (803)
                                                                                =====              =====

Notes to Consolidated Financial Statements

Income tax expense on income from continuing operations is different than the amount computed by applying the U.S. Federal income tax rate of 35% for 2004, 2003 and 2002 to income from continuing operations before income taxes because of the following:

                                                                 2004          2003          2002
                                                                 ----          ----          ----
        Statutory Federal income tax rate                        35.0%         35.0%         35.0%
        State income tax (net of Federal income tax benefit)      3.6           3.6           3.6
        Other                                                     (.1)           .4            .4
                                                                 ----          ----          ----
        Effective tax expense rate                               38.5%         39.0%         39.0%
                                                                 ====          ====          ====

Deferred income tax assets of approximately $1,000,000 at September 30, 2004, and deferred income tax liabilities of approximately $1,851,000 at September 30, 2003, are included in other assets and other liabilities, respectively, in the accompanying consolidated statements of financial condition.

Retained earnings at September 30, 2004 include approximately $14,800,000 base year tax bad debt reserve for which no deferred income tax liability has been recognized. The Bank's base year reserve of $14.8 million must be recaptured into taxable income as a result of certain non-dividend distributions. A distribution is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution it, together with all other such distributions during the taxable year, exceeds the Bank's current and post-1951 accumulated earnings and profits. The amount charged against the Bank's bad debt reserves with respect to a distribution, which is includible in gross income, will equal the amount of such distribution, increased by the amount of federal income tax resulting from such inclusion. The unrecorded deferred income tax liability on the above amounts was approximately $5,696,000 at September 30, 2004. The Company does not anticipate any action that would result in the recapture of this amount for income tax purposes.

(10)   Net Income per Share

Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the twelve months ended September 30, 2004, 2003 and 2002. Adjustments have been made to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents.

                                                                                             Years ended September 30,
                                                                                  2004                2003               2002
                                                                                  ----                ----               ----

Net income                                                                    $40,995,652         $37,858,674        $31,783,630
                                                                               ==========          ==========         ==========

Weighted average common shares outstanding:
    Shares outstanding                                                         23,580,519          23,596,543         23,849,677
    Less: weighted average uncommitted ESOP shares                               (963,015)         (1,032,855)        (1,102,694)
                                                                               ----------          ----------         ----------
       Total                                                                   22,617,504          22,563,688         22,746,983
                                                                               ==========          ==========         ==========

Basic net income per share                                                    $      1.81         $      1.68        $      1.40
                                                                               ==========          ==========         ==========


Weighted average common shares outstanding                                     22,617,504          22,563,688         22,746,983
  Additional dilutive shares related to stock options                             537,132             570,172            599,679
                                                                               ----------          ----------         ----------
  Total weighted average common shares and equivalents outstanding for
   diluted earnings per share computation                                      23,154,636          23,133,860         23,346,662
                                                                               ==========          ==========         ==========

Diluted net income per share                                                  $     1.77          $      1.64        $      1.36
                                                                               ==========          ==========         ==========

Notes to Consolidated Financial Statements

Additional dilutive shares are calculated under the treasury stock method utilizing the average market value of the Company's stock for the period. For the year ended September 30, 2004, there were 1,195 common stock options and -0-unvested RRP shares that were antidilutive and therefore not included in the above calculation. For the year ended September 30, 2003, there were 1,449 common stock options and -0- unvested RRP shares that were antidilutive and therefore not included in the above calculation. For the year ended September 30, 2002, there were 42 common stock options and -0- unvested RRP shares that were antidilutive and therefore not included in the above calculation.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). During 2000, the minimum ratio for Tier 1 capital was adjusted from 4% to 3% for savings associations that meet certain requirements. Management believes, as of September 30, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2004 and 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                           To be well capitalized
                                                                                 For capital              under prompt corrective
                                                           Actual              adequacy purpose              action provisions
                                                    Amount      Ratio        Amount         Ratio          Amount         Ratio
                                                    ------      -----        ------         -----          ------         -----
                                                                           (Dollars in thousands)
As of September 30, 2004
------------------------
   Total capital (to risk-weighted assets)        $ 295,094     19.16%      $ 123,202         >8.0%      $ 154,003      >10.0%
   Tier I (core) capital (to risk-weighted
       assets)                                      277,980     18.05%         46,201         >3.0%         92,402       >6.0%
   Tier I (core) capital (to adjusted
       tangible assets)                             277,980     10.60%         78,692         >3.0%        131,154       >5.0%
   Tangible capital (to adjusted tangible
       assets)                                      277,980     10.60%         39,346         >1.5%            n/a         n/a

As of September 30, 2003
------------------------
   Total capital (to risk-weighted assets)        $ 246,948     19.05%      $ 103,694         >8.0%      $ 129,617      >10.0%
   Tier I (core) capital (to risk-weighted
       assets)                                      231,469     17.86%         38,885         >3.0%         77,770      > 6.0%
   Tier I (core) capital (to adjusted
       tangible assets)                             231,469      9.88%         70,305         >3.0%        117,175      > 5.0%
   Tangible capital (to adjusted tangible
       assets)                                      231,469      9.88%         35,153         >1.5%            n/a         n/a

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

Additional restrictions would apply to an institution that does not meet its capital requirement before or after a proposed dividend. As of September 30, 2004, $105,832,000 was available for distribution from the Bank to the holding company without further regulatory approval.

(12)   Commitments and Contingencies

At September 30, 2004, the Company had irrevocable letters of credit aggregating approximately $12,435,000.

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

The summary of changes in the related party loans follows:

                                                        2004             2003             2002
                                                        ----             ----             ----
                                                                    (In thousands)
           Outstanding loans - beginning of year      $ 3,658          $ 3,347          $ 1,748
           New loans                                    2,772            1,413            2,197
           Repayments                                  (1,881)          (1,102)            (598)
                                                       ------           ------           ------
           Outstanding balance - end of year          $ 4,549          $ 3,658          $ 3,347
                                                       ======           ======           ======


Frank H. Fee, III, a director of the Company, is also President of the law firm of Fee & Koblegard, P.A., which does business under the registered name of Fee, Koblegard & DeRoss, a general practice law firm. The Company paid approximately $95,000, $96,000, and $97,000, of legal fees in the years ended September 30, 2004, 2003 and 2002, respectively, to this law firm.

Notes to Consolidated Financial Statements

(14)   Other Expense

Other expense for the years ended September 30, 2004, 2003 and 2002 consists of the following:

                                            2004           2003            2002
                                            ----           ----            ----
                                                     (In thousands)
       Deposit account losses              $1,390        $1,139          $  941
       Professional fees                    1,020           692             640
       Postage                                682           698             626
       Telephone                              625           549             579
       Office supplies and forms              534           495             521
       Other                                4,193         3,315           3,089
                                            -----         -----           -----
                                           $8,444        $6,888          $6,396
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

Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is insignificant.

Notes to Consolidated Financial Statements

The estimated fair values of the Company's financial instruments at September 30, 2004 and 2003 are as follows:

                                                                               2004                            2003
                                                                               ----                            ----
                                                                    Carrying          Fair           Carrying          Fair
                                                                     amount          value            amount           value
                                                                     ------          -----            ------           -----
                                                                                          (In thousands)
Assets:
   Cash and amounts due from depository institutions              $   67,822      $   67,822       $   55,262      $   55,262
   Interest-bearing deposits in other banks                            7,053           7,053            4,432           4,432
   Investment securities held to maturity                                440             477           50,416          50,753
   Investment securities available for sale                          129,760         129,760          246,519         246,519
   Mortgage-backed securities held to maturity                       443,060         441,551          308,075         309,922
   Loans held for sale                                                 2,438           2,492            2,648           2,732

   Loans                                                           1,908,971                        1,627,584
   Less: allowance for loan losses                                   (17,802)                         (16,199)
                                                                   ---------                        ---------
       Loans, net                                                  1,891,169       1,964,868        1,611,385       1,665,884
Liabilities:
   Commercial checking, noninterest-bearing personal, NOW,
       passbook,money market accounts and official checks            901,207         901,207          734,533         734,533
   Certificate accounts                                              843,623         844,598          815,727         823,864
   Short-term borrowings                                              13,785          14,057           25,071          25,818
   Long-term debt                                                    540,492         561,297          479,295         513,118

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

(16)   Benefit Plans

Employee Stock Ownership Plan

In March 1998, as part of the reorganization and conversion of Harbor Financial, M.H.C., the Company's Employee Stock Option Plan (ESOP) purchased 1,326,940 shares of the Company's common stock at $10 per share, which was funded by a loan from the Company. The ESOP covers all eligible employees of the Company age 21 and over. Dividends paid on unallocated shares reduce the Company's cash contribution to the ESOP. The ESOP's borrowing from the Company is eliminated in consolidation. At September 30, 2004, there were 913,510 allocated shares, 52,379 shares committed to be released, and 925,366 suspense (unallocated and not yet committed to be released) shares held by the ESOP. As shares are released, the Company recognizes compensation expense equal to the current market price of the shares. Allocated shares and shares committed to be released are included in the weighted average common shares outstanding used to compute earnings per share. Total compensation expense charged to earnings in the years ended September 30, 2004, 2003 and 2002, totaled $2,019,691, $1,688,264, and
$1,400,666, respectively. At September 30, 2004, the fair value of the unallocated shares was $30,407,870.

Notes to Consolidated Financial Statements

During the year ended September 30, 2004, the Company paid to the Internal Revenue Service (IRS) $505,000 under a settlement agreement related to an operational adjustment in it's Employee Stock Ownership Plan (ESOP). The non-deductible amount is included in other liabilities and other expense at September 30, 2004. The Company also recognized a tax benefit of $545,000 from the settlement with the IRS.

Recognition and Retention Plans and Stock Option Plans

The Company's 1998 Stock Incentive Plan, adopted on September 18, 1998, authorizes the award of Recognition and Retention Plan Shares (RRP shares) and the granting of options to purchase common stock. As of September 30, 2004, the Company has awarded 624,913 RRP shares at $11.27 average price per share totaling $7,043,515. The total award will be amortized as compensation expense ratably over the participants' vesting periods of 5 to 10 years. In November and December, 1998, the Company's Recognition and Retention Plan (RRP) purchased 663,470 shares from market sources at an average cost of $10.81 per share totaling $7,171,000 in order to fund the grants of RRP shares. Total compensation expense charged to earnings in the years ended September 30, 2004, 2003 and 2002, totaled $781,033, $908,294, and $918,298, respectively.

At September 30, 2004, the Company had stock option plans for the benefit of directors, officers, and other employees of the Company. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans since stock option exercise prices are equal to market price at dates of grant. The number of shares of common stock reserved for issuance under the 1994 stock option plan is equal to 1,286,012 shares, or 9.6% of the total number of common shares issued in the minority offering pursuant to the Company's reorganization to the stock form of ownership. The number of shares of common stock reserved for issuance under the 1998 Stock Incentive Plan is equal to 1,658,675 or 5.40% of the outstanding shares of common stock as of the effective date of the plan. The stock options vest in equal installments over varying periods not to exceed 10 years, depending upon the individual's position in the Company. At September 30, 2004, 152,439 shares were available for future awards.

A summary of the Company's stock option plans is presented below:

                                                                             Years Ended September 30,
                                                       2004                         2003                          2002
                                                             Weighted                    Weighted                       Weighted
                                                             average                      average                       average
                                                            exercise                     exercise                      exercise
                                                Shares        price         Shares         price         Shares          price
                                                ------        -----         ------         -----         ------          -----

  Options outstanding beginning of year       1,193,620    $    11.99      1,367,487    $    11.23      1,555,904     $    10.35
  Options granted                                22,520    $    30.45         61,741    $    22.90         79,136     $    17.71
  Options exercised                            (167,067)   $     9.74       (173,373)   $     9.69       (242,180)    $     7.69
  Options forfeited                              (3,667)   $    17.62        (62,235)   $    11.56        (25,373)    $    11.23
                                              ---------     ---------      ---------     ---------      ---------      ---------
  Options outstanding at year-end             1,045,406    $    12.78      1,193,620    $    11.99      1,367,487     $    11.23
                                              =========     =========      =========     =========      =========      =========
  Options exercisable at year-end               632,577                      705,763                      632,265
                                              =========                    =========                    =========
  Weighted average fair value of options
     granted during the year                 $    13.06                   $     8.17                   $     5.34
                                              =========                    =========                    =========

Notes to Consolidated Financial Statements

The following table summarizes information about stock options outstanding at September 30, 2004:

                                                 Options outstanding                               Options exercisable
                                                 -------------------                               -------------------
                                  Number           Weighted average                             Number
                              outstanding at          remaining          Weighted           exercisable at       Weighted
     Range of exercise         September 30,     contractual life     average exercise       September 30,        average
           prices                  2004                (years)             price                 2004          exercise price
           ------                 -----                  ----             -------               ------         --------------

      $ 10.69 to 12.00           736,254                  4.0          $    10.76              545,520         $    10.73
      $ 12.38 to 14.63           139,755                  5.8          $    13.21               68,158         $    13.20
      $ 15.06 to 16.35            45,636                  7.1          $    16.03                1,499         $    15.06
      $ 17.00 to 20.10            42,500                  7.3          $    19.54               14,000         $    19.87
      $ 21.13 to 27.05            58,741                  8.3          $    22.98                3,400         $    21.13
      $ 27.06 to 30.52            22,520                  9.2          $    30.45                  ---         $     0.00
                               ---------                  ---           ---------            ---------          ---------
           Total               1,045,406                  4.9          $    12.78              632,577         $    11.26
                               =========                  ===           =========            =========          =========

The option method used to calculate the Statement 123 compensation adjustment was the Binomial model with the following grant date fair values and assumptions (Note (1n)):

                       Number of
                         options        Grant date       Exercise      Risk free        Expected         Expected         Expected
  Date of grant          granted       fair value          price    interest rate    life (years)       volatility        dividend
  -------------          -------       ----------         ------    -------------    ------------       ----------        --------
     12/08/98             1,500           4.21            10.94         4.379                  5            36.20              .46
     04/19/99            58,500           4.35            11.88         5.044                  5            32.25              .46
     12/08/99            53,131           4.60            12.44         6.050                  5            33.90              .52
     01/07/00            17,889           4.58            12.38         6.411                  5            33.83              .52
     01/21/00            10,000           4.65            12.38         6.632                  5            33.33              .52
     04/19/00             7,155           3.04            10.75         6.230                  5            26.95              .52
     12/06/00            66,547           3.71            13.19         5.257                  5            27.44              .60
     12/13/00            30,000           4.39            14.63         5.215                  5            27.93              .60
     02/14/01             4,500           4.83            15.06         5.013                  5            30.94              .60
     04/23/01             2,500           5.14            15.47         4.684                  5            31.56              .60
     06/26/01            10,000           6.39            18.48         4.713                  5            30.87              .60
     11/30/01             2,700           4.83            16.35         4.430                  6            31.81              .68
     12/12/01            30,000           4.19            16.12         5.110                  9            31.97              .88
     12/12/01            12,936           4.80            16.12         4.630                  6            31.97              .68
     12/31/01             2,500           5.23            17.00         4.710                  6            32.22              .68
     04/10/02            30,000           6.72            20.10         4.770                  5            32.72              .63
     04/10/02             1,000           6.80            20.10         5.030                  6            32.72              .68
     10/15/02            23,741           7.59            21.13         2.836                  5            40.59              .69
     12/11/02            15,500           7.73            21.31         2.700                  5            42.00              .73
     02/03/03             2,500           8.54            22.79         2.736                  5            41.83              .73
     04/01/03             5,000           9.65            23.84         3.204                  6            39.14              .85
     05/14/03            15,000           9.52            27.05         2.832                  6            40.98              .91
     12/04/03            17,520          13.14            30.52         3.438                  6            38.70              .94
     12/10/03             5,000          12.76            30.22         3.298                  6            38.75              .94

Notes to Consolidated Financial Statements

Other Plans

The Company has a noncontributory-defined benefit pension plan covering all full-time employees hired before January 1, 2003 who have attained one year of service. The plan is a multi-employer plan. Separate actuarial valuations are not made for each employer nor are plan assets so segregated. The assumed average rate of return used in determining the actuarial present value of accumulated plan benefits was 8.25% The date of the most recent actuarial evaluation is July 1, 2003. The Company elected to freeze the Plan effective June 30, 2004 and, as a result, expects to be required to contribute approximately $500,000 for fiscal year 2005. Pension expense was $1,195,000, $393,000, and $11,000, respectively, for the years ended September 30, 2004, 2003 and 2002.

The Company's 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") covers all eligible employees of the Company age 21 and over. An eligible employee may elect to contribute to the 401(k) Plan in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee. Employee contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits contributions by the Company. The Company currently makes matching contributions of 50% of the first 6% of each participant's contributions. For the years ended September 30, 2004, 2003 and 2002, the Company's matching contribution totaled approximately $217,000, $157,000, and $134,000, respectively.

The Company has a deferred compensation plan for Directors (the "Directors' Deferred Compensation Plan") who may elect to defer all or part of their annual director fees to fund the Directors' Deferred Compensation Plan. The plan provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate, adjusted and compounded quarterly. At September 30, 2004 and 2003, deferred directors' fees included in other liabilities aggregated $210,833 and $190,967, respectively. Directors may elect to have their deferred compensation balance invested in shares of the Company's common stock. Such purchases were approximately $337,000, $289,000, and $209,000, in 2004, 2003 and 2002, respectively. After purchase of shares of the Company's common stock, the Company's liability has been satisfied except for distribution of the shares to the director when he ceases to be a director. At September 30, 2004 and 2003, the Directors' Deferred Compensation Plan held 310,586 and 312,166 shares of the Company's common stock, respectively.

The Company has a retirement plan for non-employee directors elected to the Board prior to October 9, 1996 (the "Plan"). The annual basic benefit under the Plan is based on a percentage of the average three years director's fees preceding the termination of service multiplied by the number of years of service, not to exceed 50% of the average annual director's fees. During the years ended September 30, 2004, 2003 and 2002, the charge to earnings relating to the Plan was insignificant.

The Company has an unfunded supplemental executive retirement plan (SERP) for the benefit of Michael J. Brown, Sr. The annual basic benefit provides for 75% of his final five-year average earnings less amounts paid from the Pension Plan and the amount expected to be paid as a social security benefit. The Company elected to freeze the Plan effective June 30, 2004. The benefit will be reduced on a pro rata basis if Mr. Brown retires or otherwise terminates his employment before age 65. Additionally, the benefit will be reduced by 3% for each year before age 65 that his benefit commences. At September 30, 2004 and 2003, the liability related to the SERP was $1,277,000 and $997,000, respectively. During the years ended September 30, 2004, 2003 and 2002, the charge to earnings related to the SERP was $280,000, $202,000 and $148,000, respectively.

(17)   Acquisition of Insurance Agencies

On March 27, 2003, Harbor Insurance Agency, a subsidiary of Harbor Federal Savings Bank, completed its acquisition of the David G. Willbur Insurance Agency for approximately $600,000 in cash. David G. Willbur Insurance Agency has specialized in property and casualty insurance and has served the residents and businesses of St. Lucie county for over 76 years. The principal owner, David G. Willbur, joined the management team for Harbor Insurance Agency, Inc. The acquisition further complements Harbor Insurance Agency's existing line of insurance products and provides an even broader range of insurance company providers to meet the changing and growing needs of our customers.

The acquisition was accounted for using the purchase method. The results of operations of the insurance agency acquired is included in the consolidated financial statements of the Company from the date of acquisition.

Notes to Consolidated Financial Statements

The fair value of assets acquired and liabilities assumed in conjunction with the acquisition of the insurance agency was as follows:

                                                                2003
                                                                ----

Cash                                                          $   1
Premises and equipment                                            6
Goodwill                                                        319
Other intangibles subject to amortization                       415
Other assets                                                     63
                                                               ----
Fair value of assets acquired                                   804
                                                               ----
Deferred tax liability                                          160
Other liabilities                                                65
                                                               ----
Fair value of liabilities assumed                               225
                                                               ----
Fair value of net assets acquired                               579
Acquisition costs                                                22
                                                               ----
Purchase of insurance agencies                                  601
Less cash acquired                                                1
Treasury shares issued                                           --
                                                               ----
Net cash used in purchase of insurance agency                 $ 600
                                                               ====


As of September 30, 2004, goodwill related to purchase of insurance agencies is approximately $1.6 million. Other intangibles subject to amortization includes a $400,000 intangible related to Wilbur's customer base, amortized over 15 years, and a $15,000 non-compete agreement, amortized over 5 years. The remaining balance of other intangibles at September 30, 2004 was $370,500 and is included in other assets in the accompanying consolidated statements of financial condition.

The Company adopted Statement 142 effective October 1, 2001 and no longer amortizes goodwill. (See note 1(k).) At least annually, the Company tests the goodwill for impairment in accordance with Statement 142.

(18)   Quarterly Results of Operations (Unaudited)

The quarterly results of operations for the years ended September 30, 2004 and 2003 are as follows: For the three months ended fiscal 2004

                                                                              For the three months ended fiscal 2004
                                                                September 30        June 30         March 31        December 31
                                                                ------------        -------         --------        -----------
                                                                                 (In thousands except share data)

   Interest income                                                $ 36,843         $ 36,007         $ 35,099         $ 34,136
   Interest expense                                                 12,385           11,649           11,658           11,734
                                                                   -------          -------          -------          -------
          Net interest income                                       24,458           24,358           23,441           22,402
   Provision for loan losses                                           350              503              351              448
                                                                   -------          -------          -------          -------
          Net interest income after provision for loan losses       24,108           23,855           23,090           21,954
   Total other income                                                5,558            6,965            5,701            5,323
   Total other expenses                                             12,557           13,461           12,258           11,591
                                                                   -------          -------          -------          -------
          Income before income taxes                                17,109           17,359           16,533           15,686
   Income tax                                                        6,002            7,090            6,462            6,137
                                                                   -------          -------          -------          -------
   Net income                                                     $ 11,107         $ 10,269         $ 10,071         $  9,549
                                                                   =======          =======          =======          =======
   Net income per share:
          Basic                                                   $   0.49         $   0.45         $   0.45         $   0.42
                                                                   =======          =======          =======          =======
          Diluted                                                 $   0.48         $   0.44         $   0.44         $   0.41
                                                                   =======          =======          =======          =======
                                       61

Notes to Consolidated Financial Statements

                                                                                For the three months ended fiscal 2003
                                                                September 30        June 30          March 31       December 31
                                                                ------------        -------          --------       -----------
                                                                                    (In thousands except share data)

   Interest income                                                $ 33,846         $ 33,575         $ 33,411         $ 34,073
   Interest expense                                                 11,859           11,869           12,353           13,584
                                                                   -------          -------          -------          -------
          Net interest income                                       21,987           21,706           21,058           20,489
   Provision for loan losses                                           334              659              502              451
                                                                   -------          -------          -------          -------
          Net interest income after provision for loan losses       21,653           21,047           20,556           20,038
   Total other income                                                5,266            5,752            5,363            5,399
   Total other expenses                                             11,240           11,037           10,550           10,200
                                                                   -------          -------          -------          -------
          Income before income taxes                                15,679           15,762           15,369           15,237
   Income tax                                                        6,015            6,187            6,024            5,962
                                                                   -------          -------          -------          -------
   Net income                                                     $  9,664         $  9,575         $  9,345         $  9,275
                                                                   =======          =======          =======          =======
   Net income per share:
          Basic                                                   $   0.43         $   0.43         $   0.41         $   0.41
                                                                   =======          =======          =======          =======
          Diluted                                                 $   0.42         $   0.42         $   0.40         $   0.40
                                                                   =======          =======          =======          =======

(19)   Comprehensive Income

The Company's other comprehensive income is summarized as follows for the years ended September 30, 2004, 2003 and 2002:

                                                                                2004          2003          2002
                                                                                ----          ----          ----
                                                                                         (In thousands)
       Unrealized (losses) gains on securities available
           for sale:
           Unrealized  holding (losses) gains arising during
             the period                                                      $ (2,653)      $ 2,082       $ 1,666
           Less:reclassification adjustment for net
             realized gain included in net income                               2,057         1,664           467
                                                                                -----        ------        ------
       Net unrealized (losses) gains                                           (4,710)          418         1,199
       Tax effect                                                              (1,817)          161           463
                                                                               ------        ------        ------
       Other comprehensive (loss) income, net of tax                         $ (2,893)      $   257       $   736
                                                                               ======        ======        ======

Notes to Consolidated Financial Statements

(20)   Parent Company Financial Information

Condensed Statements of Financial Condition at September 30, 2004 and 2003 and Condensed Statements of Operations and Cash Flows for the years ended September 30, 2004, 2003 and 2002 are shown below (in thousands) for Bancshares:

Condensed Statements of Financial Condition
  September 30, 2004 and 2003

                                                                            2004                 2003
                                                                            ----                 ----
                                                                                (In thousands)
Assets:
  Cash deposited at Harbor Federal                                       $  1,291             $  6,168
  Investment securities available for sale at market value                    ---                3,943
  Investment in and advances to Harbor Federal                            285,859              252,708
  Accrued interest receivable                                                 ---                   12
  Income tax receivable from Harbor Federal                                   ---                    6
       Total assets                                                      $287,150             $262,837
                                                                          =======              =======
  Liabilities and Stockholders' Equity:
  Liabilities:
    Income tax payable to Harbor Federal                                 $    481             $    ---
    Other liabilities                                                          25                  954
                                                                          -------              -------
       Total liabilities                                                      506                  954
                                                                          -------              -------
  Stockholders' Equity                                                    286,644              261,883
                                                                          -------              -------
       Total liabilities and stockholders' equity                        $287,150             $262,837
                                                                          =======              =======

Condensed Statements of Operations
  Years ended September 30, 2004, 2003 and 2002

                                                                 2004             2003              2002
                                                                 ----             ----              ----
                                                                            (In thousands)
       Interest on investment securities                       $     35         $     69        $     82
                                                                -------          -------         -------
           Total interest income                                     35               69              82
                                                                -------          -------         -------

       Gain on sale of securities available for sale              1,997            1,303             467
                                                                -------          -------         -------
           Total other income                                     1,997            1,303             467
                                                                -------          -------         -------
       Other expense:
           Management fee to Harbor Federal                         175              175             175
           Other expenses                                           353              298             308
                                                                -------          -------         -------
           Total other expense                                      528              473             483
              Income before income tax expense and earnings
                of Harbor Federal                                 1,504              899              66
       Income tax expense                                           638              396              69
                                                                -------          -------         -------
           Income (loss) before earnings of Harbor
              Federal                                               866              503              (3)
       Equity in net earnings of Harbor Federal                  40,130           37,356          31,787
                                                                -------          -------         -------
           Net income                                          $ 40,996         $ 37,859        $ 31,784
                                                                =======          =======         =======

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows
   Years ended September 30, 2004, 2003 and 2002

                                                                          2004              2003              2002
                                                                          ----              ----              ----
                                                                                       (In thousands)
Cash flows from operating activities:
    Net income                                                         $ 40,996          $ 37,859           $ 31,784
    Adjustments to net income:
        Equity in earnings of Harbor Federal                            (40,130)          (37,356)           (31,787)
        Gain on sale of securities available for sale                    (1,997)           (1,303)              (467)
        Decrease in accrued interest receivable                              12                 3                  2
        Increase (decrease) in income tax                                   487              (137)                46
        Decrease (increase) in other assets                                 ---                 1                 (1)
        Increase in payable to Harbor Federal                                44               175                175
        Increase (decrease) in other liabilities                              1              (102)               103
                                                                         ------           -------            -------
        Net cash used in operating activities                              (587)             (860)              (145)
                                                                         ------           -------            -------
Cash flows from investing activities:
    Purchase of investment securities available for sale                    ---               ---               (351)
    Sale of investment securities available for sale                      3,526             2,513              1,931
                                                                         ------           -------            -------
        Net cash provided by investing activities                         3,526             2,513              1,580
                                                                         ------           -------            -------
Cash flows from financing activities:
    Net amounts received from Harbor Federal                              9,148            16,721             25,432
    Dividends paid                                                      (14,106)          (11,641)            (9,936)
    Purchase of treasury stock                                           (4,485)           (8,513)           (13,088)
    Common stock options exercised                                        1,627             1,681              1,862
                                                                         ------           -------            -------
        Net cash (used in) provided by financing activities              (7,816)           (1,752)             4,270
                                                                         ------           -------            -------

        Net (decrease) increase in cash and cash equivalents             (4,877)              (99)             5,705

Cash and cash equivalents - beginning of year                             6,168             6,267                562
                                                                         ------           -------            -------

Cash and cash equivalents - end of year                                $  1,291          $  6,168           $  6,267
                                                                         ======           =======            =======

Supplemental disclosures:
    Changes in unrealized (loss) gain on securities available for
        sale, net of tax                                               $ (2,893)         $    257           $    736
    Amortization of stock benefit plans                                   2,217             2,596              2,319
    Tax benefit of employee benefit plans                                   821               726                406
    Distribution of RRP shares                                              567               857                895