Form 10-K, Exhibit 13
period 2005-09-30
HARBOR FLORIDA BANCSHARES INC
filed 2005-12-14
CIK 1029407

Exhibit 13

HARBOR FLORIDA BANCSHARES FINANCIAL DATA

Selected Consolidated Financial Data	15
Management’s Discussion and Analysis of Financial Condition and Results of Operations	17
Report of Independent Registered Public Accounting Firm	34

SELECTED CONSOLIDATED FINANCIAL DATA

Selected Consolidated Financial Condition Data

	September 30,
	2005	2004	2003	2002	2001
	(In thousands)
Total assets	$3,012,185	$2,627,109	$2,352,071	$2,090,639	$1,755,108
Loans (net)	2,275,861	1,891,169	1,611,385	1,541,468	1,401,873
Loans held for sale	10,695	2,438	2,648	8,263	5,373
Investment securities-available for sale	128,586	129,760	246,519	147,205	46,414
Investment securities-held to maturity	285	440	50,416	200	200
Mortgage-backed securities-held to maturity	388,458	443,060	308,075	181,269	153,714
Real estate owned	8	48	906	733	917
Deposits	2,056,307	1,744,830	1,550,260	1,372,883	1,200,092
Short-term borrowings	5,000	13,785	25,071	22,000	10,043
Long-term debt	590,473	540,492	479,295	423,528	285,544
Stockholders’ equity	320,511	286,644	261,883	238,918	224,835

Selected Consolidated Operating Data

	Years ended September 30,
	2005	2004	2003	2002	2001
	(In thousands except per share data)
Interest income	$164,885	$142,085	$134,905	$131,807	$126,050
Interest expense	56,065	47,426	49,665	56,631	65,234
Net interest income	108,820	94,659	85,240	75,176	60,816
Provision for loan losses	1,915	1,652	1,946	1,515	798
Net interest income after provision for loan losses	106,905	93,007	83,294	73,661	60,018
Other income:
Fees and service charges	16,718	14,889	12,963	10,779	8,450
Other	6,721	8,658	8,817	5,037	3,880
Total other income	23,439	23,547	21,780	15,816	12,330
Other expenses:
Compensation and benefits	31,773	29,192	25,646	21,829	18,652
Occupancy	7,823	7,032	6,070	5,404	4,858
Other	14,803	13,643	11,311	10,110	9,104
Total other expenses	54,399	49,867	43,027	37,343	32,614
Income before income taxes	75,945	66,687	62,047	52,134	39,734
Income tax expense	29,749	25,691	24,188	20,350	15,626
Net income	$46,196	$40,996	$37,859	$31,784	$24,108
Net income per share:
Basic	$2.03	$1.81	$1.68	$1.40	$1.04
Diluted	$1.98	$1.77	$1.64	$1.36	$1.02

2005 Annual Report

SELECTED CONSOLIDATED FINANCIAL DATA

Selected Financial Ratios

	At or for the years ended September 30,
	2005	2004	2003	2002	2001
Performance Ratios:
Return on average assets	1.61%	1.64%	1.73%	1.67%	1.44%
Return on average stockholders’ equity	15.31	15.06	15.14	13.78	10.89
Net interest rate spread	3.78	3.73	3.78	3.72	3.21
Net interest margin	3.96	3.93	4.03	4.09	3.75
Noninterest income to average assets	.82	.94	1.00	.84	.74
Noninterest expense to average assets	1.90	1.99	1.97	1.97	1.95
Average interest-earning assets to average interest-bearing liabilities	108.70	109.63	110.74	111.92	113.57
Efficiency Ratio	42.24	43.70	42.60	42.38	45.91

Asset Quality Ratios:
Nonperforming assets to total assets	.07	.12	.13	.11	.20
Allowance for loan losses to total loans	.87	.94	1.01	.93	.96
Allowance for loan losses to non-performing loans	904.99	587.20	731.34	865.87	519.01

Capital Ratios:
Average stockholders’ equity to average assets	10.53	10.87	11.42	12.13	13.20
Stockholders’ equity to assets	10.64	10.91	11.13	11.43	12.81
Dividend pay-out ratio	37.44	34.41	30.75	31.26	37.19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

This report contains certain “forward-looking statements” which are based on assumptions and describe future plans. Harbor Florida Bancshares, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all such forward-looking statements. These forward-looking statements, which are included in Management’s Discussion and Analysis and elsewhere, describe future plans or strategies and include the Company’s expectations of future financial results. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements. The Company’s ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to i) change in general market interest rates, ii) general economic conditions, iii) legislative/regulatory changes, iv) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve, v) changes in the quality or composition of the Company’s loan and investment portfolios, vi) demand for loan products, vii) deposit flows, viii) competition, and ix) demand for financial services in the Company’s markets. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

Overview

The Company owns 100% of the common stock of Harbor Federal Savings Bank (“the Bank”), a federal savings bank whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides a wide range of banking and certain insurance services but is principally engaged in the business of attracting deposits predominately from the communities it serves and using these and other funds to originate primarily residential, consumer and commercial real estate loans. The Company’s results of operations are highly dependent on net interest income. Net interest income is a function of the balances of loans and investments (“interest-bearing assets”) outstanding in any one period, the yields earned on such loans and investments, and the interest incurred on deposits and borrowed funds (“interest-bearing liabilities”) that were outstanding in that same period. The Company’s noninterest income consists primarily of fees and service charges, insurance commissions, gains on sale of mortgage loans, gains on sale of premises and equipment and, depending on the period, gains on sale of securities and real estate operations which have either provided income or loss. The results of operations are also significantly impacted by the amount of provisions for loan losses, which, in turn, is dependent upon, among other things, the size and makeup of the loan portfolio, loan quality, and other credit trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy expense and data processing services. Results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

The Company’s diluted earnings per share for the year ended September 30, 2005, increased 11.9% to $1.98 per share on net income of $46.2 million, compared to $1.77 per share on net income of $41.0 million for the same period last year. The increase was due primarily to increased net interest income, resulting from continued growth in loans and other assets as conditions in the Company’s market area continued to support growth and expansion of lending. The Company’s growth was funded primarily with deposits and repayments of mortgage-backed securities. Net interest income increased 15.0% to $108.8 million for the year ended September 30, 2005, compared to $94.7 million for the year ended September 30, 2004. This was due to an increase in interest income of $22.8 million but was partially offset by increases in interest expense during the year of $8.6 million, a result of the change in rates paid for deposits and other funding sources.

The Company operates primarily in seven counties on the east coast of Florida. As such, the Company’s results of operations are affected by the general and economic conditions of the area. Management believes that the area’s rapid population growth and expanding real estate market will support continued earning’s growth.

During August and September 2004, several hurricanes passed directly over the Company’s market area within weeks of each other, resulting in property damage throughout the region. The Company provided services to all of its markets on the first business day after each storm. During the weeks following, Harbor Insurance Agency handled thousands of insurance claims. The Company noted a temporary increase in past due loans, particularly in the residential mortgage and consumer

2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

loan portfolios. Loan and deposit programs were implemented to assist customers with their recovery and rebuilding efforts. Certain customers were provided with short-term loan principal and/or interest deferments and/or extended credit facilities. None of these programs had or is expected to have any significant impact on the financial position, results of operations and cash flows of the Company. The storm-related damages to the Company’s own buildings, which were predominately covered by insurance, have been substantially repaired and rebuilt.

In the short-term, the changed environment presented challenges to the operations of the Company as a result of lower levels of originations, loan sales, and fee income. However, management believes that the area continues to represent an attractive market with strong growth potential.

Critical Accounting Policies

The following discussion and analysis of our financial condition is based upon consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America. The determination of the allowance for loan losses is considered by management to be a critical accounting policy and is based upon estimates made by management. Critical accounting policies are defined as policies that are material to the portrayal of the Company’s financial condition and results of operations, and that require management’s most difficult, subjective, or complex judgments. The Company’s financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies” (“Statement 5”) and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” (“Statement 114”). The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. (1) General loss percentages are established based upon historical analyses. (2) A supplemental portion of the allowance may be established for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific collateral analysis on each impaired loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level as determined above.

The allowance for loan losses was $19,748,000 and $17,802,000 at September 30, 2005 and 2004, respectively. The Company evaluates impaired loans based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral dependent loan. To the extent that an impaired loan’s value was less than the loan’s recorded investment, a specific allowance was recorded.

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 2005, 2004 and 2003 was $4,213,000, $4,627,000 and $6,259,000, respectively. The average recorded investment in impaired loans during the years ended September 30, 2005, 2004 and 2003 was approximately $3,487,000, $5,568,000 and $8,011,000, respectively. There are no commitments to lend additional funds to these borrowers. The total specific allowance for loan losses related to these loans was $243,000 and $-0- at September 30, 2005 and 2004, respectively. Interest income on impaired loans of approximately $248,000, $381,000 and $584,000 was recognized in the years ended September 30, 2005, 2004 and 2003, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

There were no significant changes in the estimation methods or fundamental assumptions used in the calculation of the allowance for loan losses at September 30, 2005, compared to September 30, 2004. Furthermore, there was no reallocation of the allowance from September 30, 2004. While the Company’s management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on unforeseen changes in economic conditions which could impact borrowers or markets.

Disclosure on Quantitative and Qualitative Market Risk and Asset and Liability Management

The Company attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. This was accomplished by matching maturity and repricing periods on loans and investments to maturity and repricing periods on deposits and borrowings.

The matching of assets and liabilities may be analyzed by determining the extent to which such assets and liabilities are interest rate sensitive. An asset or liability is considered to be interest rate sensitive within a specific time period if it matures or re-prices within that time period. Interest rate sensitivity analysis, also known as “gap” analysis, attempts to measure the difference between the amount of interest-earning assets expected to mature or re-price within a specific time period compared to the amount of interest-bearing liabilities expected to mature or re-price within that time period. An interest rate sensitive “gap” is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities maturing or repricing within a specified time period. A “gap” is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets that mature or re-price within a specified time period. Interest rate sensitivity analysis is based on numerous assumptions, such as estimates for loan repayments prior to maturity. Estimates are revised annually to reflect the anticipated interest rate environment.

Generally, an institution with a positive interest rate sensitivity “gap” can expect net interest income to increase during periods of rising interest rates and decline during periods of falling interest rates. Likewise, an institution with a negative “gap” can expect an increase in net interest income during periods of falling interest rates and a decrease in net interest income during periods of rising interest rates. At September 30, 2005, the Company’s cumulative one-year interest rate sensitivity “gap” was negative 0.17%.

The Board of Directors has established an Asset/Liability Committee, which consists of the Company’s president and other senior officers. The Committee meets monthly to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

The Company currently utilizes the following strategies to reduce interest rate risk: (a) the Company seeks to originate and hold in the portfolio adjustable rate loans which have periodic interest rate adjustments; (b) the Company sells a portion of newly originated fixed rate residential mortgage loans; (c) the Company seeks to lengthen the maturities of deposits when deemed cost effective through the pricing and promotion of certificates of deposits; (d) the Company seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (e) the Company has utilized long term Federal Home Loan Bank (“FHLB”) advances to fund the origination of fixed rate loans. The Company also maintains a high level of liquid assets consisting of short-term securities as well as medium-term securities. These securities have expected average lives in the two to three-year range. Management expects that cash flow from investment maturities and repayments can be reinvested at higher yields in a rising interest rate environment.

2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Interest Rate Sensitivity

The table below provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of September 30, 2005. For mortgage-backed securities, investment securities and borrowings, the table presents principal cash flows by expected maturity dates.

	Within three months	Four to twelve months	More than one year to three years	More than three years to five years	Over five years	Total
	(Dollars in thousands)
Interest-earning assets (1):
Mortgage loans (2):
Fixed rate	$61,737	$185,214	$338,671	$208,027	$353,418	$1,147,067
Adjustable rate	305,405	91,315	248,371	203,277	56,092	904,460
Other loans (2):
Fixed rate	25,086	75,260	40,678	4,728	716	146,468
Adjustable rate	105,517	1,477	278	1,037	—	108,309
Mortgage-backed securities:
Fixed rate	17,876	47,519	117,297	159,732	46,034	388,458
Adjustable rate	—	—	—	—	—	—
Investment securities and other assets:	66,171	89,282	29,293	—	200	184,946
Total	$581,792	$490,067	$774,588	$576,801	$456,460	$2,879,708
Interest-bearing liabilities:
Deposits (3):
NOW accounts	$15,451	$46,354	$59,333	$21,360	$12,015	$154,513
Passbook accounts	27,755	83,264	62,170	9,947	1,894	185,030
Money market accounts	47,103	141,308	45,219	1,809	75	235,514
Certificate accounts	194,148	516,491	246,764	57,609	10,641	1,025,653
Borrowings (4):	5,000	—	185,000	190,000	215,473	595,473
Total	$289,457	$787,417	$598,486	$280,725	$240,098	$2,196,183
Excess (deficiency) of interest earning assets over interest-bearing liabilities	$292,335	$(297,350)	$176,102	$296,076	$216,362	$683,525
Cumulative excess of interest-earning assets over interest-bearing liabilities	$292,335	$(5,015)	$171,087	$467,163	$683,525
Cumulative excess of interest-earning assets over interest-bearing liabilities as a percent of total assets	9.71%	(0.17)%	5.68%	15.51%	22.69%

(1)	Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, in each case adjusted to reflect estimated prepayments. Estimated prepayment statistics were obtained from averaged projections from various primary securities dealers. For fixed rate mortgages and mortgage-backed securities, annual prepayment rates from 11% to 37%, based on the coupon rate, were used.

(2)	Balances have been reduced for loans in process and deferred loan fees and discounts that aggregated to $282.6 million at September 30, 2005. Nonperforming loans aggregating $2.1 million were included in the “within three months” repricing period. Balances include fixed rate loans held for sale of $10.7 million at September 30, 2005 which were included in the periods in which they would be repaid based on scheduled amortization and estimated prepayments.

(3)	The Company’s negotiable order of withdrawal (“NOW”) accounts, passbook savings accounts and money market deposit accounts are generally subject to immediate withdrawal. However, management considers a certain portion of these accounts to be core deposits having significantly longer effective maturities based on the Company’s retention of such deposit accounts in changing interest rate environments. NOW accounts, passbook savings accounts and money market deposit accounts are assumed to be withdrawn at annual rates of 40%, 60% and 80%, respectively, of the declining balance of such accounts during the period shown. Management believes the rates are indicative of expected withdrawal rates in a rising interest rate environment. If all of the Company’s NOW accounts, passbook savings accounts, and money market deposit accounts had been assumed to be subject to repricing within one year, the cumulative one-year deficiency of interest-earning assets to interest-bearing liabilities would have been negative $218.8 million, or negative 7.27% of total assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(4)	Of the $595.5 million of borrowings, $445 million are callable on specified dates during fiscal years 2006 through 2010 by the FHLB. Based on the interest rate environment that existed at September 30, 2005, it was assumed that $100 million are called in the more than one to three year category and $130 million are called in the more than three to five year category. The remaining $215 million are not expected to be called prior to maturity.

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

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement 133”), except for commitments to originate mortgage loans that will be held for sale, which the Company enters into in the normal course of business. The fair value of these commitments was not material to the Company’s financial results.

Interest Rate Risk

The Company uses a simulation model to quantify its interest rate risk. The simulation model measures the sensitivity of asset and liability fair values to hypothetical changes in interest rates. Interest rate sensitive instruments used in the computer model include: loans, mortgage-backed securities, investment securities, federal funds sold, interest-bearing deposits in other banks, FHLB stock, deposits, advances from the FHLB, and off-balance sheet loan servicing rights and commitments. The model calculates net present values for assets, liabilities and off-balance sheet contracts using a discounted cash flow methodology. These amounts are netted together to determine net portfolio value. Management estimates discount rates by using current market yields on similar financial instruments. Discount rates are adjusted upward and downward by 100 basis points and 200 basis points to reflect a hypothetical parallel shift in interest rates. In addition, management estimates loan prepayment rates, deposit decay rates, and values of certain assets that could correspond with such hypothetical parallel shifts in interest rates.

Presented below is an analysis of the Company’s interest rate risk at September 30, 2005 as calculated utilizing the Company’s computer model. The table presents net portfolio value, dollar and percent changes in net portfolio value, for instantaneous and parallel shifts in the yield curve in 100 basis point increments up and down.

Change in rates		Net portfolio value amount	Dollar change	Percent change
		(Dollars in thousands)

+200	B.P.	$405,836	$(61,735)	(13.20)%
+100	B.P.	$447,100	$(20,471)	(4.38)%
0	B.P.	$467,571	$0	0.00%
–100	B.P.	$470,734	$3,163	0.68%
–200	B.P.	$447,504	$(20,067)	(4.29)%

The Company’s net portfolio value amount declines by 4.38% and 13.20%, respectively in a hypothetical 100 basis point and 200 basis point rise in interest rates. The net portfolio value decline results from the nature of the asset and liability mix. The Company’s assets consist of predominately long-term, fixed rate loans and mortgage-backed securities amounting to $1.682 billion at September 30, 2005. Of this amount, $1.294 billion were loans and $388 million were mortgage-backed securities. These assets are funded primarily by interest bearing deposits and borrowings totaling $2.196 billion at September 30, 2005. Interest bearing deposits amounted to $1.601 billion and borrowings totaled $595 million at September 30, 2005. Interest bearing deposits and borrowings tend to be shorter-term in nature. Thus, during periods of rising interest rates, the Company’s long-term fixed rate assets can be expected to reprice more slowly than its interest bearing

2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

deposits and borrowings. This repricing difference results in a reduction of net portfolio value in rising interest rate environments. Under declining interest rate environments, the Company’s loan customers may, under certain circumstances, have an economic incentive to refinance their loans at the prevailing hypothetical rate. Such loan refinancing activity could result in a significantly shorter asset duration. Shorter asset duration in a declining interest rate environment could result in a lower net portfolio amount. Therefore, given the low interest rate environment that existed at September 30, 2005, management believes that net portfolio values are likely to be more adversely affected by rising interest rates than declining interest rates.

The preceding analysis was based on numerous assumptions that management believes to be reasonable. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and market values of certain assets under various interest rate scenarios. It was also assumed delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated increments, there can be no assurance that the Company’s assets and liabilities would perform as indicated in the table above. Since there is no quoted market for most of the Company’s financial instruments, management has no basis to determine that values presented would be indicative of the amounts realized in an actual negotiated sale. Furthermore, management has not considered the tax effect or transaction costs that may be associated with disposal of the Company’s assets and liabilities. A change in U.S. Treasury rates in the indicated amounts, accompanied by a change in the slope or shape of the yield curve, could result in significantly different net portfolio values than shown above.

Analysis of Net Interest Income

The Company’s earnings primarily depend upon its net interest income, which is the difference between interest income earned on its interest-earning assets and interest incurred on its interest-bearing liabilities. Net interest income is affected by (i) the difference between rates of interest earned on the Company’s interest-earning assets and rates paid on its interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

The following tables present an analysis of certain aspects of the Company’s operations during the periods indicated. The first table presents the average balances of, and the interest and dividends earned or incurred on, each major class of interest-earning assets and interest-bearing liabilities. No tax equivalent adjustments were made. Average balances represent daily average balances. The yields and costs include fees that are considered adjustments to yields.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	Years ended September 30,
	2005			2004			2003
	Average balance	Interest & dividends	Yield/ rate	Average balance	Interest & dividends	Yield/ rate	Average balance	Interest & dividends	Yield/ rate
	(Dollars in thousands)
Assets:
Interest-earning assets (1):
Interest-bearing deposits	$46,454	$1,117	2.40%	$10,041	$100	1.00%	$55,596	$712	1.28%
Investment securities	173,747	4,888	2.81	219,452	5,664	2.58	301,269	8,748	2.90
Mortgage-backed securities	442,793	16,901	3.82	434,874	17,154	3.94	180,277	9,241	5.13
Mortgage loans	1,783,844	120,208	6.74	1,493,575	101,867	6.82	1,370,189	101,302	7.39
Other loans	300,948	21,771	7.23	253,626	17,300	6.82	208,648	14,902	7.14
Total interest-earning assets	2,747,786	164,885	6.00	2,411,568	142,085	5.89	2,115,979	134,905	6.38
Total noninterest-earning assets	118,338			92,294			74,196
Total assets	$2,866,124			$2,503,862			$2,190,175
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Transaction accounts	$839,707	$4,836	.58%	$666,018	$2,697	.41%	$492,892	$2,243	.45%
Passbook savings	192,115	657	.34	154,924	412	.27	128,505	488	.38
Official checks	22,254	–	.00	15,955	–	.00	16,002	–	.00
Certificate accounts	897,684	25,283	2.82	826,541	20,615	2.49	815,468	24,543	3.01
Total deposits	1,951,760	30,776	1.58	1,663,438	23,724	1.43	1,452,867	27,274	1.88
FHLB advances	575,926	25,273	4.39	535,382	23,651	4.42	457,300	22,356	4.89
Other borrowings	276	16	6.26	875	51	5.79	591	35	5.96
Total interest-bearing liabilities	2,527,962	56,065	2.22	2,199,695	47,426	2.16	1,910,758	49,665	2.60
Noninterest bearing liabilities	36,398			31,903			29,387
Total liabilities	2,564,360			2,231,598			1,940,145
Stockholders’ equity	301,764			272,264			250,030
Total liabilities and stockholders’ equity	$2,866,124			$2,503,862			$2,190,175
Net interest income/interest rate spread (2)		$108,820	3.78%		$94,659	3.73%		$85,240	3.78%
Net interest-earning assets/ net interest margin (3)	$219,824		3.96%	$211,873		3.93%	$205,221		4.03%
Interest-earning assets to interest-bearing liabilities			108.70%			109.63%			110.74%

(1)	Average balances and rates include nonaccruing loans.

(2)	Interest rate spread represents the difference between weighted average interest rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The relationship between the volume and rates of the Company’s interest-earning assets and interest-bearing liabilities influences the Company’s net interest income. The following table reflects the sensitivity of the Company’s interest income and interest expense to changes in volume and in prevailing interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on effects attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. Changes attributable to the combined impact of volume and rates have been allocated proportionately to changes due to volume and changes due to rate.

2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

				Years ended September 30, Increase (decrease)
	2005 vs. 2004			2004 vs. 2003			2003 vs. 2002
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Interest-bearing deposits	$876	$141	$1,017	$(456)	$(156)	$(612)	$(216)	$(441)	$(657)
Investment securities	(1,096)	320	(776)	(1,960)	(1,124)	(3,084)	5,770	(1,443)	4,327
Mortgage-backed securities	302	(555)	(253)	10,043	(2,130)	7,913	(173)	(1,753)	(1,926)
Mortgage loans	19,813	(1,472)	18,341	8,321	(7,756)	565	4,391	(3,975)	416
Non-mortgage loans:
Commercial loans	1,018	423	1,441	1,241	128	1,369	939	(151)	788
Consumer loans	2,377	653	3,030	1,840	(811)	1,029	1,134	(984)	150
Total interest income	23,290	(490)	22,800	19,029	(11,849)	7,180	11,845	(8,747)	3,098

Interest expense:
Deposits:
Transaction accounts	399	1,740	2,139	719	(265)	454	434	(1,029)	(595)
Passbook savings	111	134	245	63	(139)	(76)	68	(302)	(234)
Certificate accounts	2,176	2,492	4,668	1,121	(5,049)	(3,928)	1,024	(10,750)	(9,726)
Total deposits	2,686	4,366	7,052	1,903	(5,453)	(3,550)	1,526	(12,081)	(10,555)
FHLB advances	1,388	234	1,622	3,483	(2,188)	1,295	4,839	(1,282)	3,557
Other borrowings	(44)	9	(35)	16	–	16	32	–	32
Total interest expense	4,030	4,609	8,639	5,402	(7,641)	(2,239)	6,397	(13,363)	(6,966)

Net interest income	$19,260	$(5,099)	$14,161	$13,627	$(4,208)	$9,419	$5,448	$4,616	$10,064

Results of Operations

Year Ended September 30, 2005 Compared to Year Ended September 30, 2004

General

Diluted earnings per share for the year ended September 30, 2005, increased 11.9% to $1.98 per share on net income of $46.2 million, compared to $1.77 per share on net income of $41.0 million for the same period last year. The increase was due primarily to increased net interest income, resulting from an increase in average interest-earning assets due to originations of loans. This growth was funded primarily with deposits and repayments of mortgage-backed securities. Net interest income increased 15.0% to $108.8 million for the year ended September 30, 2005, compared to $94.7 million for the year ended September 30, 2004. This increase was due to an increase in interest income of $22.8 million partially offset by an increase in interest expense of $8.6 million. Other income decreased to $23.4 million for the year ended September 30, 2005 from $23.5 million for the year ended September 30, 2004. Other expenses increased to $54.4 million for the year ended September 30, 2005 from $49.9 million for the year ended September 30, 2004.

The two hurricanes that hit the Treasure Coast in September 2004 had a negative effect on the Company’s earnings for the last fiscal quarter of 2004 and the first quarter of 2005 as a result of lower levels of loan originations, loan sales and fee income. Included in gain on disposal of premises and equipment for the year ended September 30, 2005 was approximately $563,000 of insurance proceeds received on hurricane damaged premises and equipment. Included in occupancy expense for the year ending September 30, 2004 was approximately $146,000 of costs, not covered by insurance, related to damages to building and equipment due to the storms.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Interest Income

Total interest income increased to $164.9 million for the year ended September 30, 2005 from $142.1 million for the year ended September 30, 2004 as a result of an increase in average interest-earning assets of $336.2 million to $2.7 billion for the year ended September 30, 2005 from $2.4 billion for the year ended September 30, 2004. The average rate earned on interest-earning assets increased to 6.00% for the year ended September 30, 2005 from 5.89% for the year ended September 30, 2004, an increase of 11 basis points. Interest income on loans increased $22.8 million to $142.0 million for the year ended September 30, 2005 from $119.2 million for the year ended September 30, 2004. The average balance on total loans increased to $2.1 billion from $1.7 billion for fiscal year ended 2004, primarily due to increased levels of loan originations, particularly in residential, consumer and commercial real estate loans. Interest income on investment securities decreased $776,000 to $4.9 million for the year ended September 30, 2005 from $5.7 million for the year ended September 30, 2004. The average balance decreased to $173.7 million in 2005 from $219.5 million in 2004, due to sales, maturities and calls of investment securities. The decrease in the average balance was partially offset by an increase in the average yield to 2.81% for the year ended September 30, 2005 from 2.58% for the year ended September 30, 2004. Interest income on mortgage-backed securities decreased $253,000 to $16.9 million for the year ended September 30, 2005 from $17.2 million for the year ended September 30, 2004. The average yield on mortgage-backed securities decreased to 3.82% in fiscal year 2005 from 3.94% in fiscal year 2004. The decrease in yield was partially offset by an increase in average balances of $7.9 million to $442.8 million for the year ended September 30, 2005. These securities will continue to provide future monthly principal and interest repayment cash flow to fund loan growth and other investment alternatives. Other interest income, mainly consisting of interest from interest-bearing deposits in other banks, increased to $1.1 million for the year ended September 30, 2005 from $100,000 for the year ended September 30, 2004. This increase was primarily due to an increase in average balance to $46.5 million in 2005 from $10.0 million in 2004, as well as an increase in the yield to 2.40% from 1.00% in prior year. The increase in the average balance of interest-bearing deposits was primarily due to an increase in overnight funds on deposit at the FHLB.

Interest Expense

Total interest expense increased to $56.1 million for the year ended September 30, 2005 from $47.4 million for the year ended September 30, 2004. This increase was due to an increase in the average rate incurred on interest-bearing liabilities to 2.22% for the year ended September 30, 2005 from 2.16% for the year ended September 30, 2004. The average balance of interest-bearing liabilities increased $328.3 million to $2.5 billion for the year ended September 30, 2005 from $2.2 billion for the year ended September 30, 2004. Interest expense on deposits increased $7.1 million to $30.8 million for the year ended September 30, 2005 from $23.7 million for the year ended September 30, 2004. This increase was primarily a result of a increase in the average rate paid on deposits to 1.58% for the year ended September 30, 2005 from 1.43% for the year ended September 30, 2004, as well as an increase of $288.3 million in the average balance to $2.0 billion in 2005 from $1.7 billion in 2004. The average deposit mix changed to 54.0% and 46.0% of core deposits and certificate accounts, respectively, for the year ended September 30, 2005 from 50.3% and 49.7%, respectively, for the same period in 2004. Interest expense on FHLB advances increased $1.6 million to $25.3 million for the year ended September 30, 2005 from $23.7 million for the year ended September 30, 2004. This increase was primarily the result of an increase of $40.5 million in the average balance of FHLB advances to $575.9 million for the year ended September 30, 2005 from $535.4 million for the year ended September 30, 2004. The increase in average balance was primarily due to proceeds from new long-term fixed rate advances taken in order to fund the origination of fixed rate loans.

The net interest margin increased to 3.96% for the year ended September 30, 2005 from 3.93% for the year ended September 30, 2004. This increase was due to the yield on interest earning assets increasing more than the cost of interest bearing liabilities in the rising interest rate environment.

Provision for Loan Losses

The determination of the allowance for loan losses, which is considered by management to be a critical accounting policy, is based upon estimates made by management. Critical accounting policies are defined as policies that are material to the portrayal of the Company’s financial condition and results of operations, and that require management’s most difficult, subjective, or complex judgements. The Company’s financial results could differ significantly if different judgements or estimates are applied in the application of these policies.

2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The provision for loan losses was $1.9 million for the year ended September 30, 2005, compared to $1.7 million for the year ended September 30, 2004. The provision for loan losses for the year ended September 30, 2005 was principally comprised of a charge of $1.7 million due to increased credit risk resulting from growth in the loan portfolio, primarily in the commercial real estate and consumer loan portfolios, $278,000 related to an increase in the level of classified loans partially offset by $31,000 in net recoveries. The provision for loan losses for the year ended September 30, 2004 was principally comprised of a charge of $2.0 million due to increased credit risk resulting from growth in the loan portfolio, primarily in the commercial real estate, commercial business and consumer loan portfolios, $49,000 in net charge offs partially offset by a credit of $355,000 related to a decrease in the level of classified loans. The allowance for loan losses was $19.7 million and $17.8 million for September 30, 2005 and 2004, respectively, representing .87% and .94% of total loans at September 30, 2005 and 2004, respectively. The allowance was 459.55% and 383.37% of classified loans at September 30, 2005 and 2004, respectively. Nonperforming loans decreased to $2.2 million at September 30, 2005 from $3.0 million at September 30, 2004. The ratio of the allowance to total nonperforming loans increased to 904.99% at September 30, 2005 from 587.20% at September 30, 2004.

Other Income

Other income decreased $108,000 to $23.4 million for the year ended September 30, 2005 from $23.5 million for the year ended September 30, 2004. This decrease was due primarily to decrease of $2.2 million in gain on sale of securities, partially offset by increases of $1.8 million in fees and service charges and $466,000 in gain on disposal of premises and equipment. Fees and service charges, primarily from fees and service charges on deposit products, were $16.7 million and $14.9 million for the years ended September 30, 2005 and 2004, respectively. This increase was due primarily to the growth in transaction accounts. Income from real estate operations was $215,000 and $410,000 for the years ended September 30, 2005 and 2004, respectively. The decrease was primarily due to a reduction in gains on sale of real estate acquired in settlement of loans through foreclosure in the year ended September 30, 2004. Insurance commissions and fees were $3.2 million and $3.4 million for the years ended September 30, 2005 and 2004, respectively. This decrease was due primarily to a decrease in sales of fixed rate annuities. Gain on sale of mortgage loans was $2.3 million for the years ended September 30, 2005 and 2004, respectively. The Company sells loans in order to reduce interest rate risk by limiting the growth of long-term fixed rate loans held in its portfolio. Gain on sale of premises and equipment increased to $800,000 for the year ended September 30, 2005 from $334,000 for the year ended September 30, 2004. This increase was due primarily to insurance proceeds received on hurricane damaged premises and equipment. Gain on the sale of debt and equity securities was $41,000 and $2.2 million for the years ended September 30, 2005 and 2004, respectively. The decrease was primarily due to the sale of equity securities in the year ended September 30, 2004.

Other Expense

Other expense increased by $4.5 million to $54.4 million for the year ended September 30, 2005 from $49.9 million for the year ended September 30, 2004. The increase was due primarily to increases of $2.6 million in compensation and benefits, $791,000 in occupancy expense, and $714,000 in professional fees. The increase in compensation and benefits was due primarily to annual salary increases, additional staff required to support the growth in loans and deposits, and increased contributions to the multi-employer defined benefit plan. The increase in occupancy expense was due primarily to an increase in expenses incurred in the opening of new branches. Professional fees increased due to additional expense related to compliance with the Sarbanes-Oxley act of 2002 and the Bank Secrecy Act. Data processing services and advertising and promotion increased $313,000 and $366,000, respectively, due primarily to the opening of new branches and the growth in loans and deposits. Other expense decreased $233,000 primarily due to a $505,000 accrual established in fiscal year 2004 based on the settlement of an issue with the Internal Revenue Service (IRS) related to the Company’s Employee Stock Ownership Plan (ESOP).

Income Taxes

Income tax expense increased $4.1 million to $29.7 million for the year ended September 30, 2005 from $25.7 million for the year ended September 30, 2004, due primarily to an increase in pretax accounting income. The effective tax rate was 39.2% and 38.5% for the years ended September 30, 2005 and 2004, respectively. The increase in the effective tax rate for the year was primarily a result of a tax benefit derived in the prior year from the settlement with the IRS concerning the ESOP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

The two hurricanes that hit the Treasure Coast in September 2004 had a negative effect on the Company’s earnings for the last fiscal quarter as a result of lower levels of loan originations, loan sales and fee income. Included in occupancy expense for the year ending September 30, 2004 was approximately $146,000 of costs, not covered by insurance, related to damages to building and equipment due to the storms.

Interest Income

Total interest income increased to $142.1 million for the year ended September 30, 2004 from $134.9 million for the year ended September 30, 2003 as a result of an increase in average interest-earning assets of $295.6 million to $2.4 billion for the year ended September 30, 2004 from $2.1 billion for the year ended September 30, 2003. The average rate earned on interest-earning assets decreased to 5.89% for the year ended September 30, 2004 from 6.38% for the year ended September 30, 2003, a decrease of 49 basis points. Interest income on loans increased $3.0 million to $119.2 million for the year ended September 30, 2004 from $116.2 million for the year ended September 30, 2003. This increase was a result of a $168.4 million increase in the average balance to $1.7 billion in 2004 from $1.6 billion in 2003, partially offset by a decrease in average yield. The average yield on loans decreased to 6.82% for the year ended September 30, 2004 from 7.36% for the year ended September 30, 2003. The increase in the average balance of total loans was mainly due to significant growth in the commercial real estate, consumer and residential loan portfolios resulting from increased levels of loan originations. Interest income on investment securities decreased $3.1 million to $5.7 million for the year ended September 30, 2004 from $8.7 million for the year ended September 30, 2003. This decrease was primarily due to a decrease in the average balance to $219.5 million in 2004 from $301.3 million in 2003, and a decrease in the average yield to 2.58% for the year ended September 30, 2004 from 2.90% for the year ended September 30, 2003. The decrease in the average balance of investment securities was primarily due to the maturity, call and sale of investment securities. Interest income on mortgage-backed securities increased $7.9 million to $17.2 million for the year ended September 30, 2004 from $9.2 million for the year ended September 30, 2003. This increase was primarily due to an increase in the average balance of mortgage-backed securities to $434.9 million in 2004 from $180.3 million in 2003. This increase was partially offset by a decrease in average yield on mortgage-backed securities to 3.94% in 2004 from 5.13% in 2003. The Company’s investment strategy has been to shift the portfolio from lower yielding, shorter-term investment securities into higher yielding balloon mortgage-backed securities, with expected average lives of three to four years. These securities will provide future monthly principal and interest repayment cash flow to fund loan growth and other investment alternatives. Other interest income, mainly consisting of interest from interest-bearing deposits in other banks, decreased by $612,000 to $100,000 for the year ended September 30, 2004 from $712,000 for the year ended September 30, 2003. This decrease was primarily due to a decrease in the average balance to $10.0 million in 2004 from $55.6 million in 2003, as well as a decrease in the yield to 1.00% for the year ended September 30, 2004 from 1.28% for the year ended September 30, 2003. The decrease in the average balance of interest-bearing deposits was primarily due to a decrease in overnight funds on deposit at the FHLB.

Interest Expense

Total interest expense decreased to $47.4 million for the year ended September 30, 2004 from $49.7 million for the year ended September 30, 2003. This decrease was due primarily to a decrease in the average rate incurred on interest-bearing liabilities to 2.16% for the year ended September 30, 2004 from 2.60% for the year ended September 30, 2003, a decrease

2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Provision for Loan Losses

The determination of the allowance for loan losses, which is considered by management to be a critical accounting policy, is based upon estimates made by management. Critical accounting policies are defined as policies that are material to the portrayal of the Company’s financial condition and results of operations, and that require management’s most difficult, subjective, or complex judgments. The Company’s financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

The provision for loan losses was $1.7 million for the year ended September 30, 2004, compared to $1.9 million for the year ended September 30, 2003. The provision for loan losses for the year ended September 30, 2004 was principally comprised of a charge of $2.0 million due to increased credit risk resulting from growth in the loan portfolio, primarily in the commercial real estate, commercial business and consumer loan portfolios, $49,000 in net charge offs partially offset by a credit of $355,000 related to a decrease in the level of classified loans. The provision for loan losses for the year ended September 30, 2003 was principally comprised of a charge of $2.1 million due to increased credit risk resulting from growth in the loan portfolio, primarily in the commercial real estate, commercial business and consumer loan portfolios, $124,000 in net charge offs partially offset by a credit of $253,000 related to a decrease in the level of classified loans. The allowance for loan losses was at $17.8 million and $16.2 million for September 30, 2004 and 2003, respectively. The allowance was .94% and 1.01% of total loans at September 30, 2004 and 2003, respectively and was 383.37% and 245.6% of classified loans at September 30, 2004 and 2003, respectively. Nonperforming loans increased to $3.0 million at September 30, 2004 from $2.2 million at September 30, 2003. The ratio of the allowance for loan losses to total nonperforming loans decreased to 587.20% at September 30, 2004 from 731.3% at September 30, 2003.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Other Expense

Other expense increased by $6.9 million to $49.9 million for the year ended September 30, 2004 from $43.0 million for the year ended September 30, 2003. The increase was due primarily to increases of $3.5 million in compensation and benefits, $962,000 in occupancy expense, $501,000 in data processing services, $275,000 in advertising and promotion and $1,556,000 in other expenses. The increase in compensation and benefits was due primarily to annual salary increases, additional staff required to support the growth in loans and deposits, and increased contributions to the multi-employer defined benefit plan. The increase in occupancy expense was due primarily to an increase in data processing equipment expense and expenses incurred in the opening of new branches. The increases in data processing services and advertising and promotion were due primarily to increases resulting from the growth in loans and deposits. The increase in other expense was due to a $328,000 increase in professional fees, $251,000 increase in deposit account losses, and $878,000 increase in other expenses. Included in other expenses was the recognition of a $505,000 non-deductible amount paid to the IRS under a settlement agreement related to an operational adjustment in the Company’s Employee Stock Ownership Plan (ESOP).

Income Taxes

Income tax expense increased by $1.5 million to $25.7 million for the year ended September 30, 2004 from $24.2 million for the year ended September 30, 2003, due primarily to an increase in pretax accounting income. The effective tax rate was 38.5% and 39.0% for the years ended September 30, 2004 and 2003, respectively. The decrease in the effective tax rate for the year was primarily a result of a tax benefit resulting from the IRS settlement concerning the ESOP.

Liquidity and Capital Resources

The Bank’s primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. The Bank will consider increasing its borrowings from the FHLB of Atlanta from time to time as an alternative to growing deposits by increasing deposit account interest rates. In addition, the Bank holds unpledged fixed and adjustable rate mortgage-backed securities totaling $351.6 million at September 30, 2005 that could be used as collateral under repurchase transactions with securities dealers. Repurchase transactions serve as secured borrowings and provide a source of short-term liquidity for the Bank. At September 30, 2005, the Bank had $1.0 billion or 50.0% of the Bank’s deposits in certificate accounts. Based on past experience, management believes that a substantial percentage of these certificates will be renewed at maturity, although there can be no assurance that this will occur. The Bank would use borrowings from the FHLB or repurchase transactions with securities dealers if replacement funding was needed as a result of maturing certificate accounts.

Net cash flows from the Company’s operating activities (i.e. cash items affecting net income) was $41.4 million, $52.2 million, and $53.1 million for the years ended September 30, 2005, 2004, and 2003, respectively. The decrease in cash flows in 2005 was due primarily to a decrease of $12.2 million in income taxes payable.

Net cash flows from the Company’s investing activities (i.e. cash used primarily from its investment securities, mortgage-backed securities and loan portfolios) was $353.5 million, $265.3 million, and $359.0 million for the years ended September 30, 2005, 2004 and 2003, respectively. The increase in cash used for investing activities in 2005 was due primarily to a decrease of $153.6 million in sales, maturities and calls of investment securities, a $105.3 million increase in the change in net loans, an increase of $10.0 million in the purchase of investment securities, partially offset by a $179.5 decrease in the purchase of mortgage-backed securities. The decrease in cash used for investing activities in 2004 was due primarily to a decrease of $291.1 million in the purchase of investment securities, a decrease of $11.8 million in principal repayments

2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

of mortgage-backed securities partially offset by a $207.6 million increase in the change in net loans and a net increase of $20.0 million in the maturity and calls of investment securities.

Net cash flows from the Company’s financing activities (i.e. cash receipts primarily from net increases (decreases) in deposits and net FHLB advances) was $342.1 million, $228.3 million, and $218.5 million for the years ended September 30, 2005, 2004, and 2003, respectively. The increase in cash flows in 2005 was due primarily to an increase of $116.9 million in the net increase in deposits. The increase in cash flows in 2004 was due primarily to an increase of $17.2 million in the net increase in deposits and $3.9 million decrease in the purchase of treasury stock partially offset by an decrease of $8.0 million in net proceeds from FHLB advances.

The Bank’s liquid assets consist primarily of investment securities and cash. At September 30, 2005, the Bank had liquid assets of $233.8 million, with loan commitments of $197.4 million (consisting of unused lines of credit to homebuilders and residential and commercial loan commitments), letters of credit of $21.3 million and unfunded loans in process of $271.0 million (the latter consisting primarily of residential loans in process). In addition, the Bank had certain investments in mortgage-backed securities aggregating $388.5 million. The Bank intends to hold such investments in mortgage-backed securities until maturity. However, these investments may be used as collateral for borrowing as need arises.

Harbor Florida Bancshares, Inc. (the holding company) has cash requirements to pay dividends to shareholders and the holding company’s expenses. During 2005, the holding company expended $17.9 million for dividends and operating costs. As of September 30, 2005, the holding company had $6.2 million in cash. Additionally, the holding company was eligible to receive dividends from the Bank in order to meet future cash requirements. Management believes that sufficient financial resources exist at the holding company level to meet obligations for the next twelve months. As of September 30, 2005, $107.7 million was available for distribution from the Bank to the holding company without further regulatory approval.

Stockholders’ equity increased to $320.5 million at September 30, 2005, from $286.6 million at September 30, 2004. The increase was due primarily to $46.2 million of earnings for the fiscal year partially offset by $17.3 million of dividends paid.

On October 9, 2002, the Company’s Board of Directors approved a new stock repurchase plan permitting the Company to acquire up to 1,200,000 shares of common stock. This stock repurchase plan was extended on October 14, 2005 to continue until October 13, 2006. During 2005, the Company repurchased 18,370 shares at an average price of $36.15 per share. The stock repurchase plan was one of the tools the Company used to manage the level of its capital.

The Company has a non-contributory defined benefit pension plan (the “Pension Plan”) covering all full-time employees who were hired before January 1, 2003 and have attained one year of service and 21 years of age. The Pension Plan is part of a multi-employer plan and separate actuarial evaluations are not made for each employer nor are plan assets so segregated. The Company elected to freeze the Pension Plan effective June 30, 2004 and, as a result, expects to be required to contribute approximately $2.0 million for fiscal year 2006.

Contractual Obligations

The following table shows the aggregated amounts at September 30, 2005 of payments due under specified contractual obligations, aggregated by category of contractual obligation, for specified time periods:

	Within one year	One through three years	Three through five years	More than five years	Total
	(In thousands)

FHLB advances	$5,000	$85,000	$60,000	$445,473	$595,473
Operating leases	292	334	170	1,140	1,936
Purchase obligations	5,662	2,678	–	–	8,340
Total	$10,954	$88,012	$60,170	$446,613	$605,749

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company expects to contribute an additional $2.0 million for fiscal year 2006 for its non-contributory defined benefit pension plan. The Company also has an unfunded supplemental executive retirement plan for the benefit of Michael J. Brown, Sr. The liability related to this plan was $1.7 million as of September 30, 2005.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised), “Share-Based Payments” (“Statement 123R”). This statement, which supersedes Accounting Principles Board (APB) Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”), would eliminate the ability to account for share-based compensation transactions using APB 25 and require all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provision of Statement 123R will be effective for options vesting after September 30, 2005 and is expected to result in approximately $425,000 to $475,000 additional expense, net of tax, in fiscal year 2006.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“Statement 154”), which replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB 28”. Statement 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement that does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. Statement 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In November 2005, the FASB issued Staff Position (FSP) No. FAS 115-1 and FAS 124-1, “The Meaning of Other Than Temporary Impairment and its Application to Certain Investments” (“FSP 115-1”). FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of the impairment loss. It is effective for periods beginning after December 15, 2005 with earlier application permitted. Implementation of this guidance is not expected to have a material impact on the company’s financial statements.

2005 Annual Report

This page intentionally left blank.

REPORT OF MANAGEMENT’S ASSESSMENT OF
EFFECTIVENESS OF
INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934 as amended. The Company’s internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, management has assessed the effectiveness of the Company’s internal control over financial reporting as of the end of the period covered by this report. In making its assessment of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission in Internal Control – Integrated Framework.

Management’s assessment included an evaluation of the design of the Company’s internal control over financial reporting and testing of the operational effectiveness of its internal controls over financial reporting. Management reviewed the results of its assessment with the Audit Committee of our Board of Directors.

Based on this assessment, management determined that, as of September 30, 2005, the Company maintained effective internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework.

The Company’s independent registered public accounting firm, KPMG, LLP, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting.

Michael J. Brown, Sr.
President and Chief Executive Officer

H. Michael Callahan
Chief Financial Officer

2005 Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

450 East Las Olas Boulevard, Suite 750
Ft. Lauderdale, Florida 33301

The Board of Directors and Stockholders
Harbor Florida Bancshares, Inc. and subsidiaries:

We have audited the accompanying statements of financial condition of Harbor Florida Bancshares, Inc. and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2005. We also have audited management’s assessment, included in the accompanying Report of Management’s Assessment of Effectiveness of Internal Control over Financial Reporting, that Harbor Florida Bancshares, Inc. and subsidiaries maintained effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Harbor Florida Bancshares, Inc.’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Florida Bancshares, Inc. and subsidiaries as of September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, management’s assessment that Harbor Florida Bancshares, Inc. and subsidiaries maintained effective internal control over financial reporting as of September 30, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, Harbor Florida Bancshares, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Fort Lauderdale, Florida
December 5, 2005

2005 Annual Report

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30, 2005 and 2004

	2005	2004
	(In thousands except share data)
Assets:
Cash and amounts due from depository institutions	$81,245	$67,822
Interest-bearing deposits in other banks	23,689	7,053
Investment securities held to maturity (estimated market value of $316 and $477 at September 30, 2005 and 2004, respectively)	285	440
Investment securities available for sale at estimated market value	128,586	129,760
Mortgage-backed securities held to maturity (estimated market value of $379,860 and $441,551 at September 30, 2005 and 2004, respectively)	388,458	443,060
Loans held for sale (estimated market value of $10,880 and $2,492 at September 30, 2005 and 2004, respectively)	10,695	2,438
Loans, net	2,275,861	1,891,169
Accrued interest receivable	12,591	11,243
Premises and equipment, net	51,286	36,529
Federal Home Loan Bank stock (at cost)	32,411	29,175
Goodwill	3,591	3,591
Other assets	3,487	4,829
Total assets	$3,012,185	$2,627,109

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$2,056,307	$1,744,830
Short-term borrowings	5,000	13,785
Long-term debt	590,473	540,492
Advance payments by borrowers for taxes and insurance	31,440	26,328
Income taxes payable	665	7,584
Other liabilities	7,789	7,446
Total liabilities	2,691,674	2,340,465
Stockholders’ Equity:
Preferred stock; $.10 par value; authorized 10,000,000 shares; none issued and outstanding	–	–
Common stock; $.10 par value; authorized 70,000,000 shares; 31,999,140 shares issued and 23,976,958 outstanding at September 30, 2005 and 31,793,040 shares issued and 23,789,228 outstanding at September 30, 2004	3,200	3,179
Paid-in capital	208,024	202,904
Retained earnings	228,938	200,040
Accumulated other comprehensive loss, net	(1,052)	(298)
Common stock purchased by:
Employee stock ownership plan (ESOP)	(8,555)	(9,254)
Recognition and retention plan (RRP)	(1,681)	(2,228)
Treasury stock, at cost, 8,022,182 shares and 8,003,812 shares at September 30, 2005 and 2004, respectively	(108,363)	(107,699)
Total stockholders’ equity	320,511	286,644
Total liabilities and stockholders’ equity	$3,012,185	$2,627,109

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

Years ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(In thousands except per share data)
Interest income:
Loans	$141,979	$119,167	$116,204
Investment securities, principally taxable interest	4,888	5,664	8,748
Mortgage-backed securities	16,901	17,154	9,241
Other	1,117	100	712
Total interest income	164,885	142,085	134,905

Interest expense:
Deposits	30,776	23,724	27,274
Borrowings and debt	25,289	23,702	22,391
Total interest expense	56,065	47,426	49,665
Net interest income	108,820	94,659	85,240

Provision for loan losses	1,915	1,652	1,946
Net interest income after provision for loan losses	106,905	93,007	83,294

Other income:
Fees and service charges	16,718	14,889	12,963
Insurance commissions and fees	3,237	3,391	2,768
Income from real estate operations	215	410	213
Gain on sale of mortgage loans	2,289	2,260	4,171
Gain (loss) on disposal of premises and equipment	800	334	(19)
Gain on sale of equity securities	–	1,997	1,303
Gain on sale of debt securities	41	248	361
Other	139	18	20
Total other income	23,439	23,547	21,780

Other expenses:
Compensation and employee benefits	31,773	29,192	25,646
Occupancy	7,823	7,032	6,070
Data processing services	3,840	3,527	3,026
Advertising and promotion	2,038	1,672	1,397
Professional fees	1,734	1,020	692
Other	7,191	7,424	6,196
Total other expense	54,399	49,867	43,027

Income before income taxes	75,945	66,687	62,047
Income tax expense	29,749	25,691	24,188
Net income	$46,196	$40,996	$37,859

Net income per share:
Basic	$2.03	$1.81	$1.68
Diluted	$1.98	$1.77	$1.64

See accompanying notes to consolidated financial statements.

2005 Annual Report

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

Years ended September 30, 2005, 2004 and 2003

	Comprehensive income	Common stock	Paid-in capital	Retained earnings
	(In thousands)

Balance at September 30, 2002		$3,145	$195,506	$146,932
Comprehensive income:
Net income	$37,859	–	–	37,859
Other comprehensive income, net of tax	257	–	–	–
Comprehensive income	$38,116
Stock options exercised		18	1,663	–
Amortization of award of ESOP and RRP		–	1,041	–
Dividends paid		–	–	(11,641)
Tax benefit of stock plans		–	726	–
Purchase of treasury shares		–	–	–

Balance at September 30, 2003		$3,163	$198,936	$173,150
Comprehensive income:
Net income	$40,996	–	–	40,996
Other comprehensive loss, net of tax	(2,893)	–	–	–
Comprehensive income	$38,103
Stock options exercised		16	1,611	–
Amortization of award of ESOP and RRP		–	1,536	–
Dividends paid		–	–	(14,106)
Tax benefit of stock plans		–	821	–
Purchase of treasury shares		–	–	–

Balance at September 30, 2004		$3,179	$202,904	$200,040
Comprehensive income:
Net income	$46,196	–	–	46,196
Other comprehensive loss, net of tax	(754)	–	–	–
Comprehensive income	$45,442
Stock options exercised		21	2,285	–
Amortization of award of ESOP and RRP		–	1,949	–
Dividends paid		–	–	(17,298)
Tax benefit of stock plans		–	886	–
Purchase of treasury shares		–	–	–

Balance at September 30, 2005		$3,200	$208,024	$228,938

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

Accumulated other comprehensive (loss) income	Common stock purchased by ESOP	Common stock purchased by RRP	Treasury stock	Total
(In thousands)

$2,338	$(10,650)	$(3,652)	$(94,701)	$238,918

–	–	–	–	37,859
257	–	–	–	257

–	–	–	–	1,681
–	698	857	–	2,596
–	–	–	–	(11,641)
–	–	–	–	726
–	–	–	(8,513)	(8,513)

$2,595	$(9,952)	$(2,795)	$(103,214)	$261,883

–	–	–	–	40,996
(2,893)	–	–	–	(2,893)

–	–	–	–	1,627
–	698	567	–	2,801
–	–	–	–	(14,106)
–	–	–	–	821
–	–	–	(4,485)	(4,485)

$(298)	$(9,254)	$(2,228)	$(107,699)	$286,644

–	–	–	–	46,196
(754)	–	–	–	(754)

–	–	–	–	2,306
–	699	547	–	3,195
–	–	–	–	(17,298)
–	–	–	–	886
–	–	–	(664)	(664)

$(1,052)	$(8,555)	$(1,681)	$(108,363)	$320,511

2005 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(In thousands)
Cash flows from operating activities:
Net income	$46,196	$40,996	$37,859
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of mortgage-backed securities	(139)	(188)	(361)
Loss (gain) on sale of debt securities available for sale	98	(60)	–
Gain on sale of equity securities available for sale	–	(1,997)	(1,303)
(Gain) loss on disposal of premises and equipment	(800)	(334)	19
Gain on sale of real estate owned	(30)	(290)	(78)
Gain on sale of mortgage loans	(2,289)	(2,260)	(4,171)
Provision for loan losses	1,915	1,652	1,946
Provision for losses on real estate owned	15	–	–
Depreciation and amortization	815	971	673
ESOP forfeitures transferred to treasury stock	–	–	(109)
Deferred income tax expense (benefit)	637	(906)	(803)
Originations of loans held for sale	(133,117)	(95,193)	(138,878)
Proceeds from sale of loans held for sale	125,820	97,663	148,664
Increase in deferred loan fees and costs	8,766	7,247	7,899
Increase in accrued interest receivable	(1,348)	(1,135)	(261)
Decrease (increase) in other assets	859	(1,667)	131
(Decrease) increase in income taxes payable	(6,033)	6,159	1,150
Increase in other liabilities	66	1,502	709

Net cash provided by operating activities	41,431	52,160	53,086

Cash flows from investing activities:
Net increase in loans	(387,628)	(282,337)	(74,771)
Purchase of mortgage-backed securities	(55,145)	(234,691)	(232,822)
Proceeds from sale of mortgage-backed securities	4,631	5,179	–
Proceeds from principal repayments of mortgage-backed securities	104,253	93,689	105,525
Purchase of investment securities available for sale	(39,954)	(30,000)	(270,927)
Proceeds from sale of investment securities available for sale	29,941	53,689	53,083
Proceeds from maturities and calls of investment securities available for sale	10,000	90,000	119,988
Purchase of investment securities held to maturity	–	–	(50,216)
Proceeds from calls of investment securities held to maturity	155	49,979	–
Proceeds from sale of real estate owned	230	835	484
Purchase of premises and equipment	(18,185)	(8,810)	(5,579)
Proceeds from disposal of premises and equipment	1,437	816	64
FHLB stock purchase, net	(3,236)	(3,650)	(3,249)
Purchase of insurance agencies	–	–	(600)

Net cash used in investing activities	(353,501)	(265,301)	(359,020)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(In thousands)
Cash flows from financing activities:
Net increase in deposits	$311,477	$194,570	$177,377
Net proceeds of short-term borrowings	(13,785)	(25,053)	(22,000)
Repayments of long-term debt	(30,019)	(36)	(62)
Net proceeds from long-term debt	85,000	75,000	80,000
Increase in advance payments by borrowers for taxes and insurance	5,112	805	1,536
Dividends paid	(17,298)	(14,106)	(11,641)
Common stock options exercised	2,306	1,627	1,681
Purchase of treasury stock	(664)	(4,485)	(8,404)

Net cash provided by financing activities	342,129	228,322	218,487

Net increase (decrease) in cash and cash equivalents	30,059	15,181	(87,447)

Cash and cash equivalents – beginning of year	74,875	59,694	147,141

Cash and cash equivalents – end of year	$104,934	$74,875	$59,694

Supplemental disclosures:
Cash paid for:
Interest	$55,715	$47,134	$49,610
Taxes	35,145	20,438	23,841
Noncash investing and financing activities:
Additions to real estate acquired in settlement of loans through foreclosure	175	401	688
Sale of real estate owned financed by the Company	–	714	109
Change in unrealized (loss) gain on securities available for sale	(951)	(4,710)	418
Change in deferred taxes related to securities available for sale	367	1,817	(161)
Increase in liability related to SERP	(277)	–	–
Deferred tax benefit related to SERP	107	–	–
Distribution of RRP shares	547	567	857
Tax benefit of stock plans credited to capital	886	821	726
Transfer to short-term borrowings from long-term debt	5,000	13,767	25,071
Non-accrual loan made available for sale	1,329	–	–
Adjustment to goodwill for tax benefit related to insurance agency purchase	–	128	–
Note payable issued to purchase premises	–	–	900

See accompanying notes to consolidated financial statements.

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2005, 2004 and 2003

(1)	Summary of Significant Accounting Policies

(a)	Nature of Business, Reorganization and Offering of Common Stock

Harbor Florida Bancshares, Inc. (the “Company” or “Bancshares”) is the holding company for Harbor Federal Savings Bank (the “Bank”). The Company owns 100% of the Bank’s common stock. Currently, it engages in no other significant activities beyond its ownership of the Bank’s common stock. Consequently, its net income is derived from the Bank. The Bank provides a wide range of banking and related insurance services but is principally engaged in the business of attracting deposits predominately from the communities it serves and using these and other funds to originate primarily residential, consumer and commercial real estate loans. Harbor Insurance Agency, Inc., a wholly owned subsidiary of the Bank, also provides a wide range of insurance products.

(b)	Basis of Presentation

The accompanying consolidated financial statements include the accounts of Harbor Florida Bancshares, Inc., the Bank and the Bank’s wholly owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

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

As of September 30, 2005, substantially all of the Company’s loans and investment in real estate owned are secured by real estate in the counties in which the Company has branch facilities: St. Lucie, Indian River, Brevard, Martin, Okeechobee, Lake and Volusia Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize changes to the allowances based on their judgments about information available to them at the time of their examination.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(e)	Investment and Mortgage-backed securities

Bonds, notes, and other debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the estimated period to maturity.

Available for sale securities consist of bonds, notes, other debt securities and certain equity securities not classified as held to maturity securities. Available for sale securities are reported at estimated market value and include securities that are being held for an unspecified period of time, such as those the Company would consider selling to meet liquidity needs or as part of the Company’s risk management program. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a component of comprehensive income in stockholders’ equity until realized.

Gains and losses on the sale of available for sale securities are determined using the specific-identification method.

Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary results in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

At September 30, 2005 and 2004, the Company had no material commitments to purchase or sell investment or mortgage-backed securities.

(f)	Loans

Loans are stated at unpaid principal balances, less loans in process, the allowance for loan losses and net deferred loan origination fees and discounts. Discounts on mortgage loans are amortized to interest income using the interest method over the remaining period to contractual maturity.

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies” (“Statement 5”) and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” (“Statement 114”). The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, consisting of two components: (1) General loss percentages are established based upon historical analyses. (2) A supplemental portion of the allowance may be established for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used, due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors, which do not lend themselves to exact mathematical calculations, such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific collateral analysis on each impaired loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level as determined above.

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except collateral-dependent loans, for which foreclosure is probable, must be measured at the fair

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan’s original effective rate of interest.

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

The Company receives fees for servicing activities on loans it has sold. These activities include, but are not limited to, collecting principal, interest and escrow payments from borrowers; paying taxes and insurance from escrowed funds; monitoring delinquencies; and accounting for and remitting principal and interest payments. To the extent that the servicing fees exceed or do not provide adequate compensation for the services provided, the Company records a servicing asset or liability for the fair value of the servicing retained. Currently, the servicing fees retained by the Company are just adequate to compensate the Company for the servicing responsibilities. As of September 30, 2005 and 2004, no servicing assets and/or liabilities were recognized.

(i)	Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Real estate owned is included in other assets in the accompanying consolidated statements of financial condition. Revenue and expenses from operations and changes in the valuation allowance are included in income from real estate operations in the accompanying consolidated statements of earnings.

(j)	Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of premises and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Estimated lives are three to thirty years for buildings and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining term of the related leases or their estimated useful lives.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(k)	Long Lived Assets

The Company evaluates long-lived assets, such as property, plant, and equipment and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount exceeds the estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the asset.

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

The Company and its subsidiaries file consolidated income tax returns. The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)	Pension Plan

The Company’s policy is to fund pension costs related to the Pension Plan as they accrue based on normal cost. (See note 16)

(n)	Stock-Based Compensation

At September 30, 2005, the Company maintained stock option plans for the benefit of directors, officers and other employees of the Company. The Company currently accounts for those plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. Accordingly, no compensation cost has been recognized for the stock plans, since stock option exercise prices are equal to market price at dates of grant.

Had compensation cost for the Company’s stock-based compensation plans been determined in accordance with the fair value based method in SFAS No. 123 (revised), “Share-Based Payments” (“Statement 123R”), which is a revision of SFAS Statement No. 123 “Accounting for Stock Based Compensation”, the Company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005	2004	2003
	(In thousands except per share data)

Net income – As reported	$46,196	$40,996	$37,859
Less: total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax	(484)	(378)	(1,099)
Pro forma net income	45,712	40,618	36,760

Net income per share – basic
As reported	$2.03	$1.81	$1.68
Pro forma	2.00	1.80	1.63

Net income per share – diluted
As reported	1.98	1.77	1.64
Pro forma	1.96	1.75	1.59

The following per share weighted average fair values of stock options granted during the twelve months ended September 30, 2005 and 2004 were calculated using the Binomial option pricing model and the following weighted average assumptions:

	2005	2004
Options granted	41,500	22,520
Grant date fair value	$10.82	$13.06
Exercise price	$34.86	$30.45
Risk-free interest rate	3.69%	3.41%
Expected life (years)	6	6
Expected volatility	25.62%	38.71%
Expected dividend	$1.17	$0.94

(o)	Statement of Cash Flows

Cash equivalents include amounts due from depository institutions and interest-bearing deposits in other banks. For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

(p)	Net Income Per Share

Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if shares related to stock benefit plans were exercised or vested during the period.

(q)	Reclassification

Certain amounts included in the 2004 and 2003 consolidated financial statements have been reclassified in order to conform to the 2005 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(r)	Derivative Instruments

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement 133”), except for commitments to originate mortgage loans that will be held for sale, which the Company enters into in the normal course of business. The fair value of these commitments is not material.

(s)	New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement 123R. This statement, which supersedes APB 25, would eliminate the ability to account for share-based compensation transactions using APB 25 and require all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provision of Statement 123R will be effective for options vesting after September 30, 2005 and is expected to result in approximately $425,000 to $475,000 additional expense, net of tax, in fiscal year 2006.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“Statement 154”), which replaces APB 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB 28”. Statement 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement that does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. Statement 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In November 2005, the FASB issued Staff Position (FSP) No. FAS 115-1 and FAS 124-1, “The Meaning of Other Than Temporary Impairment and its Application to Certain Investments” (“FSP 115-1”). FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of the impairment loss. It is effective for periods beginning after December 15, 2005 with earlier application permitted. Implementation of this guidance is not expected to have a material impact on the company’s financial statements.

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Investment and Mortgage-backed Securities

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 2005 are as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value
	(In thousands)
Available for sale:
FHLB notes	$100,003	$–	$1,055	$98,948
FNMA notes	19,993	–	366	19,627
FFCB note	10,000	–	14	9,986
	129,996	–	1,435	128,561
Equity securities	25	–	–	25
	130,021	–	1,435	128,586
Held to maturity:
Municipal securities	285	31	–	316
	285	31	–	316

FHLMC mortgage-backed securities	231,649	395	5,931	226,113
FNMA mortgage-backed securities	156,809	491	3,553	153,747
	388,458	886	9,484	379,860
Total	$518,764	$917	$10,919	$508,762

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 2004 are as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value
	(In thousands)
Available for sale:
FHLB notes	$80,127	$15	$273	$79,869
FNMA notes	30,018	11	177	29,852
FFCB note	20,074	–	60	20,014
	130,219	26	510	129,735
Equity securities	25	–	–	25
	130,244	26	510	129,760
Held to maturity:
Municipal securities	440	37	–	477
	440	37	–	477

FHLMC mortgage-backed securities	239,339	1,244	2,279	238,304
FNMA mortgage-backed securities	203,721	1,235	1,709	203,247
	443,060	2,479	3,988	441,551
Total	$573,744	$2,542	$4,498	$571,788

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated market value of debt securities at September 30, 2005 and 2004 by contractual maturity are shown below. Actual maturities of investment securities may be substantially shorter than contractual maturities because issuers may have the right to call obligations without penalties. The average expected life of mortgage-backed securities may be substantially shorter than contractual maturity because borrowers may prepay or payoff underlying mortgages with or without prepayment penalties.

	2005		2004
	Amortized cost	Estimated market value	Amortized cost	Estimated market value
	(In thousands)
Investment Securities:
Available for sale:
Due in one year or less	$99,996	$99,268	$30,175	$30,091
Due in one to five years	30,000	29,293	100,044	99,644
	129,996	128,561	130,219	129,735
Held to maturity:
Due in one year or less	85	85	155	155
Due in one to five years	–	–	85	86
Due after five years	200	231	200	236
	285	316	440	477
Mortgage-backed Securities:
Held to maturity:
Due in one year or less	–	–	599	591
Due in one to five years	188,512	183,238	39,963	39,833
Due in five to ten years	180,151	176,222	374,365	371,609
Due after ten years	19,795	20,400	28,133	29,518
	388,458	379,860	443,060	441,551
	$518,739	$508,737	$573,719	$571,763

As of September 30, 2005, the Company had pledged mortgage-backed securities with a market value of $35,600,000 and a carrying value of $35,815,000 to collateralize the public funds on deposit. The Company had also pledged mortgage-backed securities with a market value of $1,111,000 and a carrying value of $1,073,000 to collateralize treasury, tax and loan accounts as of September 30, 2005.

Gross realized gains and gross realized losses on sales of available for sale securities totaled $-0- and $98,000 during 2005. Gross realized gains and gross realized losses on sales of available for sale securities totaled $2,232,000 and $175,000 during 2004. Gross realized gains and gross realized losses on sales of available for sale securities totaled $1,664,000 and $-0- during 2003. During the year ended September 30, 2005 and 2004, the Company recognized gain of approximately $139,000 and $188,000 on the sale of numerous small balance mortgage-backed securities where more than 85% of the principal had been repaid.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2005, were as follows:

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Available for sale
Agency securities	$39,704	$294	$88,857	$1,141	$128,561	$1,435

Held to maturity
Mortgage-backed securities	173,567	4,086	177,223	5,398	350,790	9,484
Total	$213,271	$4,380	$266,080	$6,539	$479,351	$10,919

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)	Loans

Loans at September 30, 2005 and 2004 are summarized below:

	2005	2004
	(Dollars in thousands)
Mortgage loans:
Construction 1-4 family	$435,681	$298,585
Permanent 1-4 family	1,194,665	1,069,514
Multi-family	34,516	27,276
Nonresidential	271,195	235,083
Land	308,222	198,937
Total mortgage loans	2,244,279	1,829,395

Other loans:
Commercial	89,079	72,276
Home equity lines of credit	74,190	59,838
Other consumer secured by real estate	123,622	103,621
Other consumer	47,047	43,945
Total other loans	333,938	279,680
Total loans	2,578,217	2,109,075

Less:
Loans in process	271,007	190,453
Net deferred loan fees and discounts	11,601	9,651
Allowance for loan losses	19,748	17,802
	302,356	217,906
Total loans, net	$2,275,861	$1,891,169
Weighted average yield	6.81%	6.82%

An analysis of the allowance for loan losses for the years ended September 30, 2005, 2004 and 2003 follows:

	2005	2004	2003
	(In thousands)

Beginning balance	$17,802	$16,199	$14,377
Provision for loan losses	1,915	1,652	1,946
Charge-offs	(89)	(87)	(219)
Recoveries	120	38	95
Ending balance	$19,748	$17,802	$16,199

The allowance for loan losses was $19,748,000 and $17,802,000 at September 30, 2005 and 2004, respectively. The Company evaluates impaired loans based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral dependent loan. To the extent that an impaired loan’s value is less than the loan’s recorded investment, a specific allowance is recorded.

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 2005, 2004 and 2003 was $4,213,000, $4,627,000 and $6,259,000, respectively. The average recorded investment in impaired loans during the years ended September 30, 2005, 2004 and 2003 was approximately $3,487,000, $5,568,000 and $8,011,000, respectively. There are no commitments to lend additional funds to these borrowers. The total specific allowance for loan losses related to these loans was $243,000 and $-0- at September 30, 2005 and 2004, respectively. Interest income on impaired loans of approximately $248,000, $381,000 and $584,000 was recognized in the years ended September 30, 2005, 2004 and 2003, respectively.

At September 30, 2005 and 2004, loans with unpaid principal balances of approximately $2,182,000 and $3,032,000, respectively, were 90 days or more contractually delinquent or on nonaccrual status. Interest income relating to nonaccrual loans not recognized for the years ended September 30, 2005, 2004 and 2003 totaled approximately $103,000, $146,000, and $147,000, respectively.

As of September 30, 2005 and 2004, approximately $1,144,000 and $2,777,000, respectively, of loans 90 days or more contractually delinquent were in the process of foreclosure.

As of September 30, 2005 and 2004, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $72,000 and $113,000, respectively.

Accrued interest receivable at September 30, 2005 and 2004 is summarized below:

	2005	2004
	(In thousands)

Loans	$10,305	$8,616
Investment securities	702	853
Mortgage-backed securities	1,317	1,529
FHLB stock dividends	267	245
Total accrued interest receivable	$12,591	$11,243

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

Outstanding commitments to fund mortgage loans to be held for investment purposes (excluding loans in process), that generally expire in 60 days, amounted to approximately $70,342,000 ($21,938,000 fixed rate, interest rates from 4.99% to 8.13%) as of September 30, 2005. In addition, as of September 30, 2005, the Company had determined that $125,751,000 might be lent to certain homebuilders on a variable rate and home-by-home basis, subject to underwriting and product approval by the Company. Outstanding commitments to fund other loans as of September 30, 2005 were approximately $1,300,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)	Loan Servicing

Mortgage loans, including those underlying pass through securities, serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans at September 30, 2005 and 2004 are summarized as follows:

	2005	2004
	(In thousands)

FNMA	$299,620	$245,129
FHLMC	5,477	4,511
Other investors	7,582	124
Total	$312,679	$249,764

At September 30, 2005 and 2004, collection of principal and interest to be remitted to FNMA and FHLMC and advance payment for taxes and insurance relating to FNMA and FHLMC serviced loans are reflected in the consolidated statements of financial condition as advance payments by borrowers for taxes and insurance.

(5)	Premises and Equipment

Premises and equipment at September 30, 2005 and 2004 are summarized as follows:

	2005	2004
	(In thousands)

Land	$23,515	$13,506
Buildings and leasehold improvements	27,514	23,383
Furniture, fixtures and equipment	22,166	19,210
Total	73,195	56,099
Less accumulated depreciation and amortization	(21,909)	(19,570)
Premises and equipment, net	$51,286	$36,529

Depreciation expense for the years ended September 30, 2005, 2004 and 2003 totaled $3,007,000, $2,696,000, and $2,481,000, respectively.

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)	Deposits

Deposits at September 30, 2005 and 2004 are summarized as follows:

	2005		2004
	Amount	Period-end weighted rate	Amount	Period-end weighted rate
	(Dollars in thousands)

Commercial checking	$231,487		$167,022
Noninterest bearing personal checking accounts	185,757		148,566
NOW	154,513	0.20%	138,126	0.11%
Passbook	185,030	0.46%	167,848	0.27%
Money market investment	235,514	2.33%	263,592	1.20%
Official checks	38,353		16,053
Subtotal	1,030,654		901,207
Certificate accounts:
0.00 – 2.00%	40,832		208,245
2.01 – 3.00%	286,422		431,839
3.01 – 4.00%	527,765		117,229
4.01 – 5.00%	157,477		65,830
5.01 – 6.00%	12,716		15,150
6.01 – 7.00%	441		5,330
	1,025,653		843,623
Total deposits	$2,056,307		$1,744,830
Weighted average interest rate	1.97%		1.45%

Maturities of outstanding certificate accounts at September 30, 2005 and 2004 are summarized as follows:

	2005	2004
	(In thousands)

One year	$710,638	$543,996
Two years	190,625	177,381
Three years	56,139	71,409
Four years	39,574	21,532
Five years	18,035	25,394
Thereafter	10,642	3,911
Total	$1,025,653	$843,623

The aggregate amount of certificate accounts in amounts of $100,000 or more was approximately $307,741,000 and $194,641,000 at September 30, 2005 and 2004, respectively. Balances of individual certificates in excess of $100,000 are not federally insured.

Interest expense on deposits is summarized as follows:

	2005	2004	2003
	(In thousands)

Passbook accounts	$657	$412	$488
NOW, money market checking, and money market investment accounts	4,836	2,697	2,243
Certificate accounts	25,283	20,615	24,543
Total	$30,776	$23,724	$27,274

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Early withdrawal penalties for the years ended September 30, 2005, 2004 and 2003 aggregated $248,393, $196,774, and $185,375, respectively, and are netted against interest expense on certificate accounts.

Accrued interest payable of $380,811 and $220,111 at September 30, 2005 and 2004, respectively, is included in other liabilities. The aggregate amount of deposits that were reclassified as loan balances was $842,732 as of September 30, 2005.

(7)	Short-term Borrowings

At September 30, 2005, short-term borrowings from the Federal Home Loan Bank (FHLB) were comprised of a $5 million advance due December 2005, with a fixed term and fixed interest rate of 5.95%.

At September 30, 2004, short-term borrowings from the Federal Home Loan Bank (FHLB) were comprised of $13 million advances due various dates during 2004 and 2005, with fixed terms and fixed interest rates between 5.86% and 6.14%. Also included in short-term borrowings is the $785,000 remaining balance of a note payable at 6%, relating to the purchase of premises. The note expired in January 2005 with a balloon payment of the remaining balance of approximately $764,000.

Information concerning short-term borrowings is summarized as follows:

	2005	2004
	(Dollars in thousands)

Average balance during the year	$12,937	$45,385
Average interest rate during the year	5.53%	3.64%
Average interest rate at September 30	5.95%	5.97%
Maximum month-end balance during the year	$18,000	$66,785

(8)	Long-term Debt

Long-term debt primarily consisted of advances from the FHLB totaling $590.5 million and $540.5 million at September 30, 2005 and 2004, respectively. The debt is due with fixed interest rates ranging from 2.56% to 5.57% and fixed terms due at various dates through August 2015 and a $473,000 advance due January 2021.

Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Company to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 80% of the unpaid principal balances, the advances.

At September 30, 2005 and 2004, the long-term FHLB advances have fiscal year maturity dates as follows:

	2005		2004
	Amount	Weighted average rate	Amount	Weighted average rate
	(Dollars in thousands)

2006	$–	–%	$5,000	5.95%
2007	–	–%	–	–%
2008	85,000	5.52%	85,000	5.52%
2009	60,000	5.03%	60,000	5.03%
2011 and thereafter	445,473	4.08%	390,492	3.92%
Total	$590,473	4.38%	$540,492	4.31%

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Of the $445.5 million advances due 2011 and after, the FHLB could call $75 million on specified dates in 2006, $160 million on specified dates in 2007, $50 million on specified dates in 2008, $75 million on specified dates in 2009 and $85 million on specified dates in 2010.

Other interest expense is summarized as follows:

	2005	2004	2003
	(In thousands)

Advances from the FHLB	$25,273	$23,652	$22,356
Other	16	50	35
Total	$25,289	$23,702	$22,391

(9)	Income Taxes

Income tax expense (benefit) for the years ended September 30, 2005, 2004 and 2003 is summarized as follows:

	2005	2004	2003
	(In thousands)
Current:
Federal	$24,970	$22,805	$21,491
State	4,142	3,792	3,500
	29,112	26,597	24,991
Deferred:
Federal	546	(777)	(688)
State	91	(129)	(115)
	637	(906)	(803)
Total income tax expense	$29,749	$25,691	$24,188

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at September 30, 2005 and 2004 are as follows:

	2005	2004
	(In thousands)
Deferred tax assets:
Allowance for bad debts	$7,524	$6,867
Deferred compensation	2,527	2,137
Acquired net operating loss carryforward	101	111
Total deferred tax assets	10,152	9,115
Deferred tax liabilities:
Net deferred loan fees and costs	6,979	5,903
FHLB stock dividend	840	840
Premises and equipment depreciation difference	1,915	1,413
Insurance agency intangibles	132	142
Installment sales	2	3
Total deferred tax liabilities	9,868	8,301
	(284)	(814)
Unrealized loss on available for sale securities	(553)	(186)
Net deferred tax asset	(837)	(1,000)

Less asset (liability) at beginning of year	1,000	(1,851)
Deferred tax asset resulting from acquisition of insurance agency	–	128
Change in liability relating to SERP, net of tax	107	–
Change in unrealized loss on available for sale securities	367	1,817
Provision (benefit) for deferred income taxes	$637	$(906)

Income tax expense on income from continuing operations is different than the amount computed by applying the U.S. Federal income tax rate of 35% for 2005, 2004 and 2003 to income from continuing operations before income taxes because of the following:

	2005	2004	2003

Statutory Federal income tax rate	35.0%	35.0%	35.0%
State income tax (net of Federal income tax benefit)	3.6	3.6	3.6
Other	.6	(.1)	.4
Effective tax expense rate	39.2%	38.5%	39.0%

Deferred income tax assets of approximately $837,000 and $1.0 million at September 30, 2005 and 2004 are included in other assets in the accompanying consolidated statements of financial condition.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Taxable income for the years ended September 30, 2005 and 2004 was $77.1 million and $66.6 million respectively. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Retained earnings at September 30, 2005 include approximately $14,800,000 base year tax bad debt reserve for which no deferred income tax liability has been recognized. The Bank’s base year reserve of $14.8 million must be recaptured into taxable income as a result of certain non-dividend distributions. A distribution is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution it, together with all other such distributions during the taxable year, exceeds the Bank’s current and post-1951 accumulated earnings and profits. The amount charged against the Bank’s bad debt reserves with respect to a distribution, which is includible in gross income, will equal the amount of such distribution, increased by the amount of federal income tax resulting from such inclusion. The unrecorded deferred income tax liability on the above amounts was approximately $5,696,000 at September 30, 2005. No action resulted in the recapture of this amount for income tax purposes for the years ended September 30, 2005 and 2004, respectively.

(10)	Net Income per Share

Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year ended September 30, 2005, 2004 and 2003. Adjustments have been made to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options and vesting of RRP shares, all of which are considered common stock equivalents.

	Years ended September 30,
	2005	2004	2003

Net income	$46,195,810	$40,995,652	$37,858,674

Weighted average common shares outstanding:
Shares outstanding	23,703,705	23,580,519	23,596,543
Less: weighted average uncommitted ESOP shares	(893,159)	(963,015)	(1,032,855)
Total	22,810,546	22,617,504	22,563,688

Basic net income per share	$2.03	$1.81	$1.68

Weighted average common shares outstanding	22,810,546	22,617,504	22,563,688
Additional dilutive shares related to stock benefit plans	465,905	537,132	570,172
Total weighted average common shares and equivalents outstanding for diluted earnings per share computation	23,276,451	23,154,636	23,133,860

Diluted net income per share	$1.98	$1.77	$1.64

Additional dilutive shares are calculated under the treasury stock method utilizing the average market value of the Company’s stock for the period. For the year ended September 30, 2005, there were 701 common stock options and 95 unvested RRP shares that were antidilutive and therefore not included in the above calculation. For the year ended September 30, 2004, there were 1,195 common stock options and -0- unvested RRP shares that were antidilutive and therefore not included in the above calculation. For the year ended September 30, 2003, there were 1,449 common stock options and -0- unvested RRP shares that were antidilutive and therefore not included in the above calculation.

(11)	Regulatory and Capital Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). During 2000, the minimum ratio for Tier 1 capital was adjusted from 4% to 3% for savings associations that meet certain requirements. Management believes, as of September 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2005 and 2004, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For capital adequacy purpose		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of September 30, 2005
Total capital (to risk-weighted assets)	$324,800	17.20%	$151,085	≥8.0%	$188,856	≥10.0%
Tier I (core) capital (to risk-weighted assets)	305,959	16.20%	56,657	≥3.0%	113,314	≥6.0%
Tier I (core) capital (to adjusted tangible assets)	305,959	10.16%	90,306	≥3.0%	150,510	≥5.0%
Tangible capital (to adjusted tangible assets)	305,959	10.16%	45,153	≥1.5%	n/a	n/a

As of September 30, 2004
Total capital (to risk-weighted assets)	$295,691	19.20%	$123,202	≥8.0%	$154,003	≥10.0%
Tier I (core) capital (to risk-weighted assets)	278,577	18.09%	46,201	≥3.0%	92,402	≥6.0%
Tier I (core) capital (to adjusted tangible assets)	278,577	10.62%	78,722	≥3.0%	131,203	≥5.0%
Tangible capital (to adjusted tangible assets)	278,577	10.62%	39,361	≥1.5%	n/a	n/a

The certificate of incorporation of the Company provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the “Limit”) be entitled or permitted to any vote in respect of the shares held in excess of the Limit.

The Company has authorized but not issued preferred stock, subject to regulatory restrictions and determination of rights and preferences to be determined by the Board of Directors.

Prior to March 18, 1998, the Company’s predecessor entity, Harbor Florida Bancorp, Inc. (“Bancorp”), was owned approximately 53.37% by Harbor Financial M.H.C. (“Mutual Holding Company”) and 46.63% by public shareholders. On March 18, 1998, pursuant to a plan of conversion and reorganization, and after a series of transactions: (1) a new entity, Bancshares, became the surviving corporate entity, (2) Bancshares sold the ownership interest in Bancorp previously held by the Mutual Holding Company to the public in a subscription offering (the “Offering”) (16,586,752 common shares

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

at $10.00 resulting in net cash proceeds after costs and funding the ESOP (See note 16) of approximately $150 million), (3) previous public shareholders of Bancorp had their shares exchanged into 14,112,400 common shares of Bancshares (exchange ratio of 6.0094 to 1) (the “Exchange”), and (4) the Mutual Holding Company ceased to exist. The total number of shares of common stock outstanding following the Offering and Exchange was 30,699,152. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments.

The plan of conversion provided for the establishment of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) 100% of the Bank’s retained earnings of $34.5 million at September 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the Bank’s initial public offering in the Mutual Holding Company reorganization, or (2) 53.41% of the Bank’s total stockholders’ equity as reflected in its latest balance sheet contained in the final prospectus utilized in the Offering plus the amounts distributed to Bancorp by the Bank at the formation of Bancorp in 1998. Each eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person’s deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank.

Applicable rules and regulations of the OTS impose limitations on dividends paid by the Bank. Within those limitations, certain “safe harbor” dividends are permitted; subject to providing the OTS with at least 30 days’ advance notice. The safe harbor amount is based upon an institution’s regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend, are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution’s capital requirements at the beginning of the calendar year, or (ii) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution that does not meet its capital requirement before or after a proposed dividend. As of September 30, 2005, $107,662,000 was available for distribution from the Bank to the holding company without further regulatory approval.

(12)	Commitments and Contingencies

At September 30, 2005, the Company had irrevocable letters of credit aggregating approximately $21,307,000.

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

The summary of changes in the related party loans follows:

	2005	2004	2003
	(In thousands)
Outstanding loans – beginning of year	$4,549	$3,658	$3,347
New loans	4,885	2,772	1,413
Repayments	(1,810)	(1,881)	(1,102)
Outstanding balance – end of year	$7,624	$4,549	$3,658

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Frank H. Fee, III, a director of the Company, is also President of the law firm of Fee & Fee, P.A., which does business under the registered name of Fee, DeRoss & Fee, a general practice law firm. The Company paid approximately $98,000, $95,000, and $96,000, of legal fees in the years ended September 30, 2005, 2004 and 2003, respectively, to this law firm.

(14)	Occupancy and Other Expense

Occupancy and other expense for the years ended September 30, 2005, 2004 and 2003 consists of the following:

	2005	2004	2003
	(In thousands)

Occupancy	$3,788	$3,418	$2,760
Furniture and equipment	4,035	3,614	3,310
Total occupancy	$7,823	$7,032	$6,070

Deposit account losses	$1,309	$1,390	$1,139
Postage	679	682	698
Telephone	652	625	549
Office supplies and forms	561	534	495
Other	3,990	4,193	3,315
Total other	$7,191	$7,424	$6,196

(15)	Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Amounts Due From Depository Institutions and Interest-Bearing Deposits in Other Banks – The carrying amount of these assets is a reasonable estimate of their fair value.

Investment Securities and Mortgage-Backed Securities Held to Maturity – Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investment Securities Available for Sale – Fair value equals carrying value, which equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans – The fair value of loans is estimated by discounting future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Deposits – The fair value of demand deposits, interest-bearing checking accounts, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificate accounts is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Short-term borrowings and long-term debt – The fair value of FHLB advances is estimated based on rates currently available to the Company for FHLB advances with similar terms and maturities.

Commitments to Extend Credit and Standby Letters of Credit – The fair value of commitments is insignificant.

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the Company’s financial instruments at September 30, 2005 and 2004 are as follows:

	2005		2004
	Carrying amount	Fair value	Carrying amount	Fair value
	(In thousands)
Assets:
Cash and amounts due from depository institutions	$81,245	$81,245	$67,822	$67,822
Interest-bearing deposits in other banks	23,689	23,689	7,053	7,053
Investment securities held to maturity	285	316	440	477
Investment securities available for sale	128,586	128,586	129,760	129,760
Mortgage-backed securities held to maturity	388,458	379,860	443,060	441,551
Loans held for sale	10,695	10,880	2,438	2,492

Loans	2,295,609		1,908,971
Less: allowance for loan losses	(19,748)		(17,802)
Loans, net	2,275,861	2,331,307	1,891,169	1,964,868

Liabilities:
Commercial checking, noninterest-bearing personal, NOW, passbook, money market accounts and official checks	1,030,654	1,030,654	901,207	901,207
Certificate accounts	1,025,653	1,023,184	843,623	844,598
Short-term borrowings	5,000	5,017	13,785	14,057
Long-term debt	590,473	591,816	540,492	561,297

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16)	Benefit Plans

Employee Stock Ownership Plan

In March 1998, as part of the reorganization and conversion of Harbor Financial, M.H.C., the Company’s ESOP purchased 1,326,940 shares of the Company’s common stock at $10 per share, which was funded by a loan from the Company. The ESOP covers all eligible employees of the Company age 21 and over. Dividends paid on unallocated shares reduce the Company’s cash contribution to the ESOP. The ESOP’s borrowing from the Company is eliminated in consolidation. At September 30, 2005, there were 943,038 allocated shares, 52,379 shares committed to be released, and 855,527 suspense (unallocated and not yet committed to be released) shares held by the ESOP. As shares are released, the Company recognizes compensation expense equal to the current market price of the shares. Allocated shares and shares committed to be released are included in the weighted average common shares outstanding used to compute earnings per share. Total compensation expense charged to earnings in the years ended September 30, 2005, 2004 and 2003, totaled $2,432,699, $2,019,691, and $1,688,264, respectively. At September 30, 2005, the fair value of the unallocated shares was $32,929,751.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended September 30, 2004, the Company paid to the Internal Revenue Service (IRS) $505,000 under a settlement agreement related to an operational adjustment in it’s ESOP. The non-deductible amount is included in other liabilities and other expense at September 30, 2004. The Company also recognized a tax benefit of $545,000 from the settlement with the IRS.

Recognition and Retention Plans and Stock Option Plans

The Company’s 1998 Stock Incentive Plan, adopted on September 18, 1998, authorizes the award of Recognition and Retention Plan Shares (RRP shares) and the granting of options to purchase common stock. As of September 30, 2005, the Company has awarded 629,202 RRP shares at $11.53 average price per share totaling $7,251,683. The total award will be amortized as compensation expense ratably over the participants’ vesting periods of 5 to 10 years. In November and December, 1998, the Company’s Recognition and Retention Plan (RRP) purchased 663,470 shares from market sources at an average cost of $10.81 per share totaling $7,171,000 in order to fund the grants of RRP shares. Total compensation expense charged to earnings in the years ended September 30, 2005, 2004 and 2003, totaled $761,348, $781,033, and $908,294, respectively.

At September 30, 2005, the Company had stock option plans for the benefit of directors, officers, and other employees of the Company. The Company applies APB 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans since stock option exercise prices are equal to market price at dates of grant. The number of shares of common stock reserved for issuance under the 1994 stock option plan is equal to 1,286,012 shares, or 9.6% of the total number of common shares issued in the minority offering pursuant to the Company’s reorganization to the stock form of ownership. The number of shares of common stock reserved for issuance under the 1998 Stock Incentive Plan is equal to 1,658,675 or 5.40% of the outstanding shares of common stock as of the effective date of the plan. The stock options vest in equal installments over varying periods not to exceed 10 years, depending upon the individual’s position in the Company. At September 30, 2005, 124,124 shares were available for future awards.

A summary of the Company’s stock option plans is presented below:

	Years Ended September 30,
	2005		2004		2003
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Options outstanding beginning of year	1,045,406	$12.78	1,193,620	$11.99	1,367,487	$11.23
Options granted	41,500	$34.86	22,520	$30.45	61,741	$22.90
Options exercised	(206,100)	$11.19	(167,067)	$9.74	(173,373)	$9.69
Options forfeited	(13,185)	$20.41	(3,667)	$17.62	(62,235)	$11.56
Options outstanding at year-end	867,621	$14.10	1,045,406	$12.78	1,193,620	$11.99
Options exercisable at year-end	523,481		632,577		705,763
Weighted average fair value of options granted during the year	$10.82		$13.06		$8.17

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about stock options outstanding at September 30, 2005:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at September 30, 2005	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable at September 30, 2005	Weighted average exercise price
$10.69 to 12.00	554,634	3.0	$10.74	409,794	$10.71
$12.38 to 14.63	119,270	4.9	$13.28	81,814	$13.28
$15.06 to 16.35	44,622	6.1	$16.03	6,860	$15.69
$17.00 to 20.10	32,500	6.5	$19.86	18,833	$19.96
$21.13 to 27.05	55,075	7.3	$23.10	5,680	$21.13
$27.06 to 31.46	22,520	8.3	$30.56	500	$30.22
$31.47 to 36.32	39,000	9.4	$35.08	–	$0.00
Total	867,621	4.2	$14.10	523,481	$11.64

Other Plans

The Company has a non-contributory defined benefit pension plan (the “Pension Plan”) covering all full-time employees hired before January 1, 2003 who have attained one year of service. The Pension Plan is a multi-employer plan. Separate actuarial valuations are not made for each employer nor are plan assets so segregated. The assumed average rate of return used in determining the actuarial present value of accumulated plan benefits was 7.75%. The date of the most recent actuarial evaluation is July 1, 2005. The Company elected to freeze the Pension Plan to all participants effective June 30, 2004. The Company expects to be required to contribute approximately $2.0 million for fiscal year 2006. Pension expense was $1,022,000, $1,195,000, and $393,000, respectively, for the years ended September 30, 2005, 2004 and 2003.

The Company’s 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) covers all eligible employees of the Company age 21 and over. An eligible employee may elect to contribute to the 401(k) Plan in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee. Employee contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits contributions by the Company. The Company currently makes matching contributions of 50% of the first 6% of each participant’s contributions. For the years ended September 30, 2005, 2004 and 2003, the Company’s matching contribution totaled approximately $409,000, $217,000, and $157,000, respectively.

The Company has a deferred compensation plan for Directors (the “Directors’ Deferred Compensation Plan”) who may elect to defer all or part of their annual director fees to fund the Directors’ Deferred Compensation Plan. The plan provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate, adjusted and compounded quarterly. At September 30, 2005 and 2004, deferred directors’ fees included in other liabilities aggregated $208,608 and $210,833, respectively. Directors may elect to have their deferred compensation balance invested in shares of the Company’s common stock. Such purchases were approximately $399,000, $337,000, and $289,000, in 2005, 2004 and 2003, respectively. After purchase of shares of the Company’s common stock, the Company’s liability has been satisfied except for distribution of the shares to the director when he ceases to be a director. At September 30, 2005 and 2004, the Directors’ Deferred Compensation Plan held 313,434 and 310,586 shares of the Company’s common stock, respectively.

The Company has a retirement plan for non-employee directors elected to the Board prior to October 9, 1996 (the “Plan”). The annual basic benefit under the Plan is based on a percentage of the average three years director’s fees preceding the termination of service multiplied by the number of years of service, not to exceed 50% of the average

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

annual director’s fees. During the years ended September 30, 2005, 2004 and 2003, the charge to earnings relating to the Plan was insignificant.

The Company has an unfunded supplemental executive retirement plan (SERP) for the benefit of Michael J. Brown, Sr. The annual basic benefit provides for 75% of his final five-year average earnings less amounts paid from the Pension Plan and the amount expected to be paid as a social security benefit. The Company elected to freeze the SERP effective June 30, 2004. The benefit will be reduced on a pro rata basis if Mr. Brown retires or otherwise terminates his employment before age 65. Additionally, the benefit will be reduced by 3% for each year before age 65 that his benefit commences. At September 30, 2005 and 2004, the liability related to the SERP was $1,651,000 and $1,277,000, respectively. Included in the liability at September 30, 2005 is $278,000 additional minimum liability that was recorded as other comprehensive income ($170,000, net of tax). During the years ended September 30, 2005, 2004 and 2003, the charge to earnings related to the SERP was $98,000, $280,000 and $202,000, respectively.

(17)	Acquisition of Insurance Agencies

On March 27, 2003, Harbor Insurance Agency, a subsidiary of Harbor Federal Savings Bank, completed its acquisition of the David G. Willbur Insurance Agency for approximately $600,000 in cash. David G. Willbur Insurance Agency has specialized in property and casualty insurance and has served the residents and businesses of St. Lucie county for over 76 years. The principal owner, David G. Willbur, joined the management team for Harbor Insurance Agency, Inc. The acquisition further complements Harbor Insurance Agency’s existing line of insurance products and provides an even broader range of insurance company providers to meet the changing and growing needs of our customers.

The acquisition was accounted for using the purchase method. The results of operations of the insurance agency acquired is included in the consolidated financial statements of the Company from the date of acquisition.

The fair value of assets acquired and liabilities assumed in conjunction with the acquisition of the insurance agency was as follows:

2003
Cash	$1
Premises and equipment	6
Goodwill	319
Other intangibles subject to amortization	415
Other assets	63
Fair value of assets acquired	804
Deferred tax liability	160
Other liabilities	65
Fair value of liabilities assumed	225
Fair value of net assets acquired	579
Acquisition costs	22
Purchase of insurance agencies	601
Less cash acquired	1
Treasury shares issued	–
Net cash used in purchase of insurance agency	$600

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2005, goodwill related to purchase of insurance agencies is approximately $1.6 million. Other intangibles subject to amortization includes a $400,000 intangible related to Wilbur’s customer base, amortized over 15 years, and a $15,000 non-compete agreement, amortized over 5 years. The remaining balance of other intangibles at September 30, 2004 was $340,800 and is included in other assets in the accompanying consolidated statements of financial condition.

The Company did not recognize an impairment loss on goodwill during the years ended September 30, 2005, 2004 and 2003.

(18)	Quarterly Results of Operations (Unaudited)

The quarterly results of operations for the years ended September 30, 2005 and 2004 are as follows:

	For the three months ended fiscal 2005
	September 30	June 30	March 31	December 31
	(In thousands except per share data)

Interest income	$44,158	$42,481	$39,916	$38,330
Interest expense	15,971	14,447	12,841	12,805
Net interest income	28,187	28,034	27,075	25,525
Provision for loan losses	464	463	538	450
Net interest income after provision for loan losses	27,723	27,571	26,537	25,075
Total other income	6,690	6,056	5,549	5,143
Total other expenses	14,661	13,987	13,273	12,478
Income before income taxes	19,752	19,640	18,813	17,740
Income tax	7,740	7,701	7,358	6,950
Net income	$12,012	$11,939	$11,455	$10,790
Net income per share:
Basic	$0.52	$0.52	$0.50	$0.48
Diluted	$0.51	$0.51	$0.49	$0.46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	For the three months ended fiscal 2004
	September 30	June 30	March 31	December 31
	(In thousands except per share data)

Interest income	$36,843	$36,007	$35,099	$34,136
Interest expense	12,385	11,649	11,658	11,734
Net interest income	24,458	24,358	23,441	22,402
Provision for loan losses	350	503	351	448
Net interest income after provision for loan losses	24,108	23,855	23,090	21,954
Total other income	5,558	6,965	5,701	5,323
Total other expenses	12,557	13,461	12,258	11,591
Income before income taxes	17,109	17,359	16,533	15,686
Income tax	6,002	7,090	6,462	6,137
Net income	$11,107	$10,269	$10,071	$9,549
Net income per share:
Basic	$0.49	$0.45	$0.45	$0.42
Diluted	$0.48	$0.44	$0.44	$0.41

(19)	Comprehensive Income

The Company’s other comprehensive income is summarized as follows for the years ended September 30, 2005, 2004 and 2003:

	2005	2004	2003
	(In thousands)
Unrealized (losses) gains on securities available for sale:
Unrealized holding (losses) gains arising during the period	$(853)	$(2,653)	$1,721
Less: reclassification adjustment for net realized gain included in net income	98	2,057	1,303
Net unrealized (losses) gains	(951)	(4,710)	418
Additional minimum liability for SERP	(278)	–	–
Total	(1,229)	(4,710)	418
Tax effect	(475)	(1,817)	161
Other comprehensive (loss) income, net of tax	$(754)	$(2,893)	$257

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20)	Parent Company Financial Information

Condensed Statements of Financial Condition at September 30, 2005 and 2004 and Condensed Statements of Operations and Cash Flows for the years ended September 30, 2005, 2004 and 2003 are shown below (in thousands) for Bancshares:

Condensed Statements of Financial Condition

September 30, 2005 and 2004

	2005	2004
	(In thousands)
Assets:
Cash deposited at Harbor Federal	$6,247	$1,291
Investment in and advances to Harbor Federal	314,280	285,859
Income tax receivable from Harbor Federal	8	–
Total assets	$320,535	$287,150

Liabilities and Stockholders’ Equity:
Liabilities:
Income tax payable to Harbor Federal	$–	$481
Other liabilities	25	25
Total liabilities	25	506
Stockholders’ Equity	320,510	286,644
Total liabilities and stockholders’ equity	$320,535	$287,150

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Operations

Years ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(In thousands)

Interest on investment securities	$–	$35	$69
Total interest income	–	35	69
Gain on sale of securities available for sale	–	1,997	1,303
Total other income	–	1,997	1,303
Other expense:
Management fee to Harbor Federal	212	175	175
Other expenses	375	353	298
Total other expense	587	528	473
(Loss) income before income tax and earnings of Harbor Federal	(587)	1,504	899
Income tax (benefit) expense	(145)	638	396
(Loss) income before earnings of Harbor Federal	(442)	866	503
Equity in net earnings of Harbor Federal	46,638	40,130	37,356
Net income	$46,196	$40,996	$37,859

2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Cash Flows

Years ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(In thousands)
Cash flows from operating activities:
Net income	$46,196	$40,996	$37,859
Adjustments to net income:
Equity in earnings of Harbor Federal	(46,638)	(40,130)	(37,356)
Gain on sale of securities available for sale	–	(1,997)	(1,303)
Decrease in accrued interest receivable	–	12	3
Increase (decrease) in income tax receivable	(489)	487	(137)
Decrease in other assets	–	–	1
Increase in payable to Harbor Federal	–	44	175
Increase (decrease) in other liabilities	–	1	(102)
Net cash used in operating activities	(931)	(587)	(860)

Cash flows from investing activities:
Sale of investment securities available for sale	–	3,526	2,513
Net cash provided by investing activities	–	3,526	2,513

Cash flows from financing activities:
Net amounts received from Harbor Federal	21,543	9,148	16,721
Dividends paid	(17,298)	(14,106)	(11,641)
Purchase of treasury stock	(664)	(4,485)	(8,513)
Common stock options exercised	2,306	1,627	1,681
Net cash provided by (used in) financing activities	5,887	(7,816)	(1,752)

Net increase (decrease) in cash and cash equivalents	4,956	(4,877)	(99)

Cash and cash equivalents – beginning of year	1,291	6,168	6,267

Cash and cash equivalents – end of year	$6,247	$1,291	$6,168

Supplemental disclosures:
Changes in unrealized (loss) gain on securities available for sale, net of tax	$(584)	$(2,893)	$257
Increase in liability related to SERP, net of tax	(170)	–	–
Amortization of stock benefit plans	2,433	2,217	2,596
Tax benefit of employee benefit plans	886	821	726
Distribution of RRP shares	547	567	857